As filed with the Securities and Exchange Commission on December 21, 2001
                                                    Registration No.
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                           --------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                       CHUGACH ELECTRIC ASSOCIATION, INC.
             (Exact name of Registrant as specified in its charter)

         Alaska                        4911                        92-0014224
  (State or jurisdiction of    (Primary Standard Industrial    (I.R.S. Employer
 incorporation or organization)     Classification No.)      Identification No.)

                              5601 Minnesota Drive
                               Anchorage, AK 99518
                                 (907) 563-7494
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive office)

                                Donald W. Edwards
                              5601 Minnesota Drive
                               Anchorage, AK 99518
                                 (907) 762-4790
    (Name, Address, including zip code, and telephone number, including area code, of Agent for Service)

                                   Copies to:

      Donald E. Percival                               Carl F. Lyon, Jr.
       David R. Wilson                        Orrick, Herrington & Sutcliffe LLP
Heller Ehrman White and McAuliffe LLP                  666 Fifth Avenue
  701 Fifth Avenue, Suite 6100                        New York, NY 10103
    Seattle, WA 98104-7098                             (212) 506-5180
       (206) 447-0900

                           --------------------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                           --------------------------
     If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act, please check the following box. |_|
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|
                           --------------------------
                         CALCULATION OF REGISTRATION FEE

========================================= ====================================== ========================================
         Title of Each Class of
      Securities to be Registered            Principal Amount of Offering(1)           Amount of Registration Fee
----------------------------------------- -------------------------------------- ----------------------------------------
Debt Securities                                       $180,000,000                               $43,020
========================================= ====================================== ========================================

(1) Estimated solely for the purposes of determining the registration fee pursuant to Rule 457(o) promulgated under the Securities Act.
                           --------------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.
-------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED DECEMBER 21, 2001
PROSPECTUS
                  $120,000,000  % 2002 Series A Bonds Due 2012
                    $60,000,000 2002 Series B Bonds Due 2012

                                 [CHUGACH LOGO]

         The 2002 Series A Bonds will mature on            , 2012 and will bear
interest at % per annum. We will pay interest on the 2002 Series A Bonds
semi-annually of each year commencing with            , 2002. We may not redeem
the 2002 Series A Bonds prior to maturity.

         The 2002 Series B Bonds (the "Auction Rate Bonds") will mature on
           , 2012. The Auction Rate Bonds will bear interest from the date of
original delivery to and through            , 2002 at a rate established by the
underwriter prior to their date of delivery and afterwards, will initially bear interest at the rate set for 28-day auction periods. The initial auction date will be , 2002. The applicable interest rate for any 28-day auction period will be the term rate established by the auction agent based on the terms of the auction as described herein. The Auction Rate Bonds may be converted, in our discretion, to a daily, seven-day, 35-day, three-month or a semi-annual period or a flexible auction period. The Auction Rate Bonds are subject to optional and mandatory redemption and to mandatory tender for purchase prior to maturity in the manner and at the times described herein. Bankers Trust Company will act as the auction agent and J.P. Morgan Securities Inc. will act as the initial broker-dealer for the Auction Rate Bonds. See "Description of Bonds" for specific terms of the Auction Rate Bonds, including their auction procedures, and interest rate, payment, optional and mandatory redemption, and remarketing features.

         Payment of the 2002 Series A Bonds and the Auction Rate Bonds (collectively the "Bonds") initially will be secured by a first lien on substantially all of our tangible and some intangible properties. The first lien will be automatically released when all bonds issued by us prior to April 1, 2001 cease to be outstanding or their holders consent to the release of the lien. After that time, the Bonds will be unsecured obligations, ranking equally with our other unsecured and unsubordinated obligations. In addition, we will be limited in our ability to secure obligations for borrowed money or the deferred purchase price of property after that time unless we equally and ratably secure our outstanding indebtedness subject to the Indenture governing the Bonds. See "Description of the Bonds."

         The scheduled payment of the principal and interest on the Bonds, when due, will be insured by an insurance policy by [Insurance Company] to be issued concurrently with the delivery of the Bonds. See "Bond Insurance."

                            [INSURER LOGO]

                                     Price to         Underwriting Discounts      Proceeds to
                                     Public(1)            and Commissions        to Chugach (2)
                                    -----------       ----------------------     --------------
    Per Series A Bond......
      Total................
    Per Auction Rate Bond..
      Total................
    Combined Total.........
---------------------------

         (1) Plus accrued interest from            , 2002, if any.
         (2) Less expenses estimated to be $           .

         The Bonds are offered by the underwriter subject to certain conditions and subject to prior sale and when, as and if issued and accepted by the underwriter. We have agreed to indemnify the underwriter for some obligations relating to the offering of these bonds. We expect that the Bonds will be available for delivery in New York, New York in book-entry form on or about
           , 2002, through the facilities of The Depository Trust Company against payment therefor in immediately available funds.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

                                    JPMorgan
           , 2002

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, the Bonds only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Bonds. In this prospectus, the words "we," "us," and "our" refer to Chugach Electric Association, Inc. unless the context indicates otherwise.

                           --------------------------

                                TABLE OF CONTENTS

                                                                                                                Page
PROSPECTUS........................................................................................................1
SUMMARY...........................................................................................................3
USE OF PROCEEDS...................................................................................................9
SELECTED FINANCIAL DATA..........................................................................................10
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS............................11
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.......................................................20
BUSINESS.........................................................................................................22
MANAGEMENT.......................................................................................................35
EXECUTIVE COMPENSATION...........................................................................................36
BOND INSURANCE...................................................................................................39
DESCRIPTION OF THE BONDS.........................................................................................41
CERTAIN FEDERAL INCOME TAX MATTERS...............................................................................55
UNDERWRITING.....................................................................................................55
LEGAL OPINIONS...................................................................................................56
EXPERTS..........................................................................................................56
WHERE TO FIND ADDITIONAL INFORMATION ABOUT CHUGACH...............................................................56
INDEX TO FINANCIAL STATEMENT PAGES..............................................................................F-1
APPENDIX A - SPECIMEN INSURANCE POLICY..........................................................................A-1
APPENDIX B - AUCTION PROCEDURES.................................................................................B-1

                           --------------------------

         The Chugach logo is a trademark of Chugach Electric Association, Inc. All other trademarks or tradenames referred to in this prospectus are the property of their respective owners.

         Information contained on our web site does not constitute part of this prospectus.

         Until         , 2002 all dealers that effect transactions in the Bonds,
whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     SUMMARY

         The following summary contains information about our company, the offering and the terms of the 2002 Series A Bonds and the 2002 Series B Bonds that we believe is important. You should read the entire prospectus, including the financial statements and the notes to those financial statements, for a complete understanding of our business and the offering. This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, some of which are more fully described elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future, except as required by law.

                         Explanation of Accounting Terms

         We are organized as a cooperative. A cooperative is a business organization owned by its members who are also its customers. As such, we use different accounting terminology than stockholder-owned corporations. In this prospectus, when we refer to assignable margins for a period, we mean revenues in excess of costs for the period. When we refer to patronage capital, we mean assignable margins we have not distributed to our members. Patronage capital constitutes our principal equity and is assigned to each member on the basis of the volume of purchases from us.

                               Terms of the Bonds

2002 SERIES A BONDS

Bonds Offered

         $120,000,000 principal amount of 2002 Series A Bonds due         ,
2012. The 2002 Series A Bonds will be issued in multiples of $1,000 denominations.

Interest

         The 2002 Series A Bonds bear interest at         % per annum. We will
pay interest on the bonds on          and         , beginning         , 2002.

Redemption

         The 2002 Series A Bonds are not redeemable by us prior to maturity.


AUCTION RATE BONDS

Bonds Offered

         $60,000,000 principal amount of 2002 Series B Bonds due         , 2012
(the "Auction Rate Bonds"). The Auction Rate Bonds will be issued in denominations of $50,000 and multiples of $50,000 thereof.

Defined Terms

         See Appendix B--Auction Procedures and "Description of the Bonds--Auction Rate Bonds--Glossary of Terms" for definitions of capitalized terms not defined in the below summary discussion.

Interest

         The Auction Rate Bonds will bear interest from the date of original
delivery to and through         , 2002 at a rate established by J.P. Morgan
Securities Inc. prior to their date of delivery. Afterwards, the Auction Rate Bonds will bear interest at the 28-day rate as determined by the auction procedures described herein. In no event will the Auction Rate Bonds have an interest rate exceeding 18% per annum unless approved by us.

Auction Procedures

         The auction agent will establish an interest rate for each auction period sufficient to result in the sale of all of the Auction Rate Bonds most favorable to us consistent with the submission of Sufficient Clearing Bids for
all the Auction Rate Bonds. The first auction will take place on         , 2002.
Thereafter on the business day next preceding each Interest Payment

Date, an auction will be held to determine the interest rate for the Auction Rate Bonds for the next succeeding 28-day auction period.

         Prior to the submission deadline on the date of an auction, owners and potential owners of the Auction Rate Bonds will either themselves or through their broker, need to have submitted an irrevocable hold order, bid or sell order setting forth the principal amount of the bonds and the rate at which they are willing to hold, buy or sell. If an order for all the Auction Rate Bonds held by an existing owner is not submitted to the auction agent prior to the submission deadline, the existing owner will be deemed to have submitted a hold order covering all the Auction Rate Bonds covering the principal amount of Auction Rate Bonds held by such existing owner and not subject to orders submitted. On each auction date, the auction agent will assemble all orders submitted or deemed submitted to it and will determine (i) the bonds available for sale, (ii) whether there are Sufficient Clearing Bids, and (iii) the Auction Rate. The procedures for submitting orders and bids and the processes in which orders and bids will be allocated in an auction are described in Appendix B--Auction Procedures. See "Description of the Bonds--Auction Rate Bonds--Auction Procedures" for a summary description of the auction procedures.

Conversion of Auction Rate Bonds to Another Interest Mode

         At our option, all of the Auction Rate Bonds may be converted to bear interest at a Daily Rate, a Weekly Rate, a Flexible Rate, a Term Rate or a Fixed Rate. On the Mode Adjustment Date applicable to the Auction Rate Bonds to be converted, the Auction Rate Bonds to be converted shall be subject to mandatory tender at a purchase price equal to 100% of the principal amount thereof, plus accrued interest. The purchase price of the Auction Rate Bonds so tendered is payable solely from the proceeds of the remarketing of such Auction Rate Bonds. In the event that the conditions of a conversion are not satisfied, including the failure to remarket all applicable Auction Rate Bonds, the Auction Rate Bonds will not be subject to mandatory tender, will be returned to their owners, will automatically convert to a seven-day auction period and will bear interest at the Maximum Auction Rate.

         Interest on the Auction Rate Bonds in a daily, seven-day, 28-day, 35-day, a three-month or a Flexible Auction Period of 180 days or less will be computed on the basis of a 360-day year for the actual number of days elapsed. Interest on the Auction Rate Bonds in a semiannual auction period or Flexible Auction Period of more than 180 days will be computed on the basis of a 360-day year of twelve 30-day months.

Auction Agent

         Bankers Trust Company has agreed to act as the initial auction agent, but may resign or be replaced by us. The auction will be conducted without charge to the holders of the Auction Rate Bonds.

Optional Redemption

         We may redeem the Auction Rate Bonds in whole or in part, at any time
on or after         , at par, plus any accrued interest. If we redeem less than all of the Auction Rate Bonds, the notes will be redeemed pro rata or any other method the trustee considers fair and appropriate.

Sinking Fund Redemption

         The Auction Rate Bonds will be subject to annual pro-rata sinking fund redemption at a redemption price equal to 100% of the principal amount and will be redeemed commencing , and on in each year thereafter until maturity. See "Description of the Bonds--Sinking Fund Redemption Provisions."

2002 SERIES A BONDS AND AUCTION RATE BONDS

Security for the Bonds

         The 2002 Series A Bonds and the Auction Rate Bonds (the "Bonds") initially will be secured by a first lien on substantially all of our tangible and some of our intangible properties and assets, including generation, transmission and distribution properties, with certain exceptions set forth in the Indenture of Trust, dated September 15, 1991, as amended, between us and U.S. Bank Trust National Association as trustee (the "Existing Indenture"), and subject to certain permitted encumbrances set forth in the Existing Indenture. The first lien will be automatically released on the date on which all bonds issued under the Existing Indenture prior to April 1, 2001 cease to be outstanding or their holders consent to release of the lien (the "Release Date"). We anticipate that the other series of bonds issued prior to April 1, 2001 will be retired or defeased or their holders will consent to the release of the lien prior to March 15, 2002.

         On the Release Date, the Amended and Restated Indenture dated April 1, 2001, between us and U.S. Bank Trust National Association, as trustee (the "Amended Indenture"), will become effective and replace the Existing Indenture. On the Release Date, the Bonds will become general unsecured obligations and will rank equally and ratably with all our other unsecured and unsubordinated obligations. See "Description of the Bonds--Security for Payment of the Obligations Prior to Release Date; Conversion to Unsecured Obligations on Release Date." When we refer to the "Indenture", we mean the Existing Indenture prior to the Release Date and the Amended Indenture on and after the Release Date.

         Under the Amended Indenture, we are prohibited from creating or permitting to exist any mortgage, lien, pledge, security interest or encumbrance on our properties and assets (other than those arising by operation of law) to secure the repayment of borrowed money or the obligation to pay the deferred purchase price of property unless we equally and ratably secure all bonds subject to the Amended Indenture, except that we may incur secured indebtedness in an amount not to exceed $5,000,000 or enter into sale and leaseback or similar agreements.

Bond Insurance

         [Insurance Company] has issued a commitment to provide an insurance policy providing for the payment of principal and interest on the Bonds when due. As an insurer of the Bonds, [Insurance Company] (and not the holders of the Bonds) will be considered the holder of the Bonds for the purpose of approving supplemental indentures or other amendments to the Indenture, giving any other approval consent or notice to effect any waiver, exercising any remedies, and taking any other action that could be taken by the holders of Bonds in the absence of such bond insurance. See "Bond Insurance" and "Description of the Bonds--Rights of Insurer."

Additional Bonds

         Prior to the Release Date, subject to meeting certain interest coverage tests, we may issue additional bonds from time-to-time against the cost of certain property acquisitions, the principal amount of retired or defeased bonds and deposits of cash with the trustee. After the Release Date, we may issue additional obligations under the Amended Indenture subject only to meeting certain interest coverage tests. No limitations exist on our ability to issue indebtedness other than under the Amended Indenture. See "Description of the Bonds--Additional Obligations."

Rate Covenant

         The Existing Indenture requires us, subject to any necessary regulatory approval, to establish and collect rates reasonably expected to yield margins for interest equal to at least 1.20 times total interest expense. Margins for interest generally consist of our assignable margins plus total interest expense and income tax accruals.

         The Amended Indenture will require us, subject to any necessary regulatory approval, to establish and collect rates reasonably expected to yield margins for interest equal to at least 1.10 times total interest expense. Margins for interest are defined in the Amended Indenture as our assignable margins plus total interest expense on obligations to repay borrowed money or the deferred purchase price of property or services (other than from subordinated debt), income tax accruals and non-recurring charges. See "Description of the Bonds--Rate Covenant."

Rate Regulation

         The Regulatory Commission of Alaska ("RCA") must approve the rates at which we sell electricity. We design rates to produce reasonable reserves and margins. We also recover increases in our fuel and purchased power costs through a quarterly adjustment to our rates. These adjustments are approved by the RCA and are not subject to any rate increase limits. Under Alaska law, our financial covenants in the Indenture are valid and enforceable, and rates set by the RCA must be adequate to meet those covenants.

Limitations on Distributions to Members

         The Existing Indenture prohibits us from making any distribution of patronage capital to our customers if an event of default under the Existing Indenture then exists. Otherwise we are permitted to make distributions to our members after December 31, 1990 in the aggregate amount of $7 million plus 35 percent of the aggregate assignable margins earned after December 31, 1990. This restriction does not apply if, after the distribution, our aggregate equities and margins as of the end of the immediately preceding fiscal quarter would be equal to at least 45% of our total liabilities and equities and margins. Based on the unaudited financial statements at September 30, 2001, we could have distributed $4.95 million to our members under this formula. On November 14, 2001, our Board of Directors approved a $3 million distribution of patronage capital, which will be distributed by the end of 2001.

         The Amended Indenture will prohibit us from making any distribution of patronage capital to our customers if an event of default under the Amended Indenture then exists. Otherwise, we may make distributions to our members in each year equal to the lesser of 5% of our patronage capital or 50% of assignable margins for the prior fiscal year. This restriction will not apply if, after the distribution, our aggregate equities and margins as of the end of the immediately preceding fiscal quarter would be equal to at least 30% of our total liabilities and equities and margins. See "Description of the Bonds--Limitation on Distributions to Members."

Reporting Obligations

         We do not intend to register the Bonds under Section 12(b) of the Securities Exchange Act of 1934, as amended. We will, however, initially be subject to the reporting requirements of Section 15(d) of the Securities Exchange Act. The Indenture requires us to continue reporting under the Securities Exchange Act for so long as any of the Bonds are outstanding.

Form and Denomination

         The Bonds will be evidenced by one or more global certificates in fully registered form without coupons, deposited with a custodian for and registered in the name of a nominee of The Depositary Trust Company. Except as described in this prospectus, beneficial interests in the global certificates will be shown on, and transfers of these beneficial interests will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants. See "Description Of The Bonds--Book-Entry System; Exchangeability."

Market for Bonds

         We do not intend to list either series of Bonds on any securities exchange nor have them quoted on the National Association of Securities Dealers Automated Quotation System. As a result, there may not be a secondary market for the Bonds. The underwriter intends, but is not obligated, to make a market in the Bonds. See "Underwriting."

                            Our Company and Business

         We are the largest electric utility in Alaska. We provide electricity, either directly or through our wholesale and economy-energy sales, to approximately two-thirds of all electric customers in Alaska. We have approximately 57,900 directly served retail customers and also regularly supply capacity and energy to three wholesale customers and economy energy to one additional customer. We also provide electricity periodically to Anchorage Municipal Light & Power. For the nine months ended September 30, 2001, approximately 64% of our revenues were from sales to our directly served retail customers, approximately 34% were from sales of firm power to our three wholesale customers and approximately 2% were from economy sales.

         We currently are the only electric utility with the right to provide retail electric service in the certificated service area assigned to us by the Regulatory Commission of Alaska ("RCA"). Our certificated service area extends from Anchorage (except certain downtown and residential areas of Anchorage) to the upper Kenai Peninsula and from Whittier on Prince William Sound to Tyonek on the west side of Cook Inlet. We provide power to Alaskans from Homer to Fairbanks through sales to our wholesale customers. We do not expect the Alaska legislature to pass a law establishing retail competition in the foreseeable future.

         We have approximately 527 megawatts of installed generating capacity provided by 17 generating units at our four wholly owned power plants: Beluga Power Plant, Bernice Lake Power Plant, International Power Plant and Cooper Lake Hydroelectric Plant, and our 30% interest in the Eklutna Hydroelectric Project. In addition, we have purchase rights to 30.4% (27.4 megawatts) of the output of Bradley Lake Hydroelectric Project and we buy most of the output of the Nikiski cogeneration facility on the Kenai Peninsula, a nominally rated 40 megawatt generation unit. Approximately 96% of our energy was generated from natural gas in the first nine months of 2001, and of that amount, 89% was from our Beluga Power Plant units.

         We were organized as an Alaska electric generation, transmission and distribution cooperative in 1948. As with electric cooperatives generally, we operate on a not-for-profit basis. As a cooperative, we design our rates on a cost-of-service basis that historically allows us to recover our operating and maintenance costs and expenses; debt service; costs of repairs, replacements, and renewals; and costs for that portion of capital additions not funded by borrowings. We design rates to produce reasonable reserves and margins but not a return on equity for profit. We are exempt from federal income taxation under
Section 501(a) of the Internal Revenue Code of 1986, as amended, as an organization described in 501(c)(12) of the Code.

         The RCA must approve the rates at which we sell electricity. We also recover increases in our fuel and purchased power costs through an automatic quarterly adjustment to our rates. These adjustments are subject to prior approval by the RCA and are not subject to any rate increase limits. Under Alaska law, our financial covenants in the Bonds and the Indenture are valid and enforceable, and rates set by the RCA must be adequate to meet those covenants.

         Our principal office is located at 5601 Minnesota Drive, Anchorage, Alaska 99519-6300, and our telephone number is (907) 563-7494.

                                 USE OF PROCEEDS

         We will apply the net proceeds of this offering, estimated to be
$          after payment of underwriting discounts and offering expenses, to redeem $149.3 million in principal amount of the 1991 Series A Bonds due 2022, to pay the redemption premium on the 1991 Series A Bonds due 2022 in the
estimated amount of $          , to pay the settlement cost of a treasury
rate-lock agreement in the amount of $7 million, and for general working capital. The 1991 Series A Bonds due 2022 have an aggregate outstanding principal balance of $149.3 million and bear interest at 9.14% per annum.

                             SELECTED FINANCIAL DATA

         We derived the selected financial data presented in the table below for and as of the end of each year in the five year period ended December 31, 2000 from our audited financial statements. Our balance sheet as of September 30, 2001, and the related statements of revenues, expenses and patronage capital and cash flows for the nine-month period ended September 30, 2001 and each of the years in the three-year period ended December 31, 2000 and the report of KPMG LLP thereon are included elsewhere in this prospectus. We derived the statement of operations data for the nine months ended September 30, 2001 and 2000 and the balance sheet data as of September 30, 2001 from our unaudited financial statements included in this prospectus. In management's opinion, this unaudited information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The historical results do not necessarily indicate the results you should expect in any future period and the results in interim periods are not necessarily indicative of the results that may be expected for the full fiscal year. The information contained in this table is qualified entirely by reference to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included in this prospectus.

                                        Nine months ended
                                          September 30,                     Years ended December 31,
                                      ---------------------    ------------------------------------------------------
Statements of Operations Data:          2001        2000          2000       1999       1998       1997       1996
                                                               (in thousands, except ratios)
Operating revenues..................  $ 126,401  $  114,258     $ 158,541  $ 142,644  $ 141,825  $ 143,948  $ 134,877
Operating expenses..................   (103,752)    (90,079)     (126,430)  (110,457)  (110,737)  (113,071)  (100,914)
Interest expense....................    (20,409)    (18,334)      (24,718)   (24,135)   (24,469)   (25,085)   (25,349)
                                       --------    --------      --------   --------   --------   --------   --------
    Net operating margins...........      2,240       5,845         7,393      8,052      6,619      5,792      8,614
Nonoperating Margins(1).............        738         837         2,287      1,615      2,111      1,762      1,217
                                       --------    --------      --------   --------   --------   --------   --------
    Assignable margins..............  $   2,978  $    6,682     $   9,680  $   9,667  $   8,730  $   7,554  $   9,831
                                      =========  ==========     =========  =========  =========  =========  =========
Ratio of earnings to fixed
charges(1,2)........................      1.140       1.335         1.360      1.385      1.345      1.294      1.379


                                                 September 30,                        December 31,
                                                 ------------   -----------------------------------------------------
Balance Sheet Data:                                 2001            2000       1999       1998       1997       1996
                                                 ------------   ---------  ---------  ---------  ---------  ---------
                                                                            (in thousands)
Assets:
    Plant net:
       In service...................             $  443,639     $ 427,127  $ 398,545  $ 386,235  $ 393,229  $ 400,053
       Construction work in progress                 37,698        42,028     47,257     30,406     24,664     19,827
                                                 ----------     ---------  ---------  ---------  ---------  ---------
         Electric plant, net........                481,337       469,155    445,802    416,641    417,893    419,880
    Other assets....................                 92,084        70,591     72,554     64,450     67,674     62,608
                                                 ----------     ---------  ---------  ---------  ---------  ---------
       Total assets.................             $  573,421     $ 539,746  $ 518,356  $ 481,091  $ 485,567  $ 482,488
                                                 ==========     =========  =========  =========  =========  =========
Liabilities:
    Current liabilities.............             $   52,933     $  77,286  $  33,970  $  33,081  $  34,461  $  36,686
    Deferred credits................                 19,734        21,425     24,711     28,069     29,979     33,418
    Long-term debt (excluding
      current portion)..............                369,310       312,220    337,150    305,918    312,007    307,906
    Equities and margins............                131,444       128,815    122,525    114,023    109,120    104,478
                                                 ----------     ---------  ---------  ---------  ---------  ---------
       Total liabilities............             $  573,421     $ 539,746  $ 518,356  $ 481,091  $ 485,567  $ 482,488
                                                 ==========     =========  =========  =========  =========  =========

________________
1 The decrease in net operating margins and assignable margins is primarily attributable to an increase in depreciation due to a substantial increase in plant in the fourth quarter of 2000 related to the Beluga unit 6 re-powering, increased interest expense due to the issuance of $150 million of long-term debt in the second quarter of 2001, and a decrease in capitalized interest charged to construction. Another factor in the margin decrease was that our requested interim base rate increase did not become effective until September 14, 2001. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Nine months ended September 30, 2001 compared to nine months ended September 30, 2000."

2 For purposes of this ratio, earnings consist of earnings plus fixed charges. Fixed charges consist of interest expense and the estimated interest portion of rent expense. Income taxes have been excluded because we are a tax-exempt organization.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Caution Regarding Forward Looking Statements

         Statements in this prospectus that do not relate to historical facts, including statements relating to future plans, events or performance, are forward-looking statements that involve risks and uncertainties. Actual results, events or performance may differ materially. Readers should not place undue reliance on these forward-looking statements. They speak only as of the date of this prospectus and their accuracy is subject to many uncertainties. We undertake no obligation to publicly release any revisions to these forward-looking statements to reflect actual events or circumstances that may occur after the date of this prospectus or the effect of those events or circumstances on any of the forward-looking statements contained in this prospectus, except as required by law.

Results of Operations

         Overview

         Margins. We operate on a not-for-profit basis and, accordingly, seek only to generate revenues sufficient to pay operating and maintenance costs, the cost of purchased power, capital expenditures, depreciation and principal and interest on our indebtedness and to provide for the establishment of reasonable margins and reserves. These amounts are referred to as "margins." Patronage capital, the retained margins of our members, constitutes our principal equity.

         Times Interest Earned Ratio (TIER). Alaska electric cooperatives generally set their rates on the basis of TIER. TIER is determined by dividing the sum of assignable margins plus long-term interest expense (excluding capitalized interest) by long-term interest expense (excluding capitalized interest). We manage our business with a view toward achieving a TIER of 1.25 or greater. We achieved TIERs for the past five years and estimate the TIER for 2001 to be as follows:

                                Year                               TIER
                                ----                               ----
                                2001 (estimate)                    1.21
                                2000                               1.39
                                1999                               1.40
                                1998                               1.35
                                1997                               1.30
                                1996                               1.39

Our TIER for the nine months ended September 30, 2001 was 1.15. We estimate TIER for 2001 to be 1.21 due to the 1.6% interim base rate increase that became effective September 14, 2001, as well as the 3.97% interim base rate increase that was implemented on November 1, 2001. We have proposed to the RCA that we set our rates in the future based on a rate-based rate of return methodology rather than a TIER methodology. See "Business--Rate Regulation and Rates" for additional information.

         Rates. Our rates are made up of two components: "base rates" and "fuel surcharge rates. "Base rates" are composed of fixed and variable charges in connection with the generation and transmission of electricity. Although a base fuel and purchased power component is included in base rates, they consist primarily of costs other than fuel and purchased power costs. "Fuel surcharge" rates take into account the rise and fall of fuel and purchased power costs and ensure collection of fuel and purchased power costs above the base component included in the base energy rate. The RCA approves the amounts paid by our wholesale and retail customers under base rates and approves the quarterly fuel surcharge filing authorizing rate changes in the fuel surcharge calculations.

         Base Rates. We recover operating and maintenance and other non-fuel and purchased power costs through our base rates established through an order of the RCA following a general rate case, where we propose a rate increase or decrease for each class of customer based on our costs to service those classes during a recent year referred to as a test year. While this process typically takes nine months to one year, the RCA may authorize, after a notice period, rate changes on an interim and refundable basis. In addition, the RCA has been willing to open limited reviews of rate cases to resolve specific issues from which expeditious decisions can often be generated.

         We filed a general rate case in July 2001, requesting a permanent base rate increase of 6.5%, and an interim base rate increase of 4%. On September 5, 2001, the RCA granted a 1.6% interim increase effective September 14, 2001. We filed a petition for reconsideration and on October 25, 2001, the RCA approved an interim base rate increase of 3.97%. The additional rate increase was implemented on November 1, 2001. The 3.97% interim base rate increase is anticipated to result in approximately $0.7 million in additional revenue in 2001 compared to previous permanent base rates, or $4.1 million on an annualized basis. The interim base rate increase is based on a normalized, or adjusted for recurring expenses, test year and a system ratemaking TIER of 1.35.

         The requested permanent base rate increase of 6.5%, if approved by the RCA, is anticipated to result in $7.5 million in additional revenue each year, or approximately $3.4 million more than the interim base rate increase approved by the RCA which became effective on November 1, 2001, and margins of $10.8 million for 2002 at the rate base submitted. The requested permanent base rate increase is scheduled for a hearing before the RCA in August 2002.

         Prior to 2001, our base rates to our retail customers had not increased since 1994. As part of a settlement of disputes over rate adjustments with our wholesale customers (the "Settlement Agreement"), we agreed that our base rate for wholesale customers would not exceed 1995 levels at least through 1999 and could be reduced if those rates provide returns significantly higher than those specified in the settlement. As discussed below, we have granted refunds for rates based on our 1996 costs. The RCA issued an order on February 27, 2001, that no rate reduction or refunds were required based on our 1997 test year costs. The 1998 test year hearing has been completed but an order from the RCA has not yet been issued but is anticipated within the next several months.


         Our base rate changes, excluding fuel surcharges, for retail and wholesale customer classes, for the nine months ended September 30, 2001 and the years 1998 through 2000 were as follows:

                          Nine months ended
                          September 30, 2001            2000                1999                 1998
                          ------------------            ----                ----                 ----
Retail*                          1.6%                    0.0%               0.0%                  0.0%
Wholesale:
     Homer                       1.6%                   (0.7%)             (0.3%)                 0.0%
     MEA                         1.6%                   (0.8%)             (3.8%)                (0.2%)
     Seward                      0.0%                    0.0%               0.0%                (15.0%)

----------------
*The 2001 base rate increase was not applied to small general service or lighting customer classes.

         The rate reductions shown in the table for Matanuska Electric Association ("MEA") and Homer Electric Association ("Homer") in 1999 and 2000 relate to our filing under the Settlement Agreement of our cost of service for 1996. Our calculations indicated that a rate reduction was required and that a refund was owed for the previous periods. We recorded provisions for wholesale rate refunds that totaled $2.7 million at December 31, 1999. Early in 2000, we issued additional refunds of $86,132 to Homer and $1.8 million to MEA that represented uncontested amounts owed to them under the Settlement Agreement. In June 2000, the RCA issued a final order approving our 1996 test year cost of service. As a result of that order, we issued additional refunds to MEA and Homer in the amounts of $332,157 and $503,272, respectively, on July 25, 2000. Consistent with the Settlement Agreement, these refunds were based on demand and energy purchases retroactive to January 1, 1997.

         The RCA issued an order for the 1997 test year that did not reduce wholesale rates or require refunds under the Settlement Agreement. The 1998 test year hearing has been completed but an order from the RCA has not yet been issued. No additional test years remain to be reviewed under the Settlement Agreement.

         The rate reduction to the City of Seward ("Seward") in 1998 was the result of a contract re-negotiation through which Seward moved from being a firm customer to an interruptible customer. The rate reduction reflects a negotiated reduction of rates for Seward since the Seward load can be interrupted.

         Fuel Surcharge. We pass fuel and purchased power costs above base amounts included in the base rate directly to our wholesale and retail customers through the fuel surcharge. Changes in fuel and purchased power costs are primarily due to fuel price adjustment mechanisms in our gas supply contracts based on natural gas, crude oil and fuel oil indexed price changes. We pass these costs directly to our retail and wholesale customers. The fuel surcharge is approved on a quarterly basis by the RCA. There are no limitations on the number or amount of fuel surcharge rate changes. Increases in our fuel and purchased power costs result in increased revenues while decreases in these costs result in lower revenues. Therefore, revenue from the fuel surcharge normally does not impact margins.

         The RCA ordered refunds of approximately $1.2 million because of alleged over-collection of fuel surcharges in 1995, 1996 and 1997. We appealed that finding to the Superior Court, which overturned it. MEA appealed that decision to the Alaska Supreme Court and the RCA filed an amicus brief generally supporting the MEA position. A hearing before the court was held October 17, 2001 and a decision is pending.

         Nine months ended September 30, 2001 compared to nine months ended September 30, 2000

         Margins

         Our margins for the nine months ended September 30, 2001 and 2000 were as follows:

                                                       Nine months ended
                                                         September 30,
                                               --------------------------------
                                                    2000              2001
                                               -------------       ------------

        Net operating margins..............       $5,845,558        $2,240,000
        Nonoperating margins...............          836,771           738,190
                                               -------------       ------------
        Assignable margins.................       $6,682,329        $2,978,190
                                               =============       ============

         The decrease in net operating margins and assignable margins is primarily attributable to an increase in depreciation due to a substantial increase in plant in the fourth quarter of 2000 related to the Beluga unit 6 re-powering, increased interest expense due to the issuance of $150 million of long-term debt in the second quarter of 2001, and a decrease in capitalized interest charged to construction. Another factor in the margin decrease was that our requested interim base rate increase did not become effective until September 14, 2001.

         Nonoperating margins include interest income, allowance for funds used during construction, capital credits and patronage capital allocations. Nonoperating margins decreased by $99,000, or 12%, in the first nine months of 2001 compared to the same period in 2000 due to a decrease in Allowance for Funds Used During Construction ("AFUDC") due to lower Construction Work in Progress ("CWIP") balances in 2001.

         Revenues

         Operating revenues include sales of electrical energy to retail, wholesale and economy energy customers and other miscellaneous revenues. Revenues for the nine months ended September 30, 2001, were $126.4 million, an increase of 11% over the same nine month period in 2000, due to increased fuel prices resulting in increased revenue collected through the fuel surcharge. The increase was also due to the 1.6% interim base rate increase in September 2001. The increase is offset by lower economy energy sales to Golden Valley Electric Association ("GVEA"). We sold 76.8 million kWh of power to GVEA during the nine months ended September 30, 2001, compared to 233.7 million kWh during the comparable period of 2000. The major components of our operating revenue for the nine months ended September 30, 2001 and 2000, were as follows:

                                                      Nine months ended
                                                        September 30,
                                               --------------------------------
                                                    2001               2000
                                               --------------     -------------
     Retail.............................        $  79,617,388     $  70,896,302
     Wholesale:
         Homer..........................           16,823,628        13,650,135
         MEA............................           22,901,064        18,828,755
         Seward.........................            2,072,412         1,764,815
     Economy energy.....................            3,117,712         6,621,754
     Other..............................            1,868,752         2,496,510
                                                -------------     -------------
         Total revenue..................         $126,400,956      $114,258,272
                                                =============     =============
         Expenses

         The major components of our operating expenses for the nine months ended September 30, 2001 and 2000, were as follows:

                                                     Nine months ended
                                                       September 30,
                                              ---------------------------------
                                                   2001                2000
                                              --------------       -----------
      Power production...................       $ 47,587,932       $36,257,283
      Purchased power....................          9,147,759         7,072,014
      Transmission.......................          2,731,599         2,491,633
      Distribution.......................          7,260,234         7,521,075
      Consumer accounts..................          4,042,754         3,995,952
      Sales expense......................            352,051           817,221
      Administrative, general and other..         13,951,269        14,743,566
      Depreciation.......................         18,678,752        17,180,273
                                                -------------      ------------
          Total operating expenses.......       $103,752,350       $90,079,017
                                                =============      ============

         Power Production. Power production expense increased in the first nine months of 2001 by $11.3 million, or 31%, over the same period in 2000 due to an increase in fuel expense.

         Purchased Power. Purchased power costs increased in the first nine months of 2001, over the same period in 2000, by $2.1 million, or 29%, due to the unavailability of Beluga unit 7, the limited availability of Bernice Lake unit 3, and the Nikiski unit being placed back in service under a new contract with Alaska Electric Generation & Transmission Cooperative, Inc. ("AEG&T"). This new contract requires the Nikiski unit to run at full capacity except during required maintenance.

         Transmission. Transmission expense increased $240,000, or 9%, in the first nine months of 2001, over the same period in 2000, due to increased substation maintenance and unplanned maintenance on our submarine cable circuit.

         Sales Expense. Sales expense decreased by $465,000, or 57%, in the first nine months of 2001 over the same period in 2000 due to the sale of our internet service provider business in March 2001. See "Sale of a Segment" below.

         Administrative, General and Other. Administrative, general and other expense decreased in the first nine months of 2001 over 2000 by $792,000, or 5%, due primarily to the sale of the internet service provider business in March 2001.

         Depreciation. Depreciation expense increased in the first nine months of 2001 over the same period in 2000 by $1.5 million, or 9%, due to a substantial increase in plant in the fourth quarter of 2000 related to the Beluga unit 6 re-powering.

         Interest Expense (Net). Interest on long-term debt increased by $1.2 million, or 6%, to $20.1 million, in the first nine months of 2001 over the same period in 2000 due to the issuance of $150 million of 2001 Series A Bonds in the second quarter of 2001. Our weighted average cost of total borrowings for the first nine months of 2001 was 7.83% compared to 8.01% for the comparable period in 2000. This was due to increased borrowing under our short-term line of credit at September 30, 2000, which carried a higher variable interest rate than the remaining total borrowings. Net interest expense includes interest on long-term debt and short-term debt, reduced by interest charged to construction. The amortization of the gain on refinancing debt offset by the amortization of losses on refinancing debt and transaction costs resulted in a net interest expense reduction of $847,000 for the first nine months of 2001, and by $897,000 for the comparable period in 2000.

         Year ended December 31, 2000 compared to the years ended December 31, 1999 and 1998

         Margins

         Our margins for the years ended December 31, 2000, 1999 and 1998, were as follows:

                                         2000          1999           1998
                                      -----------   -----------    -----------

  Net Operating Margins............    $7,392,551    $8,052,060    $6,619,263
  Nonoperating Margins.............     2,287,227     1,615,374     2,111,141
  Assignable Margins...............     9,679,778     9,667,434     8,730,404

         The decrease in net operating margins in 2000 over 1999 by $660,000, or 8%, was primarily attributable to an increase in interest on debt due to increased funds needed to fund the Beluga unit 6 repowering project and the Cooper Lake overhaul project. The increase in net operating margins in 1999 over 1998 by $1.4 million, or 22%, was primarily attributable to increased revenue associated with increased sales to GVEA due to operating problems with the Healy Clean Coal Plant (the "Healy Plant"), as well as increased kWh sales due to colder weather.

         Nonoperating margins increased in 2000 over 1999 by $672,000 or 42%. This was due to an allowance for funds used during construction based on higher construction work in progress balances during the year, increased allocations of patronage capital from CoBank, ACB ("CoBank"), and higher interest earnings in 2000 as a result of increased short-term investment balances. Nonoperating margins decreased in 1999 over 1998, by $496,000, or 23%. The primary contributor to the decrease from 1998 was the gain on the sale of a surplus compressor rotor to GVEA in 1998. The variance was also due in part to higher-than-anticipated patronage capital from CoBank but was offset by a decrease in interest earnings in 1999 as a result of decreased short-term investment balances.

         Revenues

         For the year ended December 31, 2000, operating revenues were $15.9 million, or 11%, higher than in 1999 primarily due to increased sales of economy energy to GVEA following the shutdown of the Healy Plant in February 2000, higher recoverable fuel and purchased power costs and increased revenue generated by our non-traditional business ventures. In 1999, operating revenues were $819,000, or 0.57%, higher than in 1998. Retail base rates did not change in 1999 while base rates charged to MEA and Homer decreased slightly. Revenues and power sold were as follows for the years ended December 31:

                                            2000              1999             1998
                                        -------------     -------------     -------------
  Retail.............................   $  98,536,690     $  94,057,713     $  93,203,537
  Wholesale:
      Homer..........................      19,060,244        17,357,727        18,225,575
      MEA............................      27,252,051        25,063,734        25,203,272
      Seward.........................       2,369,550         2,168,982         2,284,409
  Economy energy.....................       7,820,998         1,864,873         1,338,725
  Other..............................       3,501,581         2,131,298         1,569,855
                                        -------------     -------------     -------------
      Total revenue..................   $ 158,541,114     $ 142,644,327     $ 141,825,373
                                        =============     =============     =============
  MWh sold...........................       2,405,389         2,190,253         2,055,963


         We make economy sales to GVEA. These sales commenced in 1988 and have contributed to our growth in operating revenues. We do not take economy sales into consideration in our long-range resource planning process because these sales are non-firm sales that depend on GVEA's need for additional energy and our available generating capacity at the time. In 2000, 1999, and 1998, economy sales to GVEA constituted approximately 5.03%, 0.79%, and 0.92%, respectively, of our sales revenues. The increase in economy sales in 2000 from 1999 is due primarily to the shutdown of the Healy Plant, increasing the need for GVEA to make economy purchases. The Healy Plant is a 50 megawatt demonstration project in Healy, Alaska on the Alaska Intertie between Fairbanks and Anchorage. Following the test period in 1998, GVEA asserted that the demonstration was not successful. Litigation ensued and the Healy Plant has been shut down since that time pending further analysis of alternatives for our operation. As a result, GVEA began buying economy energy from us at the time of the Healy Plant shutdown.

         Expenses

         The major components of our operating expenses for the years ended December 31, 2000, 1999 and 1998 were as follows:

                                                            2000             1999              1998
                                                        --------------   --------------   --------------
         Power production.........................      $   52,726,374   $   40,301,607   $   45,261,450
         Purchased power..........................           9,152,248        8,581,979        8,462,835
         Transmission.............................           3,828,630        3,813,438        2,771,652
         Distribution.............................           9,774,860        9,400,618        8,876,890
         Consumer accounts........................           5,275,455        4,387,421        4,177,980
         Sales expense............................           1,112,804        1,227,908        1,125,410
         Administrative, general and other........          21,343,393       22,892,479       17,592,829
         Depreciation.............................          23,216,509       19,851,436       22,468,395
                                                        --------------   --------------   --------------
           Total operating expenses...............      $  126,430,273   $  110,456,886   $  110,737,441
                                                        ==============   ==============   ==============

         Power Production. Power production expense increased in 2000 from 1999 by $12.4 million, or 31%, due primarily to an increase in fuel expense from $29.6 million in 1999 to $42.5 million in 2000, which resulted from an average 40% increase in fuel prices from 1999 to 2000. Power production expense decreased by $4.9 million, or 11%, in 1999 from 1998 due primarily to a decrease in fuel expense.

         Purchased Power. Purchased power costs increased from 1999 to 2000 by $570,000, or 7%. We purchased more power from the Soldotna 1 unit and Anchorage Municipal Light and Power ("AML&P") than anticipated due to avalanche damage to our transmission lines early in the year, the unavailability of Beluga 3 and Beluga 6 units during the summer months and an increase in economy energy purchases for GVEA. Purchased power costs did not vary materially from 1998 to 1999.

         Transmission. Transmission expense did not vary materially from 1999 to 2000. Transmission expense increased in 1999 from 1998 by $1 million, or 38%, due to unanticipated transmission line repairs, Y2K preparation and testing and overhead line maintenance activity as a result of outages early in 1999.

         Distribution. Distribution expense increased in 2000 from 1999 by $374,000, or 4%, due primarily to an update in allocations of cost related to the information services and garage clearing. This update shifted those costs from the general and administrative category to the appropriate functional areas of the company. Distribution expense increased in 1999 from 1998 by $525,000, or 6%, due primarily to the increased outage activity that occurred early in 1999, which resulted in increased labor costs.

         Consumer Accounts. Consumer accounts expense increased in 2000 from 1999 by $888,000 or 20%. This was due to less charges to costs for doubtful accounts in 1999 as compared to 2000. In addition, the update to allocations of cost related to information services caused an increase to this category in 2000. The increase in consumer accounts in 1999 from 1998 was not material but resulted from additional allocated marketing costs offset by less charges to costs for doubtful accounts in 1999.

         Sales Expense. Sales expense did not vary materially in 2000, 1999 or 1998. The slight variances are due to changes in the number of employees in the marketing department in these years.

         Administrative, General and Other. Administrative, general and other expense decreased by $1.55 million, or 6.8%, from 1999 to 2000. This decrease was a result of costs incurred in 1999 for outside counsel, consulting, advertising and internal labor costs associated with an unsolicited MEA takeover attempt and resultant special meeting in 1999 and an update in allocations of cost related to information services in 2000. General and administrative expense increased by $5.3 million, or 30%, from 1998 to 1999, primarily due to the costs associated with the MEA takeover attempt, an increase in software amortization expense, increased maintenance costs of Year 2000 compliant software implementation completed in 1998, additional expenses associated with our ancillary businesses and multiple insurance settlements paid in 1999. In addition, general plant maintenance expenses were higher due to multiple projects completed in 1999.

         Depreciation. We use the composite method of depreciation. The increase in depreciation expense from 1999 to 2000 was $3.4 million, or 17%, and was the result of more transmission assets being placed in service in 2000. Depreciation expense decreased in 1999 from 1998 by $2.6 million, or 12%, due to a change in the useful lives of portions of general plant.

         Interest Expense (Net). Interest on long-term debt increased for the year ended December 31, 2000 over 1999, by $849,000, or 4%, to $25 million due to higher amounts of outstanding debt. Our outstanding indebtedness increased due to the issuance of $30 million in bonds to CoBank and to increased borrowing under the lines of credit with CoBank and the National Rural Utilities Cooperative Finance Corporation ("CFC") to fund the Beluga unit 6 re-powering project. Interest on short-term debt increased from 1999 to 2000 by $912,000, or 91%, because of higher balances maintained and higher interest rates. Our weighted average cost of total borrowings for 2000 was 8.06% compared to 8.14% for 1999. Interest on long-term debt was lower by $1 million, or 4%, in 1999 than 1998 due primarily to the refinancing of $34.9 million of Series A Bonds due 2022 in the first quarter of 1999. Our weighted average cost of total borrowings for 1998 was 8.43%. Net interest expense includes interest on long-term debt and short-term debt, reduced by interest charged to construction. The amortization of the gain on refinancing debt offset by the amortization of losses on refinancing debt and transaction costs resulted in a net interest expense reduction of $1.54 million, $1.07 million and $1.44 million in 1998, 1999 and 2000, respectively.

Patronage Capital (Equity)

         Our patronage capital and total equity have shown steady growth. The following table summarizes our patronage capital and total equity position for the nine months ended September 30, 2001 and for the years ended December 31, 2000, 1999 and 1998.

                                       Nine months eded
                                         September 30,                        Years ended December 31,
                                       -----------------    ---------------------------------------------------------
                                            2001               2000                 1999                   1998
                                       -----------------    -------------      ---------------       ----------------
Patronage capital beginning of
     year...................               $122,925,253     $117,735,481         $109,622,996           $104,800,092
Retirement of capital credits and
     estate payments........                   (232,849)      (4,090,006)          (1,954,949)            (3,907,500)
Assignable margins...........                 2,978,190        9,679,778            9,667,434              8,730,404
                                           ------------      -----------          -----------           ------------
Patronage capital at end of year            125,670,594      122,925,253          117,335,481            109,622,996
Other equity.................                 5,773,469        5,890,087            5,189,164              4,400,300
                                           ------------     ------------         ------------           ------------
     Total equity at end of year           $131,444,063     $128,815,340         $122,524,645           $114,023,296
                                           ============     ============         ============           ============

         In furtherance of our operations as a cooperative, we credit to our members all amounts received from them for the furnishing of electricity in excess of our operating costs, expenses and provision for reasonable reserves. These excess amounts (i.e., assignable margins) are considered capital furnished by the members, and are credited to their accounts and held by us until such future time as they are retired and returned without interest. Approval of distributions of these amounts to members, also known as capital credits, is at the discretion of our Board of Directors. We currently have a practice of retiring capital credits on a first-in, first-out basis for retail customers. We have not retired any capital credits in the year 2001 at this time, however, at December 31, 2000, we had retired all retail capital credits attributable to margins earned in periods prior to 1984 and approximately 19% of 1985 retail capital credits. Prior to 2000, wholesale capital credits had been retired on a 10-year cycle pursuant to an Equity Management Plan Settlement Agreement despite its expiration in 1995. However, in 2000, there was no wholesale retirement as we implemented a plan to return the capital credits of wholesale and retail customers on a 15-year rotation.

         The Existing Indenture includes a covenant restricting the distribution of patronage capital to members. We cannot distribute capital credits to members if 1) an event of default exists or 2) the aggregate amount of patronage capital distributions after September 15, 1991, exceeds the sum of $7 million plus 35% of the aggregate assignable margins earned after December 31, 1990. At September 30, 2001, we were permitted to distribute $4.95 million to our members under the Existing Indenture under this formula. The Amended Indenture prohibits us from making any distributions, payment or retirement of patronage capital to our customers if an event of default under the Amended Indenture exists. Otherwise, we may make distributions to our members in each year equal to the lesser of 5% of our patronage capital or 50% of assignable margins for the prior fiscal year. This restriction does not apply if, after the distribution, our aggregate equities and margins as of the end of the immediately preceding fiscal quarter is equal to at least 30% of our total liabilities and equities.

         We also retire our patronage credits through annual payments to our members. The table below sets forth a five-year summary of anticipated capital credit retirements:

             Year Ending          Wholesale          Retail            Total
             -----------        -----------      ------------    -------------
                 2001           $         0       $ 3,000,000      $ 3,000,000
                 2002                     0         3,500,000        3,500,000
                 2003                     0         3,500,000        3,500,000
                 2004             1,359,000         3,500,000        4,859,000
                 2005             1,109,000         3,500,000        4,609,000

Sale of a Segment

         As of March 20, 2001, we sold the bulk of our internet service provider assets related to dial-up services (excluding DSL services) to GCI Communication Corporation. The aggregate purchase price was $759,049 at closing, plus an additional amount of $70,075, which was based on the number of subscriber accounts retained during the ninety-day transition period following closing.

Changes in Financial Condition

         Total assets increased by $33.7 million, or 6.2%, from December 31, 2000 to September 30, 2001. This increase was due to a $18.5 million, or 95.2%, increase in deferred charges, attributed in large part to the recording of the estimated regulatory asset associated with the liability established for the treasury rate-lock agreement and the transaction costs associated with the issuance of the 2001 Series A Bonds in April 2001. There was a $12.2 million, or 2.6%, increase in net utility plant caused by the completion of several projects, including the Supervisory Control and Data Acquisition upgrade, the International Power Plant auxiliaries improvement and miscellaneous distribution projects. There was also an increase in cash and cash equivalents, which was associated with funds borrowed on a line of credit for working capital. This was offset by a decrease in non-utility property due to the sale of our internet service provider business, as well as a decrease of $1.3 million, or 44.9%, in fuel cost recovery due to the additional recovery through fuel surcharge rates providing recovery of the under-collection of fuel costs.

         Notable changes to total liabilities include the $15.7 million recording of the estimated settlement value of the treasury rate-lock agreement, in compliance with FASB 133. There was an increase of $57.1 million, or 18.3%, in long-term debt, which was associated with issuance of the 2001 Series A Bonds in April 2001. That was offset by a $15.2 million, or 9.0%, decrease in First Mortgage bonds payable, due to outstanding bonds purchased and a principal bond payment in March 2001. There was also an increase of $4.1 million, or 61.9%, in current installments of long-term debt due to the first installment of CoBank 5 Bond due in June of 2002. This was offset by the decrease of $35 million in short-term borrowings, which were repaid with the proceeds of our public bond offering in April 2001. There was also a decrease of $6.0 million, or 63.3%, in accounts payable due to the payment of year-end accruals, as well as a $4.5 million, or 76.1%, decrease in accrued interest as a result of the September semi-annual bond interest payment.

Liquidity And Capital Resources

         We satisfy our operational and capital cash requirements primarily through internally-generated funds, a $50 million line of credit from CFC and a $35 million line of credit with CoBank. At September 30, 2001, there was no outstanding balance with CFC and a $5 million outstanding balance with CoBank. The CoBank line of credit bears interest at a variable rate, which was 6% as of September 30, 2001 and is currently reset monthly.

         Principal maturities and sinking fund payments of our outstanding indebtedness at September 30, 2001 on a pro forma basis to give effect to the receipt and application of the net proceeds of this offering are set forth below:

                      Pro Forma           Pro Forma
Year Ending          Sinking Fund         Principal
December 31          Requirements        Maturities        Pro Forma Total
-----------          ------------        ----------        ---------------

     2002
     2003
     2004
     2005
     2006
  Thereafter

         For the nine months ended September 30, 2001, we have spent approximately $30.9 million on capital construction projects, which includes interest capitalized during construction. We develop five-year work plans that are updated every year. Our capital improvement requirements are based on long-range plans and other supporting studies and are executed through a five-year construction work plan. Our estimate of capital expenditures for the years 2002 through 2006 is:

            Year         Capital Expenditures (estimate)
            ----         -------------------------------
            2002                 $30.1 million
            2003                 $23.6 million
            2004                 $43.8 million
            2005                 $32.5 million
            2006                 $24.0 million

The anticipated large increase in capital expenditures in 2004 represents the construction of a transmission line from the International Power Plant to University Station via new South Anchorage Bulk, and the Wind Turbine capital project and an overhaul of Beluga unit 6.

         We expect cash flows from operations and external funding sources will be sufficient to cover operational expenses, debt service and capital expenditures through the term of our current five year business plan.

Changes in Accounting Principles

         We were required to adopt SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, effective January 1, 2001. This new standard requires all derivative financial instruments to be reflected on the balance sheet. As of September 30, 2001, we have established a regulatory asset for $15.7 million and a liability for the same amount. The regulatory asset and liability will be adjusted for changes in the fair value of a treasury rate-lock agreement entered into by us. See "Quantitative and Qualitative Disclosures about Market Risk - Interest Rate Risk." Management believes it is probable the regulatory asset will be recovered through rates.

         In July 2001, the Financial Accounting Standards Board issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. Statement 141 requires that the purchase method of accounting be used for all business combinations initiated or completed after June 30, 2001. Statement 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually. The provisions of Statement 142 are required to be applied starting with fiscal years beginning after December 15, 2001. We believe the adoption of Statement 141 and 142 will have no impact on our financial statements.

         In August 2001, the Financial Accounting Standards Board issued Statement No. 143, Accounting for Asset Retirement Obligations. Statement No. 143 requires an enterprise to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets. Statement No. 143 also requires the enterprise to record the contra to the initial obligation as an increase to the carrying amount of the related long-lived asset. Enterprises are required to adopt Statement No. 143 for fiscal years beginning after June 15, 2002. We believe the adoption of Statement No. 143 will have no impact on our financial statements.

         In October 2001, the Financial Accounting Standards Board issued Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Statement No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While Statement No. 144 supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, it retains many of the fundamental provisions of that Statement, and broadens the presentation of discontinued operations to include more disposal transactions. Statement No. 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. However, it retains the requirement in Opinion 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale. Statement No. 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. We believe the adoption of Statement No. 144 will have no impact on our financial statements.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         We are exposed to a variety of risks, including changes in interest rates and changes in commodity prices due to repricing mechanisms inherent in gas supply contracts. In the normal course of our business, we manage our exposure to these risks as described below. We do not engage in trading market risk-sensitive instruments for speculative purposes.

Interest Rate Risk

         As of September 30, 2001, all of our outstanding long-term borrowings were at fixed interest rates with varying maturity dates. We used the proceeds from our sale of fixed-rate debt in April 2001 to repay substantially all our variable-rate debt. The $150 million of fixed-rate bonds sold in April 2001 mature in 2011. The following table provides information regarding cash flows for principal payments on total debt by maturity date as of September 30, 2001.

      Total Debt*           2001       2002      2003      2004       2005      Thereafter      Total     Fair Value
-----------------------    --------   -------  --------   --------   -------    ----------    ---------  ------------
                                               (dollars in thousands)
Fixed-rate..........       $    0     $10,410   $5,907    $6,447     $17,036     $339,920      $379,720    $401,161
   Average interest rate                 6.90%    8.62%     8.62%       8.12%        7.50%         7.55%

Variable-rate.......       $5,000     $     0   $   0     $   0       $    0     $     0       $  5,000    $  5,000
   Average interest rate     6.00%          -       -         -            -           -           6.00%

----------------------
*  Includes current portion

         As of September 30, 2001, the aggregate principal amount of outstanding 1991 Series A Bonds due 2022 was $154.3 million. On December 10, 2001, we reacquired $5 million of our Series A 2022 Bonds for $5.7 million, which included accrued interest and premium. The 1991 Series A Bonds due 2022 are not subject to redemption until March 15, 2002. We intend to use a substantial portion of the proceeds of the Bonds to defease the 1991 Series A Bonds prior to that date and to redeem those bonds on that date.

         To manage interest rate exposure for refinancing of these bonds on their first available call date, March 15, 2002, we entered into a treasury rate-lock agreement with Lehman Brothers Financial Products Inc. ("Lehman Brothers") in March 1999. The treasury rate-lock agreement has a settlement date of February 15, 2002. On December 7, 2001, we terminated 50%, $98.0 million, of the 10-year U.S. Treasury portion of the treasury rate-lock agreement for a settlement payment of $4 million to Lehman Brothers. We settled the remaining 50% of the treasury rate-lock agreement for $3 million on December 19, 2001. The settlement payments will be accounted for as a regulatory asset. We believe it is probable the regulatory asset will be recovered through rates.

Commodity Price Risk

         Our gas supply contracts provide for adjustments to gas prices based on fluctuations of certain commodity prices and indices. Because fuel and purchased power costs are passed directly to our wholesale and retail customers through the fuel surcharge, fluctuations in the price paid for gas pursuant to long-term gas supply contracts does not normally impact margins.

                                    BUSINESS

General

         We are the largest electric utility in Alaska. We are engaged in the generation, transmission and distribution of electricity to approximately 69,900 meters in our service area. Through an interconnected regional electrical system, our energy is distributed throughout Alaska's Railbelt, a 600-mile-long area stretching from the coastline of the southern Kenai Peninsula to the interior of the state, including Alaska's largest cities, Anchorage and Fairbanks. Neither we nor any other electric utility in Alaska has any connection to the electric grid of the mainland United States or Canada.

         Through direct service to retail customers and indirectly through wholesale and economy energy sales, we provide some or all of the electricity used by approximately two-thirds of Alaska's electric customers. We also supply much of the power requirements of three wholesale customers, MEA, Homer and Seward. In addition, on an occasional basis, we provide electricity to AML&P. AML&P has about 30,000 meters.

         We have approximately 527 megawatts of installed generating capacity provided by 17 generating units at our five owned power plants: Beluga Power Plant, Bernice Lake Power Plant, International Power Plant, Cooper Lake Hydroelectric Plant and Eklutna Hydroelectric Project, in which we own a 30% interest. In the first nine months of 2001, approximately 96% (by rated capacity) of our generating capacity was fueled by natural gas, which we purchase under long-term gas contracts. The remainder of our generating resources are hydroelectric facilities. In the first nine months of 2001, approximately 89% of our energy was generated at our Beluga facility. In addition, we purchase up to 27.4 megawatts from the Bradley Lake Hydroelectric Project and up to 40 megawatts from the Nikiski power plant on the Kenai Peninsula. We operate 1,610 miles of distribution lines and 402 miles of transmission lines. For the year ended December 31, 2000, we sold 2.4 billion kilowatt-hours ("kWh") of energy. For the nine months ended September 30, 2001, we have sold 1.6 billion kWh of power.

         We were organized as an Alaska electric cooperative in 1948. Cooperatives are business organizations owned by their members. As not-for-profit organizations, cooperatives are intended to provide services to their members at low cost, in part by eliminating the need to produce profits or a return on equity other than reasonable reserves and margins. Today, cooperatives operate throughout the United States in such diverse areas as utilities, agriculture, irrigation, banking, insurance and credit. All cooperatives are based upon similar principles and legal foundations. Because members' equity is not considered an investment, a cooperative's objectives and policies are oriented to serving member interests, rather than maximizing return on investment.

         Our members are the consumers of the electricity sold by us. As of September 30, 2001, we had approximately 56,686 retail members receiving service at approximately 69,900 meters and three major wholesale customers. No individual retail customer receives more than 5% of our energy. Our customers are billed through a tariff rate on a monthly basis for electrical power consumed during the preceding month. Billing rates are approved by the RCA. See "Rate Regulation and Rates" below. Rates (derived from the historic cost of service basis) may generate revenues in excess of current period costs (net operating margins and nonoperating margins) in any year and such excess is designated on our Statements of Revenues, Expenses and Patronage Capital as "assignable margins." Retained assignable margins are designated on our balance sheet as "patronage capital" that is assigned to each member on the basis of patronage.

         We are a rural electric cooperative that is exempt from federal income taxation as an organization described in Section 501(c)(12) of the Internal Revenue Code ("Code"). Alaska electric cooperatives must pay to the State of Alaska, in lieu of state and local ad valorem, income and excise taxes, a tax at the rate of $0.0005 per kWh of electricity sold in the retail market during the preceding year. In addition, we collect a regulatory charge of $.000360 per kWh of retail electricity sold. This charge is assessed to fund the operations of the RCA. We pass-through this cost to our customers and thus it does not impact our margins.

         Our workforce consists of approximately 351 full time employees. Approximately two-thirds of our employees are members of the International Brotherhood of Electric Workers (the "IBEW"). We have three collective bargaining agreements with the IBEW that are in effect through June 30, 2003. We also have an agreement with Hotel Employees, Restaurant Employees, Local 878 in effect through June 30, 2003. We believe our relationship with our employees is good.

Our Service Areas

         Our service areas and those of our wholesale and economy energy customers are often described collectively as the Railbelt region of Alaska because the three geographic areas (the Southcentral, the Kenai Peninsula and the Interior) are linked by the Alaska Railroad.

         Anchorage is located in the south central portion of Alaska and is the trade, service and financial center for most of Alaska and serves as a major center for many state governmental functions. Other significant contributing factors to the Anchorage economy include a large federal government and military presence, tourism, air and rail transportation facilities and headquarters support for the petroleum, mining and other basic industries located elsewhere in the state.

         The Matanuska-Susitna Borough is immediately north of Anchorage, centered around the communities of Palmer and Wasilla. Although agriculture, tourism, mining and forestry are factors in the economy of the Matanuska-Susitna Borough, the economic well-being of the area is closely tied to that of Anchorage and many Matanuska-Susitna residents commute to jobs in Anchorage.

         The Kenai Peninsula is south of Anchorage and has an economy substantially independent of the Anchorage area. The most significant industry on the Kenai Peninsula is the production and processing of petroleum products from the Cook Inlet region. Other important industries include tourism and fish harvesting and processing. Principal communities on the Kenai Peninsula are Homer, Seward, Kenai and Soldotna.

         Fairbanks is the center of economic activity for the central part of the state (known as the Interior). Fairbanks (250 air miles north of Anchorage and about 400 air miles south of Alaska's northern border) is Alaska's second largest city. Economic activities in the Fairbanks region include federal and state government and military operations, the University of Alaska, tourism and support of natural resource development in the Interior and northern parts of the state. A major gold mine operates near Fairbanks; another is being developed. The Trans-Alaska Pipeline System (which transports crude oil) passes near Fairbanks on its route from the North Slope oilfield to Valdez. Alyeska Pipeline Company operates the Trans-Alaska oil pipeline from Prudhoe Bay to Valdez has its main operations base in Fairbanks.

Competition

         We have taken several steps to be effectively positioned to meet the challenge of a competitive market for electricity. We have been active at the Alaska Legislature in support of the customer's right to choose their electric power supplier. For example, we have requested the RCA permit us access over a neighboring utility's distribution and transmission system. The RCA ruled that retail competition is permitted in Alaska only after prior review and approval by the RCA. We are appealing this ruling in the courts. Nearly all other Alaskan utilities have opposed our efforts to develop retail competition and are treating their service territories as exclusive. At this time no bill relating to customer choice has moved out of committee in the Alaskan legislature. We do not expect the legislature to pass a law granting retail competition for electric service for the foreseeable future.

         We have made organizational changes in preparation for retail competition. Recognizing that the new marketplace will probably be "unbundled" along the functional lines of generation, transmission and distribution, and retail services, our organizational structure reflects these functions. Operating with three divisions: Finance and Energy Supply, Transmission and Distribution Network Services and Retail Services, we have positioned ourselves to meet retail competition in the electric industry should it develop.

         It is our objective to continually improve the efficiency and cost effectiveness of our operations. We participate in customer satisfaction surveys, benchmark the performance of system operations against an international peer group and perform studies on how to implement business process best practices. These ongoing programs focus on distribution and transmission lines, substations, power plants, fleet operations and administrative services.

Rate Regulation and Rates

         The RCA regulates our rates. We can seek increases in our base rates and fuel surcharge by filing general rate cases with the RCA. While the formal ratemaking process typically takes nine months to one year, it is within the RCA's authority to authorize, after a notice period, rate changes on an interim, refundable basis. In addition, the RCA has been willing to open limited reviews of matters to resolve specific issues from which expeditious decisions can often be rendered.

         The RCA has exclusive regulatory control of our rates, subject to appeal to the Alaska courts. Under Alaska law, financial covenants of an Alaska electric cooperative contained in a debt instrument are valid and enforceable, and rates set by the RCA must be adequate to meet those covenants. Under Alaska law, a cooperative utility that is negotiating to enter into a mortgage or other debt instrument that provides for a TIER greater than the ratio the RCA most recently approved for that cooperative must submit the mortgage or debt instrument to the RCA before the instrument takes effect. However, the rate covenant contained in the Amended Indenture will impose no greater TIER requirement than does the rate covenant contained in the Existing Indenture. We do not expect the requirements of either the Existing Indenture or the Amended Indenture to exceed the TIER most recently approved for us by the RCA.

         We expect to continue to recover changes in our fuel and purchased power expenses through routine fuel surcharge filings with the RCA. See "Management's Discussion and Analysis of Results of Operations -Rates."

         The Existing Indenture governing all of our outstanding bonds requires us to set rates designed to yield margins for interest equal to at least 1.20 times total interest expense. On the Release Date, the Amended Indenture will supersede the Existing Indenture and require us to set rates designed to yield margins for interest equal to at least 1.10 times total interest expense. See "Description of Bonds - Rate Covenant." Under RCA orders establishing our current base rates, we are permitted to achieve a TIER of 1.35. For the year ended December 31, 2000, our achieved TIER was 1.39. For the nine months ended September 30, 2001, our achieved TIER was 1.15 due to the delay between the increase in our costs and the RCA's approval of an increase in our interim base rate. Another factor in the margin decrease was the increase in our long-term interest expense due to the issuance of $150 million of long-term debt in the second quarter of 2001.

         In our general rate case filed July 10, 2001 based on the 2000 test year, we proposed that margins be calculated using a rate base/rate of return methodology rather than the TIER methodology previously used by us. Under this methodology, we can assign different rates of return to our various business functions, such as generation, transmission and distribution, in order to recover appropriate risk premiums for each individual function. In addition, the change in methodology allows us to more efficiently allocate our cost of funds. The resultant system TIER would be 1.38 based on the proposed capital structure contained in that filing. We do not believe that our request to change from the TIER-based methodology to the return-on-rate-base methodology will have any material adverse affect on future ratemaking or on our ability to service our outstanding indebtedness.

Sales to Customers

         The following table shows the energy sales to and electric revenues from our retail, wholesale, and economy energy customers for the nine months ended September 30, 2001:

                                                 For nine months ended September 30, 2001
                                        -----------------------------------------------------
                                                                                 Percent of
                                             MWh             Revenues          total revenues
                                        -----------       -------------        --------------
Direct retail sales:
     Residential....................        377,641       $  41,269,624               33%
     Commercial.....................        428,573          38,347,765               31%

                                        -----------       -------------        --------------
     Total..........................        806,214          79,617,389               64%
Wholesale sales:
     MEA............................        398,941          22,901,064               18%
     Homer..........................        313,744          16,823,628               13%
     Seward.........................         44,943           2,072,412                2%
                                        -----------       -------------        --------------
     Total..........................        757,628          41,797,104               33%
Economy energy sales ...............         76,825           3,117,712                3%
                                        -----------       -------------
Total sales to customers............      1,640,667          44,914,816              100%
                                         ==========                                ======
Miscellaneous energy revenue(1) ....                          1,672,683
                                                          -------------
Total energy revenues...............                       $126,204,888
                                                          =============

---------------------

      (1) Miscellaneous energy revenue consists of wheeling, rental, late fees, damage claims, microwave business venture and other miscellaneous revenue.

         Retail Customers

         Service Territory. Our retail service area covers the populated areas of Anchorage (other than downtown Anchorage) as well as remote mountain areas and villages. The service area ranges from the northern Kenai Peninsula on the south, to Tyonek on the west, to Whittier on the east and to Fort Richardson on the north.

         Customers. As of September 30, 2001, we had approximately 56,700 members being served by approximately 69,900 meters (some members are served by more than one meter). Our customers are primarily urban and suburban. The urban nature of our customer base means that we have a relatively high customer density per line mile. Higher customer density means that fixed costs can be spread over a greater number of customers. As a result of lower average costs attributable to each customer, we benefit from a greater stability in revenue, as compared to a less dense distribution system in which each individual customer would have a more significant impact on operating results. For the past five years no retail customer accounted for more than 5% of our revenues.

         Wholesale Customers

         We are the principal supplier of power to MEA, Seward and Homer under separate wholesale power contracts. In the first nine months of 2001, our wholesale power contracts produced $41.8 million in revenues, representing 33% of our total revenues and 46% of our total kWh sales to customers.

         MEA and Homer. We have two power sales contracts with AEG&T: one for sales to MEA and one for sales to Homer. AEG&T is a generation and transmission cooperative that was formed by MEA and Homer. Under each of these contracts, we sell power to AEG&T, which resells the power to MEA and Homer. MEA and Homer have recently indicated that they may be disbanding or substantially changing their relationship with AEG&T but no changes to our contracts have been made at this time. Under our contracts, each of MEA and Homer is obligated to pay us for the power sold to AEG&T even if AEG&T does not pay.

         Under the contract, MEA is obligated to purchase all of its electric power and energy requirements from us. Contractually, MEA has the right, on advance notice and subject to RCA approval, to convert to a net requirements purchaser of power, and as such MEA would be obligated to buy its needed power from us net of its power needs satisfied from any of its own or AEG&T's resources. The notice period required for such conversion may be up to five years, depending on which non-Chugach resources MEA proposes to use to satisfy its power needs. MEA has not invoked this right, at this time.

         If MEA converts to a net requirements purchaser under the contract, MEA cannot reduce its payment for power that it purchases from us below a certain minimum amount. MEA will be required to pay demand charges based upon the highest post-1985 historical coincident peak on the MEA system. Therefore, if MEA converts to net-requirements service, we will continue to recover all or substantially all of the fixed costs assigned to it. Also, our revenues from energy sales to MEA would partially decline in proportion to the reduction in the energy sold, but this decline would be offset to an extent by savings in the variable costs associated with energy production.

         MEA also has the right, on seven years advance notice and subject to RCA approval, to convert to a take-or-pay purchase of a fixed amount of power, also subject to minimum payment requirements associated with prior purchases. The MEA contract is in effect through December 31, 2014. This contract does not protect us against loss of load resulting from retail competition in MEA's distribution service territory if retail competition is ever permitted in Alaska. We do not expect that the Alaska legislature will pass a law granting retail competition in the foreseeable future and it is not possible at this time to estimate the potential impact on our revenues that could result from such competition. See "Competition" above.

         During the past several years, we have had numerous disputes and engaged in substantial litigation with MEA regarding many aspects of our contractual relationship. For a discussion of material pending litigation between MEA and us, see "Legal Proceedings."

         Our contract for the benefit of Homer obligates Homer (through AEG&T) to take or pay for 73 megawatts of capacity, and not less than 350,000 MWh per year. The Homer contract includes limitations on the costs that may be included in our rates charged to it. The Homer contract expires on January 1, 2014. Homer's remaining resource requirements are provided by AEG&T's Nikiski cogeneration facility and AEG&T's entitlement for power from the Bradley Lake hydroelectric project for the benefit of Homer. In February 1999, we entered into a dispatch agreement with AEG&T to operate the Nikiski unit as a Chugach system resource. The agreement provides that, in addition to the energy that we already sell to AEG&T and Homer, we will sell energy to AEG&T equal to Homer's residual energy requirements less its allocated share of the Bradley Lake project, up to a maximum of 320,000 MWh per year. A portion of the Nikiski unit output may be dispatched for Homer's needs in excess of the sum of our contract demand plus Homer's share of energy from the Bradley Lake project. The dispatch agreement will terminate in 2014 when our power supply contract for the benefit of Homer terminates.

         On August 24, 2001, Alaska Electric and Energy Cooperative, Inc. ("AEEC") and AEG&T filed an Application to Transfer Certificate of Public Convenience and Necessity No. 345 to serve as the wholesale power supplier of Homer, instead of AEG&T. Homer is the sole member of AEEC. The RCA was requested to act on the transfer prior to the end of 2001, however, the application includes the expectation that our power sales agreement will be assigned to AEEC and the Nikiski dispatch agreement will be assigned to Homer. Homer has been requested to meet with us in that regard.

         Seward. We currently provide nearly all the power needs of the City of Seward. In February 1998, we entered into a new power sales agreement with Seward that allows us to interrupt service to Seward up to 12 times per year and thereby reduces the demand charge by 1/3 (approximately $350,000 annually). This agreement was originally set to expire on September 1, 2001, but we negotiated an amendment to the agreement that extended its term to January 31, 2006. The amendment was fully executed on December 12, 2000 and subsequently filed for approval with the RCA on February 5, 2001. The RCA conditionally approved the extension on April 19, 2001, with an effective date of September 11, 2001. The RCA required an amendment to the contract to include an option to re-negotiate the terms of the contract if rates are adjusted by the general rate case we filed in July 2001. Seward has three choices within sixty days of the final order of the RCA in that general rate case. The choices are to continue the contract using the rate methodology adopted in the case, negotiate a new contract or give notice of termination effective twelve months from the effective final order of the RCA.

         Economy Customers

         Since 1988, we have sold economy (nonfirm) energy to GVEA under an agreement that expires in 2008. Under the agreement, we use available generating capacity in excess of our own needs to produce electric energy for sale to GVEA, which uses that energy to serve its own loads in place of more expensive energy that it would otherwise generate itself or purchase from other sources. We purchased gas from Marathon Oil Company ("Marathon") to produce energy for sale to GVEA, and we charge GVEA a rate sufficient to recover the gas cost, the costs of incremental operations and maintenance expense resulting from increased use of our generators for GVEA, and an agreed-upon markup or margin for each kWh sold.

         In 2000, the RCA approved an amendment to our agreement with GVEA and a settlement of an inter-utility dispute. As a result, the market for economy energy sold to GVEA has now been divided into two parts. The larger part continues to be governed by our agreement with GVEA, in which we are assured of selling 300 million kWh of GVEA's load and an additional 80% of the excess over 450 million kWh of energy that GVEA purchases each year if we are capable of producing that energy. The remaining energy purchases by GVEA are made through the "Economy Energy Spot Market." Neither we nor any other seller enjoys a contractual priority in making such sales. GVEA makes purchases from the seller offering the lowest competitive price. One of those sellers, AML&P, is expected to dominate sales in the Economy Energy Spot Market for the immediate future, partly because AML&P prices its gas at a rate less than the rate on which we rely in making such sales (based on Marathon gas).

         Load Forecasts

         The following table sets forth our projected load forecasts for five years:

     Load (MWh)             2002                2003               2004                2005                2006
-----------------         ----------         ----------          ----------         ----------           ---------
Retail............         1,131,666          1,157,509           1,179,497          1,197,027           1,206,932
Wholesale.........         1,128,347          1,163,645           1,196,738          1,225,912           1,248,269
Economy...........           160,000            160,000             160,000            160,000             160,000
Losses............           126,104            129,329             132,184            134,562             136,118
                          ----------         ----------          ----------         ----------           ---------
     Total........         2,546,117          2,610,483           2,668,419          2,717,501           2,751,319


         Sales are expected to increase over the next five years principally due to economic growth in the service sector. Based on a study by the University of Alaska, our total energy requirements are expected to grow at an average compounded annual rate of 2.6% from 2001 to 2005-retail sales at a rate of 2.1% and wholesale sales at a rate of 3.2%.

Properties

         General

         We have 527.1 megawatts of installed capacity consisting of 17 generating units at five power plants. These include 379.7 megawatts of operating capacity at the Beluga facility on the west side of Cook Inlet; 67.5 megawatts of power at the Bernice Lake facility on the Kenai Peninsula; 46.7 megawatts of power at the International Power Plant in Anchorage; and 20.6 megawatts at the Cooper Lake facility, which is also on the Kenai Peninsula. We also have 12.6 megawatts of capacity from the two Eklutna Hydroelectric Project generating units we jointly own with MEA and AML&P. In addition to our own generation, we purchase power from the 126 megawatt Bradley Lake hydroelectric project owned by the Alaska Energy Authority ("AEA") through the Alaska Industrial Development and Export Authority. The Bradley Lake facility is operated by Homer and dispatched by us. The Beluga, Bernice Lake and International facilities are all fueled by natural gas. We own our offices and headquarters, located adjacent to our International Power Plant in Anchorage. We also lease warehouse space for some generation, transmission and distribution inventory (including a small amount of office space).

         Generation Assets

         We own the land and improvements comprising our generating facilities at Beluga and International facilities. We also own all improvements comprising our generating plant at Bernice Lake, located on land leased from Homer. The Bernice Lake ground lease expires in 2011. The Cooper Lake facility is located on federal land pursuant to a major project license granted to us by the Federal Power Commission in 1957 and which expires in 2007. We have no reason to believe that we will not be able to renew the federal license or the Bernice Lake facility ground lease if desirable.

         In 1997, we acquired a 30% interest in the Eklutna Hydroelectric Project. The plant is located on federal land pursuant to a United States Bureau of Land Management right-of-way grant issued in October 1997.

         Our principal generation units are Beluga units 3, 5, 6, 7 and 8. These units have a combined capacity of 340.5 MWh and meet most of our load. All other units are used principally as reserve. While the Beluga turbine-generators have been in service for many years, they have been maintained in good working order with periodic upgrades. Beluga unit 3 had a major overhaul in 1996. Beluga unit 5 received a major overhaul in 1997. Beluga unit 6 was "repowered" in 2000 adding in excess of 25 years to its life. Beluga unit 7 is currently being repowered. Beluga unit 8, a steam turbine, was overhauled in 1994 and is slated for another major overhaul in 2002.

         The following table depicts nomenclature, run hours as of September 30, 2001 and percentages of contribution and other historical information for all of our generation units.

                                                                                                 Percent of      Percent of
                         Commercial                                  Rating       Run Hours        Total            Time
       Facility         Operation Date         Nomenclature          (MW)(1)        (2000)       Generation       Available
   ----------------     --------------         ------------          -------      --------       ----------       ---------
   Beluga Power
   Plant (3)
             Unit 1          1968               GE Frame 5             19.6           548.7          0.37%            73.4%
             Unit 2          1968               GE Frame 5             19.6           368.2          0.25             74.8
             Unit 3          1972               GE Frame 7             64.8         5,195.6         17.42             69.3
             Unit 5          1975               GE Frame 7             68.7         4,762.1         16.35             66.4
             Unit 6          1975               BB 11D-4NM             81.0         5,889.3         28.11             67.7
             Unit 7          1978               BB 11D-4NM             71.0         2,881.1         13.44             40.4
             Unit 8          1981            BB DK-21150(2)            55.0         6,046.8         13.26             69.0

   Bernice Lake
   Power Plant(3)
             Unit 2          1971               GE Frame 5             19.0             0.0          0.00            100.0
             Unit 3          1978               GE Frame 5             26.0         3,888.8          4.62             95.0
             Unit 4          1981               GE Frame 5             22.5         2,049.1          2.26             91.9

   Cooper Lake
   Hydroelectric
   Plant
             Unit 1          1960              BB MV 230/10            10.3         4,103.6          2.29             49.7
             Unit 2          1960              BB MV 230/10            10.3         2,768.3          1.49             32.4

   International
   Power Plant
             Unit 1          1964               GE Frame 5             14.1            98.5          0.05            100.0
             Unit 2          1965               GE Frame 5             14.1           114.0          0.04            100.0
             Unit 3          1969            Westinghouse 191G         18.5           100.5          0.05             88.6

   Eklutna
   Hydroelectric
   Plant (4)
             Unit 1          1955              Newport News             6.3           N/A5           N/A5            N/A5
             Unit 2          1955              Newport News             6.3           N/A5           N/A5            N/A5
                                                                                   --------         ------

   System Total                                                                    38,814.6          100%

-------------------
         (1) Capacity rating in MW at 30 degrees Fahrenheit.

         (2) Steam-turbine powered generator with heat provided by exhaust from natural-gas fueled Units 6 and 7 (combined-cycle).

         (3) Beluga Unit 4 and Bernice Lake Unit 1 were retired during 1994.

         (4) The Eklutna Hydroelectric Plant is jointly owned by MEA, AML&P and us. The capacity shown is our 30% share of the plant's maximum output.

         (5) Because Eklutna Hydroelectric Plant is operated by MEA and managed by a committee of the three owners, we do not record run hours or in-commission rates.

         Transmission and Distribution Assets

         As of September 30, 2001, our transmission and distribution assets included 39 substations and 402 miles of transmission lines, 930 miles of overhead distribution lines and 680 miles of underground distribution lines. We own the land on which 20 of our substations are located and a portion of the right-of-way connecting our Beluga facility to Anchorage. As part of our 1997 acquisition of 30% of the Eklutna facility, we also acquired a partial interest in two substations and additional transmission facilities.

         Many substations and a substantial number of our transmission and distribution rights-of-way are the subject of federal or state permits and licenses. Under a federal license and a permit from the United States Forest Service, we operate the Quartz Creek transmission substation, substations at Hope, Summit Lake and Daves Creek, and transmission lines over all federal lands between Cooper Lake on the Kenai Peninsula and Anchorage. Long-term permits from the Alaska Division of Lands and the Alaska Railroad Corporation govern much of the rest of our transmission system outside the Anchorage area. Within the Anchorage area, we operate our University substation and several major transmission lines pursuant to long-term rights-of-way grants from the U.S. Department of the Interior, Bureau of Land Management, and transmission and distribution lines have been constructed across privately owned lands pursuant to easements across public rights-of-way and waterways pursuant to authority granted by the appropriate governmental entity.

         Title

         Until the Release Date, substantially all of our tangible and some of our intangible properties and assets, including generation, transmission and distribution properties, but excluding all excepted property identified in the Existing Indenture, are pledged to secure repayment of the bonds issued under the Existing Indenture. See "Description of the Bonds - Security for Payment of the Obligations Prior to Release Date; Conversion to Unsecured Obligations on Release Date."

         In addition to the lien of the Existing Indenture, many of our properties are burdened by easements, plat restrictions, mineral reservation, water rights and similar title exceptions common to the area or customarily reserved in conveyances from federal or state governmental entities, and to additional minor tide encumbrances and defects. We do not believe that any of these title defects will materially impair the use of our properties in the operation of our business.

         Under the Alaska Electric and Telephone Cooperative Act, we possess the power of eminent domain for the purpose and in the manner provided by Alaska condemnation laws for acquiring private property for public use.

         Other Assets

         Bradley Lake. We are a participant in the Bradley Lake hydroelectric project, which is a 126 megawatt rated capacity hydroelectric facility near Homer on the southern end of the Kenai Peninsula that was placed into service in September 1991. The project is nominally scheduled at 90 megawatts to minimize losses and insure system stability. We have a 27.4 megawatt or 30.4% share in the Bradley Lake project's output, and take Seward's and MEA's shares which we net bill to them, for a total of 45% of the project's capacity. We pay Homer a fixed sum of $120,000 annually to dispatch and schedule their share of the project's capacity.

         The project was financed and built by AEA through grants from the State of Alaska and the issuance of $166 million principal amount of revenue bonds supported by power sales agreements with six electric utilities that share the output from the facility (AML&P, Homer and MEA (through AEG&T), GVEA, Seward and us). The participating utilities have entered into take-or-pay power sales agreements under which AEA has sold percentage shares of the project capacity and the utilities have agreed to pay a like percentage of the annual costs of the project (including ownership, operation and maintenance costs, debt-service costs and amounts required to maintain established reserves). We also provide transmission and related services as a wheeling agent (one who dispatches and transmits power of third parties over its own system) for all of the participants in the Bradley Lake project.

         The length of our Bradley Lake power sales agreement is fifty years from the date of commercial operation of the facility (September 1991) or when the revenue bond principal is repaid, whichever is the longer. We believe that our maximum annual liability for our take-or-pay obligations is approximately $4.1 million. We believe that so long as this project produces power taken by us for our use that this expense will be recoverable through a fuel surcharge. The share of Bradley Lake indebtedness for which we are responsible is approximately $44 million. Upon the default of a participant, and subject to certain other conditions, AEA is entitled to increase each other participant's share of costs and output pro rata, to the extent necessary to compensate for the failure the defaulting participant to pay its share, provided that no participant's percentage share may be increased by more than 25%.

         We negotiated with AEG&T a scheduling agreement whereby we schedule Homer's share of the Bradley Lake project through AEG&T for the benefit of the Railbelt electric system. AEG&T continues to pay its Bradley Lake project costs and receives credit for the Bradley Lake energy generated for Homer. We pay a fixed annual fee of $112,000 to AEG&T for these scheduling rights. This agreement allows us to improve the efficiency of our generating resources through better hydrothermal coordination.

         Eklutna. We purchased a 30% undivided interest in the Eklutna Hydroelectric Project from the federal government in 1997. MEA also owns 17% of the Eklutna Hydroelectric Project. The power MEA purchases from the Eklutna Hydroelectric Project is pooled with our purchases and sold back to MEA to be used in meeting MEA's overall power requirements. AML&P owns the remaining 53% undivided interest in the Eklutna Hydroelectric Project.

Fuel Supply and Transportation

         For the nine months ending September 30, 2001, 96% of our power was generated from gas, and 89% of that gas-fired generation took place at Beluga.

         Our primary sources of natural gas are the Beluga River Field producers (Phillips Alaska, Inc. ("Phillips"), AML&P and Chevron USA Inc. ("Chevron")) and Marathon. Phillips, AML&P and Chevron each own one-third of the gas produced from the Beluga River Field and in the first nine months of 2001 provided approximately equal shares of the Beluga gas. We have approximately 362 billion cubic feet ("BCF") of remaining gas committed to us from the Beluga River Field producers and Marathon. We currently use approximately 23 BCF of natural gas per year for firm service. We believe that this usage will increase approximately
0.5 BCF per year and estimate that our contract gas will last 10 to 15 years. The deliverability requirements under the Beluga River Field producers and Marathon contracts are in excess of the peak winter demand requirements of the Beluga plant.

         Beluga River Field Producers

         We have similar requirements contracts with each of Phillips, AML&P and Chevron that were executed in April 1989, superseding contracts that had been in place since 1973. Each of the contracts with the Beluga River Field producers provides for delivery of gas on different terms in three different periods. Period 1 related to the delivery of gas previously committed by the respective producer under the 1973 contracts and ended in June 1996.

         During Period 2, which began in June 1996 and continues until the earlier of the delivery of 180 BCF of natural gas or December 31, 2013, we are entitled to take delivery of up to 180 BCF of natural gas (60 BCF per Beluga River Field producer). During this period, we are required to take 60% of our total fuel requirements at Beluga from the three Beluga River Field producers, exclusive of gas purchased at Beluga under the Marathon contract for use in making sales to GVEA or certain other wholesale purchasers. The price for gas during this period under the Phillips and AML&P contracts is approximately 88% of the price of gas under the Marathon contract (described below) ($2.4324 per million cubic feet ("MCF") on October 1, 2001), plus taxes. The price during this period under the Chevron contract is approximately 110% of the price of gas under the Marathon contract ($3.0405 per MCF on October 1, 2001), plus taxes.

         During Period 3 under the Beluga River Field producers' contracts, which begins on the earlier of December 31, 2013 or the end of Period 2, we may become entitled to take delivery of up to 120 BCF of natural gas (40 BCF per producer). Whether any gas will be taken in Period 3, and the price and take requirements with respect thereto, are to be determined in the future based upon then-current market conditions.

         We have supplemental, annually renewable contracts with the Beluga River Field producers to supply supplemental gas (for peak periods of energy usage) if they have it available in excess of the amounts guaranteed in the long-term contracts. The supplemental gas contracts raise the daily deliverability of gas from the Beluga River Field producers to an aggregate of 85,200 MCF per day. The base price of the gas under these contracts is the same as the base price under the Marathon contract, plus taxes.

         Marathon

         We entered into a requirements contract with Marathon in September 1988 for an initial commitment of 215 BCF. The contract expires on the earlier of December 31, 2015 or the date on which Marathon has delivered to us a volume of gas in total which equals or exceeds 215 BCF, which we currently expect to occur by mid-2009. The base price for gas under the Marathon contract is $1.35 per MCF, adjusted quarterly to reflect the percentage change between the preceding twelve-month period and a base period in the average prices of West Texas Intermediate Crude Oil (a benchmark of the Light Sweet Crude Oil Futures Index), the Producer Price Index for natural gas, and the Consumer Price Index for heating fuel oil. The price on October 1, 2001, exclusive of taxes, was $2.7641 per MCF.

         Under the terms of the Marathon contract, Marathon generally provides the primary supply of gas required for sales to GVEA, all of our requirements at Bernice Lake, International and Nikiski and 40% of the requirements at Beluga. Marathon also has a right of first refusal to provide additional gas under any sales agreements that we may enter into with electric utilities we do not currently serve. The terms of the Marathon contract also gave Marathon a right to provide additional volumes in the period following depletion of the initial commitment of 215 BCF. On June 13, 2001, we were notified that Marathon will not commit to supply any additional volumes.

         ENSTAR

         We entered into a transportation agreement with ENSTAR Natural Gas Company ("ENSTAR") in December 1992, whereby ENSTAR would transport our gas purchased from the Beluga River Field producers or Marathon on a firm basis to our International Power Plant at a transportation rate of $0.63 per MCF. In addition, ENSTAR agreed to transport gas on an interruptible basis for off-system sales at a rate of $0.30 per MCF. The agreement contains a minimum monthly bill of $2,600 for firm service. Under a tariff approved by the RCA in the event that the transportation agreement is subsequently canceled. ENSTAR is obligated to supply all of the gas we require at a price approved by the RCA. There would be a monthly minimum bill of $10,465, but no requirement to actually use any gas at the International Power Plant.

Environmental Matters

         General

         Our operations are subject to certain federal, state and local environmental laws and regulations which seek to limit to air, water and other pollution and regulate hazardous or toxic waste disposal. While we monitor these laws and regulations to ensure compliance, they frequently change and often become more restrictive. When this occurs, the costs of our compliance generally increase.

         We include costs associated with environmental compliance in both our operating and capital budgets. We accrue for costs associated with environmental remediation obligations when those costs are probable and reasonably estimable. We do not anticipate that environmental related expenditures will have a material effect on our results of operations or financial condition. We cannot, however, predict the nature, extent or cost of new laws or regulations relating to environmental matters.

         The Clean Air Act and Environmental Protection Agency ("EPA") regulations under the act (the "Clear Air Act") establish ambient air quality standards and limit the emission of many air pollutants. Some Clean Air Act programs that regulate electric utilities, notably the Title IV "acid rain" requirements, do not apply to facilities located in Alaska. The EPA's anticipated regulations to limit mercury emissions from fossil-fired steam-electric generating facilities, are not expected to materially impact Chugach because our thermal power plants burn exclusively natural gas.

         New Clean Air Act regulations impacting electric utilities may result from future events or may result from new regulatory programs that may be established to address problems such as global warming. While we cannot predict whether any new regulation would occur or its limitation, it is possible that new laws or regulations could increase our capital and operating costs. We have obtained or applied for all Clean Air Act permits currently required for the operation of our generating facilities, and we are not aware of any future requirements that will materially impact our financial condition.

         We are subject to numerous other environmental statutes including the Clean Water Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Endangered Species Act, and the Comprehensive Environmental Response, Compensation and Liability Act and to the regulations implementing these statutes. We do not believe that compliance with these statutes and regulations to date has had a material impact on our financial condition or results of operation. However, new laws or regulations, implementation of final regulations or changes in or new interpretations of these laws or regulations could result in significant additional capital or operating expenses.

         Cooper Lake

         We discovered polychlorinated biphenyls ("PCBs") in paint, caulk and grease at the Cooper Lake Hydroelectric Plant during initial phases of a turbine overhaul. A Federal Energy Regulatory Commission ("FERC), approved plan, prepared in consultation with the EPA, was implemented to remediate the PCBs in the plant. As a condition of its approval of the license amendment for the overhaul project, FERC required us also to investigate the presence of PCBs in Kenai Lake. A sampling plan was developed by us in consultation with various agencies and approved by FERC. In 2000, we sampled sediments and fish collected from Kenai Lake and other waters. While extremely low levels of PCBs were found in some sediment samples taken near the plant, no pathway from sediment to fish was established. Additional sediment sampling and analysis in this area is being performed. While the presence of PCBs in fish did not reveal amounts above background levels, we are conducting additional sampling and analysis of fish in Kenai Lake and other waters. We have asked FERC for a 45 day extension in which to file a report currently due on December 31, 2001 on the results of the additional fish and sediment sampling. Management believes the costs of this work will be recoverable through rates and therefore will have no material impact on our financial condition or results of operations.

Legal Proceedings

         Matanuska Electric Association, Inc. v. Chugach Electric Association, Inc.

         On July 7, 1999, MEA filed a complaint against us in Alaska Superior Court in Anchorage, asserting that we violated state statutes, our bylaws and its power supply agreement with us in failing to provide MEA with information about several different matters that MEA asserts could affect the cost of the power MEA purchases from us. MEA also asserted that we violated the power supply agreement in our management of our long-term bond indebtedness.

         On February 8, 2000, MEA added a claim requesting an order requiring us to present our general rate case filing to the Joint Committee (a review panel comprised of two representatives of our Board of Directors and one MEA director) prior to presenting it to the RCA. On July 10, 2001, in accordance with the power sales agreement, we filed our general rate case directly with the RCA requesting interim base rate relief without review by the Joint Committee. On September 10, 2001, MEA filed a motion for partial summary judgment based on this filing. On September 28, 2001, we filed a cross motion for summary judgment on this issue. Briefing is now complete on this issue and the parties are awaiting a decision from the court.

         In a decision dated November 16, 2001, the Superior Court granted our motion for partial summary judgment dismissing the fifth cause of action challenging our management of our long-term bond indebtedness. As a result of that decision, all of MEA's claims, except their request for an order requiring us to present our general rate case filing to the Joint Committee, have been dismissed either by a decision of the court or by stipulation of the parties. Should trial on the remaining issue be necessary, it is set for April 2002. MEA has indicated its intention to appeal the court's November 16, 2001, ruling.

         Other

         We have certain additional litigation matters and pending claims that arise in the ordinary course of our business. In the opinion of management, no individual matter or the matters in the aggregate is likely to have a material adverse effect on our results of operations or financial condition.

                                   MANAGEMENT

         We operate under the direction of a Board of Directors that is elected at large by our membership. Day-to-day business and affairs are administered by the General Manager. Our seven-member Board of Directors sets policy and provides direction to our General Manager. The following table sets forth certain information with respect to our executive officers and directors.

                  Name                                Age                               Position
--------------------------------------------         -----            ---------------------------------------------

Eugene N. Bjornstad.........................           63             General Manager
Lee D. Thibert..............................           46             Executive Manager, Transmission and
                                                                      Distribution Network Services
Evan J. Griffith............................           60             Executive Manager, Finance and Energy Supply
William R. Stewart..........................           54             Executive Manager, Retail Services
Bruce Davison...............................           53             President and Director
H. A. ("Red") Boucher.......................           80             Vice President and Director
Christopher Birch...........................           51             Secretary and Director
Jeffrey W. Lipscomb.........................           50             Treasurer and Director
Elizabeth ("Pat") Kennedy...................           63             Director
Pat Jasper..................................           72             Director
Dave Cottrell...............................           54             Director


Executive Officers

         Eugene N. Bjornstad was appointed our General Manager on June 22, 1994. Prior to that he served as Acting General Manager from March 28, 1994, until his permanent appointment. He joined us in 1983 and served as Executive Manager, Operating Divisions from 1988 to 1994.

         Lee D. Thibert was appointed our Executive Manager, Transmission & Distribution Network Services in a reorganization on June 1, 1997. Prior to that he was Executive Manager, Operating Divisions from June of 1994. Before moving up to the Executive Manager position, he served as Director of Operations from May 1987.

         Evan J. Griffith has been our Executive Manager, Finance and Energy Supply since our internal reorganization on June 1, 1997. Prior to that, he was Executive Manager, Finance & Planning from August 1989 to June 1997. Prior to coming to us, he was Budget/Program Analyst for the Anchorage Municipal Assembly from August 1984 to August 1989.

         William R. Stewart has been our Executive Manager, Retail Services since the June 1, 1997 reorganization. Prior to that, he was our Executive Manager, Administration from July 1987 to June 1, 1997. He was our Division Director of Administration from January 1984 to July 1987 and our Staff Assistant to the General Manager from November 1982 to January 1984. He has been employed by us since 1969.

Board of Directors

         Bruce Davison serves as President of the Board. He had served as the Secretary of the Board since April 1998. Mr. Davison was first appointed to the Board in June 1997. Prior to his appointment, he served two years on our Bylaws Committee. He is a partner in the law firm of Davison & Davison, Inc.

         Red Boucher became Vice President of the Board in April 2001. He was elected to the Board in April 1999. In addition to being a director, Mr. Boucher owns a consulting firm, serves as president of a telecommunication firm and hosts a weekly statewide TV show. He has held many elected offices in Alaska including Lieutenant Governor.

         Chris Birch has been serving as Secretary of the Board since April 2001. He was appointed to fill a Board vacancy in October 1996. Mr. Birch was then elected to that seat in April 1997. He has previously served as Secretary and President. He is a professional engineer for the Alaska Department of Transportation and Public Facilities.

         Jeff Lipscomb was elected director in April 2000 and currently serves as Treasurer. Mr. Lipscomb is the principal of JWL Engineering which he founded in 1995. He is a professional mechanical engineer with over 20 years of experience in Alaskan oil and gas production facility design.

         Pat Kennedy has served on the Board since 1993 and has served as both Secretary and President. She is an attorney who has been licensed to practice law since 1976.

         Pat Jasper most recently served as the President of the Board from April 2000 to April 2001. Ms. Jasper was originally elected to the Board in April 1995. Since 1995, she has held several offices including Secretary, Vice President and President. She is a small business owner and has been a computer programmer and systems analyst.

         Dave Cottrell was elected to the Board in April 2001. Mr. Cottrell has been the president and managing partner at Mikunda Cottrell & Co., an accounting firm he owns in Anchorage, since 1977. Mr. Cottrell is a certified public accountant.

                             EXECUTIVE COMPENSATION

Cash Compensation

         The following table sets forth all remuneration paid by us for the last three years to each of our four executive officers, each of whose total cash and cash equivalent compensation exceeded $100,000 for 2000, and for all the executive officers as a group:


      Name                       Principal Position       Year          Salary            Bonus           Total
---------------------          ---------------------     ------         ----------     ---------        ---------
Eugene N. Bjornstad            General Manager            2000           $230,074             -         $230,074
                                                          1999            168,057        $36,891         204,948
                                                          1998            166,427         33,996         200,423
Lee D. Thibert                 Executive Manager,
                               Transmission &             2000            131,710             -          131,710
                               Distribution               1999            123,390         12,757         136,147
                               Network Services           1998            125,880             -          125,880

Evan J. Griffith               Executive Manager,         2000            131,657             -          131,657
                               Finance &                  1999            135,140         12,757         147,897
                               Energy Supply              1998            131,634          3,300         134,934

William R. Stewart             Executive Manager,         2000            134,398             -          134,398
                               Retail Services            1999            137,376         12,757         150,133
                                                          1998            140,193          3,300         143,493

         Our directors are compensated for their services in the amount of $100 per board meeting attended (including committee meetings) up to a maximum of seventy meetings per year for a director and eighty-five meetings per year for the President. Upon termination, Mr. Bjornstad's employment agreement provides that he may receive an amount equal to his salary for the greater of six months or remaining term of his employment agreement (which number shall not be less than six months) plus any accrued annual leave or other compensation then due as of the effective date of the notice of termination.

Compensation Pursuant to Plans

         We have elected to participate in the National Rural Electric Cooperative Association ("NRECA") Retirement and Security Program (the "Plan"), a multiple employer defined benefit master pension plan maintained and administered by the NRECA for the benefit of its members and their employees. The Plan is intended to be a qualified pension plan under Section 401(a) of the Code. All our employees not covered by a union agreement become participants in the Plan on the first day of the month following completion of one year of eligibility service. An employee is credited with one year of eligibility service if he completes 1,000 hours of service either in his first twelve consecutive months of employment or in any calendar year for us or certain other employers in rural electrification (related employers). Pension benefits vest at the rate of 10% for each of the first four years of vesting service and become fully vested and nonforfeitable on the earlier of the date a participant has five years of vesting service or the date the participant attains age fifty-five while employed by us or a related employer. A participant is credited with one year of vesting service for each calendar year in which he performs at least one hour of service for us or a related employer. Pension benefits are generally paid upon the participant's retirement or death. A participant may also elect to receive pension benefits while still employed by us if he has reached his normal retirement date by completing thirty years of benefit service (defined below) or, if earlier, by attaining age sixty-two. A participant may elect to receive actuarially reduced early retirement pension benefits before his normal retirement date provided he has attained age fifty-five.

         Pension benefits paid in normal form are paid monthly for the remaining lifetime of the participant. Unless an actuarially equivalent optional form of benefit payment to the participant is elected, upon the death of a participant the participant's surviving spouse will receive pension benefits for life equal to 50% of the participant's benefit. The annual amount of a participant's pension benefit and the resulting monthly payments the participant receives under the normal form of payment are based on the number of his years of participation in the Plan (benefit service) and the highest five-year average of the annual rate of his base salary during the last ten years of his participation in the Plan (final average salary). Annual compensation in excess of $200,000, as adjusted by the Internal Revenue Service for cost of living increases, is disregarded after January 1, 1989. The participant's annual pension benefit at his normal retirement date is equal to the product of his years of benefit service (up to thirty) times final average salary times 2%. In 1998, NRECA notified us that there were employees whose pension benefits from the Plan would be reduced because of limitations on retirement benefits payable under Section 401(a)(17) or 415 of the Code. NRECA made available a Pension Restoration Severance Pay Plan and a Pension Restoration Deferred Compensation Plan for cooperatives to adopt in order to make employees whole for their lost benefits. In May 1998, we adopted both of these plans to protect the benefits of current and future employees whose pension benefits would be reduced because of these limitations.

         The following table sets forth the estimated annual pension benefit payable at normal retirement date for participants in the specified final average salary and years of benefit service categories:

                                                        Years of Benefit Service
            Final Average          ------------------------------------------------------------------
               Salary                 15                20                  25                 30+
            -------------          --------          ---------            --------           --------

              $125,000             $37,500            $50,000             $62,500             $75,000
               150,000              45,000             60,000              75,000              90,000

         The annual pension benefits indicated above are the joint and surviving spouse life annuity amounts payable by the Plan, and they are not subject to any deduction for Social Security or other offset amounts.

         Benefit service as of December 31, 2000 taken into account under the Plan for the executive officers is shown below. Base salary for 2000 taken into account under the Plan for purposes of determining final average salary is also included.

                                                                                                        Covered
               Name                  Principal Position                     Benefit Service           Compensation
------------------------------       --------------------------------       ---------------          ---------------
Eugene N. Bjornstad...........       General Manager                             16.7                    $165,027
Lee D. Thibert................       Executive Manager, Transmission             12.7                     130,790
                                     & Distribution Network Services
Evan J. Griffith..............       Executive Manager, Finance &                10.4                     130,166
                                     Energy Supply
William R. Stewart............       Executive Manager, Retail                   30.0                     130,187
                                     Services


Employment Arrangements

         In August 2001, we entered into an employment agreement with Eugene Bjornstad, our General Manager. He is paid an annual base salary of $175,000. Mr. Bjornstad also is eligible to receive additional compensation, bonus and benefits for meeting performance goals established annually by the Board of Directors. In the event that Mr. Bjornstad is terminated without cause, he will be entitled to severance in an amount equal to six months of his annual salary, plus any accrued annual leave and any bonuses or other compensation then due.

                                 BOND INSURANCE

         [The following information has been furnished by    (the "Insurer") for
use in this prospectus. Reference is made to Appendix A to this prospectus for a specimen of the Insurer's policy.


         The Insurer's policy unconditionally and irrevocably guarantees the full and complete payment required to be made by or on behalf of Us to the Paying Agent or its successor of an amount equal to (i) the principal of (either at the stated maturity or by an advancement of maturity pursuant to a mandatory sinking fund payment) and interest on, the Bonds as such payments shall become due but shall not be so paid (except that in the event of any acceleration of the due date of such principal by reason of mandatory or optional redemption or acceleration resulting from default or otherwise, other than any advancement of maturity pursuant to a mandatory sinking fund payment, the payments guaranteed by the Insurer's policy shall be made in such amounts and at such times as such payments of principal would have been due had there not been any such acceleration); and (ii) the reimbursement of any such payment which is subsequently recovered from any owner of the Bonds pursuant to a final judgment by a court of competent jurisdiction that such payment constitutes an avoidable preference to such owner within the meaning of any applicable bankruptcy law (a "Preference").


         The Insurer's policy does not insure against loss of any prepayment premium which may at any time be payable with respect to any Bond. The Insurer's policy does not, under any circumstance, insure against loss relating to: (i) optional or mandatory redemptions (other than mandatory sinking fund redemptions); (ii) any payments to be made on an accelerated basis; (iii) payments of the purchase price of Bonds upon tender by an owner thereof; or (iv) any Preference relating to (i) through (iii) above. The Insurer's policy also does not insure against nonpayment of principal of or interest on the Bonds resulting from the insolvency, negligence or any other act or omission of the Paying Agent or any other paying agent for the Bonds.


         Upon receipt of telephonic or telegraphic notice, such notice subsequently confirmed in writing by registered or certified mail, or upon receipt of written notice by registered or certified mail, by the Insurer from the Paying Agent or any owner of a Bond the payment of an insured amount for which is then due, that such required payment has not been made, the Insurer on the due date of such payment or within one business day after receipt of notice of such nonpayment, whichever is later, will make a deposit of funds, in an account with State Street Bank and Trust Company, N.A., in New York, New York, or its successor, sufficient for the payment of any such insured amounts which are then due. Upon presentment and surrender of such Bonds or presentment of such other proof of ownership of the Bonds, together with any appropriate instruments of assignment to evidence the assignment of the insured amounts due on the Bonds as are paid by the Insurer, and appropriate instruments to effect the appointment of the Insurer as agent for such owners of the Bonds in any legal proceeding related to payment of insured amounts on the Bonds, such instruments being in a form satisfactory to State Street Bank and Trust Company, N.A., State Street Bank and Trust Company, N.A. shall disburse to such owners or the Paying Agent payment of the insured amounts due on such Bonds, less any amount held by the Paying Agent for the payment of such insured amounts and legally available therefor.


         The Insurer is the principal operating subsidiary of MBIA Inc., a New York Stock Exchange listed company (the "Company"). The Company is not obligated to pay the debts of or claims against the Insurer. The Insurer is domiciled in the State of New York and licensed to do business in and subject to regulation under the laws of all 50 states, the District of Columbia, the Commonwealth of Puerto Rico, the Commonwealth of the Northern Mariana Islands, the Virgin Islands of the United States and the Territory of Guam. The Insurer has two European branches, one in the Republic of France and the other in the Kingdom of Spain. New York has laws prescribing minimum capital requirements, limiting classes and concentrations of investments and requiring the approval of policy rates and forms. State laws also regulate the amount of both the aggregate and individual risks that may be insured, the payment of dividends by the Insurer, changes in control and transactions among affiliates. Additionally, the Insurer is required to maintain contingency reserves on its liabilities in certain amounts and for certain periods of time.


         As of December 31, 2000, the Insurer had admitted assets of $ billion (audited), total liabilities of $ billion (audited), and total capital and surplus of $ billion (audited) determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities. As of September 30, 2001, the

Insurer had admitted assets of $   billion (unaudited), total liabilities of $
billion (unaudited), and total capital and surplus of $   billion (unaudited)
determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities.

         Copies of the Insurer's year-end financial statements prepared in accordance with statutory accounting practices are available without charge from the Insurer. A copy of the Annual Report on Form 10-K of the Company is available from the Insurer or the Securities and Exchange Commission. The address of the Insurer is . The telephone number of the Insurer is .

         [Moody's Investors Service, Inc. rates the financial strength of the Insurer "Aaa."

         Standard & Poor's Ratings Services Group, a division of The McGraw-Hill Companies, Inc., rates the financial strength of the Insurer "AAA."

         Fitch IBCA, Inc. rates the financial strength of the Insurer "AAA."]

         Each rating of the Insurer should be evaluated independently. The ratings reflect the respective rating agency's current assessment of the creditworthiness of the Insurer and its ability to pay claims on its policies of insurance. Any further explanation as to the significance of the above ratings may be obtained only from the applicable rating agency.

         The above ratings are not recommendations to buy, sell or hold the Bonds, and such ratings may be subject to revision or withdrawal at any time by the rating agencies. Any downward revision or withdrawal of any of the above ratings may have an adverse effect on the market price of the Bonds. The Insurer does not guaranty the market price of the Bonds nor does it guaranty that the ratings on the Bonds will not be revised or withdrawn.]

                            DESCRIPTION OF THE BONDS

General

         The Bonds will be issued under and secured initially by the Existing Indenture. U.S. Bank Trust National Association currently acts as trustee under the Existing Indenture (the "Trustee"). On the earliest date when all bonds issued under the Existing Indenture prior to April 2001 cease to be outstanding or their holders have consented to release of the lien (the "Release Date"), the Existing Indenture will be superseded in its entirety by the Amended Indenture. Our currently outstanding 1991 Series A Bonds Due 2002 are not redeemable, and our 1991 Series A Bonds Due 2022 are not redeemable until March 15, 2002, so the earliest date on which we expect that the Amended Indenture could take effect is March 15, 2002. For purposes hereof, reference to the "Indenture" refers to the Existing Indenture at all times prior to the Release Date, and to the Amended Indenture at all times on and after the Release Date. Obligations of all series that have been or may be issued under the Indenture, including the Bonds, may be referred to in this prospectus as "Obligations."

         The following summaries of provisions of the Bonds do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular sections of the Indenture or capitalized terms are referred to in this prospectus, such sections and the definitions of such capitalized terms contained in the Indenture are incorporated by reference in their entirety. The Indenture is included as an exhibit to the registration statement of which this prospectus is a part. A copy of the Indenture may also be obtained from the Trustee or from us.

         In connection with the issuance of the Auction Rate Bonds, the Trustee will enter into an Auction Agreement with the Auction Agent which, among other things, sets forth the duties and responsibilities of the Auction Agent. Reference is made to Appendix B--Auction Procedures to this prospectus, which is a part of the Indenture and the Auction Agreement. Unless otherwise defined in this prospectus, capitalized terms referred to in "Description of the Bonds--Auction Rate Bonds" are defined either in the Auction Agreement, Appendix B--Auction Procedures or under "Description of the Bonds--Auction Rate Bonds--Glossary of Terms." Terms contained in the Auction Agreement are incorporated by reference in their entirety. The Auction Agreement is included as an exhibit to the registration statement of which this prospectus is a part. A copy of the Auction Agreement may also be obtained from the Trustee or from us.

2002 Series A Bonds

         The 2002 Series A Bonds will mature on , 2002 and will bear interest at the annual rate of % (on the basis of a 360-day year) from their date of issuance or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on and of each year, commencing , 2002, to the person in whose name the 2002 Series A Bonds are registered at the close of business on the Regular Record Date for such interest, which shall be the last day (whether or not a business day) of the calendar month next preceding such Interest Payment Date. If interest on the 2002 Series A Bonds is not punctually paid or duly provided for, we will pay such amount instead to each registered holder of the bonds on a special record date not more than 15 nor less than 10 days prior to the date of the proposed payment. Principal of, and premium (if any) and interest on, the 2002 Series A Bonds will be payable, and the transfer of interests in the bonds will be effected, through the facilities of The Depository Trust Company, a New York corporation ("DTC"), as described under "Book-Entry System; Exchangeability." The 2002 Series A Bonds will be issued in multiples of $1,000 denominations.

Auction Rate Bonds

         The Auction Rate Bonds will mature on , 2012 bear interest from the date of original delivery to and through , 2002 at a rate established by the underwriter, prior to their date of delivery. Afterwards, the Auction Rate Bonds will bear interest at the applicable rate set for 28-day Auction Periods. The initial Auction Date will be , 2002. After this date, the applicable interest rate will be the term rate established by the Auction Agent based on the terms of the Auction Procedures. Unless approved by us, the term rate will not exceed the Maximum Rate. The Auction Rate Bonds will be issued in denominations of (i) for the Auction Rate Bonds bearing interest at a Daily

Rate, a Weekly Rate or a Flexible Rate, $100,000 or any integral multiple of $5,000 in excess thereof; (ii) for the 2002 Series B Bonds bearing interest at an Auction Mode Rate, $50,000 and multiples of $50,000 thereof; and (iii) for the 2002 Series B Bonds bearing interest at a Term Rate or a Fixed Rate, $5,000 or any integral multiple thereof (collectively the "Authorized Denominations").

         The Auction Rate Bonds can at our direction on any conversion date be converted to a daily, seven-day, 28-day, 35-day, three-month or a semiannual period or a Flexible Auction Period and will bear interest at the rate established for such period through the Auction Procedures. Upon conversion to a daily, seven-day, 28-day, 35-day, three-month or a semiannual period or a Flexible Auction Period, the Auction Rate Bonds will be subject to mandatory tender on the conversion date at a price equal to 100% of the principal amount thereof plus accrued interest, if any, to such date. Interest on the Auction Rate Bonds in a daily, seven-day, 28-day, 35-day, a three-month or a Flexible Auction Period of 180 days or less will be computed on the basis of a 360-day year for the actual number of days elapsed. Interest on the Auction Rate Bonds in a semiannual Auction Period or Flexible Auction Period of more than 180 days will be computed on the basis of a 360-day year of twelve 30-day months.

         Auction Agent

         The Trustee will enter into the Auction Agreement initially with Bankers Trust Company, pursuant to which Bankers Trust, as agent for the Trustee, shall perform the duties of Auction Agent. The Auction Agreement provides, among other things, that the Auction Agent will determine the Auction Rate for each Auction in accordance with the Auction Procedures.

         Auction Date

         An Auction to determine the interest rate with respect to the Auction Rate Bonds for the next succeeding Auction Period will be held on the business day next preceding each Interest Payment Date except when the Auction Rate Bonds are in a daily Auction Period when an Auction will be held every business day. The first Auction will take place on , 2002.

         Orders

         The procedure for submitting Orders prior to the Submission Deadline on each Auction Date is described in Appendix B--Auction Procedures hereto.

         Submission of Orders; Auction Procedures

         Prior to the Submission Deadline on an Auction Date, existing and potential owners of the Auction Rate Bonds will, either themselves or through their broker, need to have submitted an irrevocable Hold Order, Bid or Sell Order to the Auction Agent setting forth the principal amount of Auction Rate Bonds and the interest rate at which they are willing to hold, buy or sell. If an Order for all the Auctions Rate Bonds held by an existing owner is not submitted to the Auction Agent prior to the Submission Deadline, the existing owner will be deemed to have submitted a Hold Order covering all the principal amount of Auction Rate Bonds held by such existing owner and not subject to orders submitted.

         Promptly after the Submission Deadline on each Auction Date, the Auction Agent assembles all Orders submitted or deemed submitted to it by the broker-dealers (each such Order as submitted or deemed submitted by a broker-dealer being hereinafter referred to as a "Submitted Hold Order," a "Submitted Bid" or a "Submitted Sell Order," as the case may be, and collectively as a "Submitted Order") and will determine (i) the Available Bonds,
(ii) whether there are Sufficient Clearing Bids, and (iii) the Auction Rate. In the event the Auction Agent fails to calculate, or for any reason fails to timely provide, the Auction Rate for any Auction Period, the Auction Rate for such Auction Period will be the No Auction Rate.

         In the event of Sufficient Clearing Bids, Submitted Orders are accepted or rejected in the following order of priority:

         (i) the Submitted Hold Order of each existing owner will be accepted, thus requiring each the existing owner to continue to hold the Bonds that are the subject of the Submitted Hold Order;

         (ii) the Submitted Sell Order of each existing owner will be accepted and the Submitted Bid of each existing owner specifying any rate that is higher than the Winning Bid Rate will be rejected, thus requiring each such existing owner to sell the Bonds that are the subject of the Submitted Sell Order or Submitted Bid;

         (iii) the Submitted Bid of each existing owner specifying any rate that is lower than the Winning Bid Rate will be accepted, thus requiring each such existing owner to continue to hold the Bonds that are the subject of the Submitted Bid;

         (iv) the Submitted Bid of each potential owner specifying any rate that is lower than the Winning Bid Rate will be accepted, thus requiring each such existing owner to purchase the Bonds that are the subject of the Submitted Bid;

         (v) the Submitted Bid of each existing owner specifying a rate that is equal to the Winning Bid Rate will be accepted, thus requiring each such existing owner to continue to hold the Bonds that are the subject of the Submitted Bid, but only up to and including the principal amount of Bonds obtained by multiplying (A) the aggregate principal amount of Outstanding Bonds which are not the subject of Submitted Hold Orders described in paragraph (i) above or of Submitted Bids described in paragraphs (iii) or (iv) above by (B) a fraction the numerator of which will be the principal amount of Outstanding Bonds held by such existing owner subject to the Submitted Bid and the denominator of which will be the aggregate principal amount of Outstanding Bonds subject to the Submitted Bids made by all the existing owners that specified a rate equal to the Winning Bid Rate, and the remainder, if any, of the Submitted Bid will be rejected, thus requiring each such existing owner to sell any excess amount of Bonds;

         (vi) the Submitted Bid of each potential owner specifying a rate that is equal to the Winning Bid Rate will be accepted, thus requiring each such potential owner to purchase the Bonds that are the subject of the Submitted Bid, but only in an amount equal to the principal amount of Bonds obtained by multiplying (A) the aggregate principal amount of Outstanding Bonds which are not the subject of Submitted Hold Orders described in paragraph (i) above or of Submitted Bids described in paragraphs (iii), (iv) or (v) above by (B) a fraction the numerator of which will be the principal amount of Outstanding Bonds subject to the Submitted Bid and the denominator of which will be the sum of the aggregate principal amount of Outstanding Bonds subject to the Submitted Bids made by all the potential owners that specified a rate equal to the Winning Bid Rate, and the remainder of the Submitted Bid will be rejected; and

         (vii) the Submitted Bid of each potential owner specifying any rate that is higher than the Winning Bid Rate will be rejected.

         In the event there are not Sufficient Clearing Bids, Submitted Orders will be accepted or rejected as follows in the following order of priority:

         (i) the Submitted Hold Order of each existing owner will be accepted, thus requiring each such existing owner to continue to hold the Bonds that are the subject of the Submitted Hold Order;

         (ii) the Submitted Bid of each existing owner specifying any rate that is not higher than the Maximum Auction Rate will be accepted, thus requiring each such existing owner to continue to hold the Bonds that are the subject of the Submitted Bid;

         (iii) the Submitted Bid of each potential owner specifying any rate that is not higher than the Maximum Auction Rate will be accepted, thus requiring each such potential owner to purchase the Bonds that are the subject of the Submitted Bid;

         (iv) the Submitted Sell Orders of each existing owner will be accepted as Submitted Sell Orders and the Submitted Bids of each existing owner specifying any rate that is higher than the Maximum Rate will be deemed to be and will be accepted as Submitted Sell Orders, in both cases only up to and including the principal amount of Bonds obtained by multiplying (A) the aggregate principal amount of Bonds subject to Submitted Bids described in paragraph (iii) of this subsection (b) by
         (B) a fraction the numerator of which will be the principal amount of Outstanding Bonds held by such existing owner subject to the Submitted Sell Order or the Submitted Bid deemed to be a Submitted Sell Order and the denominator of which will be the principal amount of outstanding Auction Rate Bonds subject to all the Submitted Sell Orders and the Submitted Bids deemed to be Submitted Sell Orders, and the remainder of each the Submitted Sell Order or Submitted Bid will be deemed to be and will be accepted as a Hold Order and each such existing owner will be required to continue to hold such excess amount of Auction Rate Bonds; and

         (v) the Submitted Bid of each potential owner specifying any rate that is higher than the Maximum Auction Rate will be rejected.

         Amendment of Auction Procedures

         The Auction Procedures may be amended by obtaining the consent of all the owners of all Auction Rate Bonds. All owners of the Auction Rate Bonds will be deemed to have consented if on the first Auction Date occurring at least 20 days after the Auction Agent mailed notice to such owners the Auction Rate determined for such date is the Winning Bid Rate. Changes to the Auction Periods and Auction Dates do not require the amendment of the Auction Procedures or any consents.

         Conversion from One Auction Period to Another

         On the conversion date the Auction Rate Bonds which are not the subject of a specific Hold Order or Bid will be deemed to be subject to a Sell Order. In the event of a failed conversion to another Auction Period due to the lack of Sufficient Clearing Bids, the Auction Rate Bonds will automatically convert to a seven-day Auction Period and will bear interest at the Maximum Auction Rate. In connection with a conversion from one Auction Period to another, written notice of such conversion will be given in accordance with the Auction Procedures; however, the Auction Rate Bonds will not be subject to mandatory tender on such conversion date.

         Conversion of Auction Rate Bonds to Another Interest Mode

         At our option, all of the Auction Rate Bonds may be converted to bear interest at a Daily Rate, a Weekly Rate, a Flexible Rate, a Term Rate or a Fixed Rate. On the Mode Adjustment Date applicable to the Auction Rate Bonds to be converted, the Auction Rate Bonds to be converted shall be subject to mandatory tender at a purchase price equal to 100% of the principal amount thereof, plus accrued interest. The purchase price of the Auction Rate Bonds so tendered is payable solely from the proceeds of the remarketing of such Auction Rate Bonds. In the event that the conditions of a conversion are not satisfied, including the failure to remarket all applicable Auction Rate Bonds on a mandatory tender date, the Auction Rate Bonds will not be subject to mandatory tender, will be returned to their owners, will automatically convert to a seven-day Auction Period and will bear interest at the Maximum Auction Rate.

         Should the Auction Rate Bonds be converted to bear interest at a Daily Rate, a Weekly Rate, a Flexible Rate, a Term Rate or a Fixed Rate, such Auction Rate Bonds may need to be registered on a registration statement covering such securities. We will agree to take such reasonable additional actions, if any, necessary in order to register the Auction Rate Bonds under, and to otherwise comply with, each of the Securities Act and the Exchange Act upon remarketing of the Auction Rate Bonds.

         Broker-Dealer

         Broker-dealers may submit orders in any Auction for their own account. If a broker-dealer submits an order for its own account in any Auction, it might have an advantage over other bidders in that it would have knowledge of orders placed through it in that Auction; such broker-dealer, however, would not have knowledge of orders submitted by other broker-dealers (if any) in that Auction.

         Special Considerations

         The Auction Agent may resign from its duties as Auction Agent by giving at least 90 days' notice or 30 days' notice, if it has not been paid, to us and the Trustee and does not require, as a condition to the effectiveness of such resignation, that a replacement Auction Agent be in place if its fee has not been paid. The Broker-Dealer Agreement provides that the broker-dealer thereunder may resign upon five business days' notice or immediately, in certain circumstances, and does not require, as a condition to the effectiveness of such resignation, that a replacement broker-dealer be in place. For any Auction Period during which there is no duly appointed Auction Agent, or during which there is no duly appointed broker-dealer, it will not be possible to hold Auctions, with the result that the interest rate on the Auction Rate Bonds will be the No Auction Rate.

         Optional Redemption for the Auction Rate Bonds

         During the Auction Mode, the Auction Rate Bonds may be redeemed at our option in whole or in part on any Interest Payment Date immediately following the end of an Auction Period, at the principal amount of the bonds to be redeemed without premium together with the accrued interest; provided, however, in the event of a partial redemption of the Auction Rate Bonds bearing interest at the Auction Mode Rate, the aggregate principal amount not so redeemed shall be an integral multiple of $50,000.

         Sinking Fund Installments and Mandatory Redemption for the Auction Rate Bonds

         The Auction Rate Bonds are subject to mandatory redemption prior to maturity from sinking fund installments, on in the years and in the principal amounts set forth below at a redemption price equal to % of the principal amount being redeemed, plus accrued interest to the redemption date:

                                                    Principal Amount to be
                                    Year                     Redeemed

                                    2003
                                    2004
                                    2005
                                    2006
                                    2007
                                    2008
                                    2009
                                    2010
                                    2011

         Selection of Auction Rate Bonds to be Redeemed

         If we redeem less than all of the Auction Rate Bonds, the Auction Rate Bonds to be redeemed will be selected at random by the Trustee in such manner as the Trustee considers fair and appropriate and the portion of the Auction Rate Bonds not so redeemed will be in an Authorized Denomination.

         Notice of Redemption

         The Trustee, on our behalf, shall give notices of redemption by mail, postage prepaid not less than 15 days prior to the redemption date, to each holder of Auction Rate Bonds which are to be redeemed, at its last address, if any, appearing upon the registry books. Notice having been given in the manner provided in the Indenture, as the case may be, on the redemption date so designated, if there is sufficient moneys available therefor, then the Auction Rate Bonds of so called for redemption will become due and payable on such redemption date at the redemption price, plus interest accrued and unpaid to the redemption date.

         Glossary of Terms

         The following glossary of terms contains key terms used in the below summary of the Auction Rate Bonds. Capitalized terms found in this section but not defined in the glossary or in Appendix B--Auction Procedures have the meaning assigned them in the Auction Agreement.

         "Daily Mode" means the Interest Mode during which the Auction Rate Bonds of a particular series bear interest at Daily Rates.

         "Daily Rate" means the interest rate applicable to the Auction Rate Bonds during the Daily Mode, determined as provided in the Indenture.

         "Favorable Opinion of Bond Counsel" shall mean, with respect to any action to be taken hereunder with respect to the Auction Rate Bonds, an opinion of nationally recognized bond counsel to the effect that such action is permitted by the terms of the Indenture.

         "Fixed Mode" means the Interest Mode during which the Auction Rate Bonds bear interest at the Fixed Rate.

         "Fixed Rate" means the interest rate applicable to the Auction Rate Bonds during the Fixed Mode, determined as provided in the Indenture.

         "Flexible Mode" means the Interest Mode during which the Auction Rate Bonds bear interest at Flexible Rates.

         "Flexible Rate" means the interest rate applicable to the Auction Rate Bonds during the Flexible Mode, determined as provided in the Indenture.

         "Interest Accrual Period" means the period from and including each Interest Payment Date to, but excluding, the next Interest Payment Date. The initial Interest Accrual Period for the Auction Rate Bonds shall begin on (and include) the Delivery Date. The final Interest Accrual Period for any Offered Security shall end on the day next preceding the maturity or redemption date of such Offered Security, as the case may be.

         "Interest Mode" means a period of time relating to the frequency with which the interest rate on the Auction Rate Bonds is determined pursuant to the Indenture. An Interest Mode may be the Auction Mode, the Daily Mode, the Weekly Mode, the Flexible Mode, the Term Mode or the Fixed Mode.

         "Interest Period" means the period from and including a Rate Adjustment Date to but excluding the next succeeding Rate Adjustment Date; provided, however, that (a) the first Interest Period for the Auction Rate Bonds shall be the period from and including the Delivery Date to but excluding the first Rate Adjustment Date and (b) the final Interest Period for the Auction Rate Bonds shall be the period from and including the last Rate Adjustment Date preceding the maturity or redemption date of such Offered Security to but excluding such maturity or redemption date.

         "Maximum Rate" shall mean eighteen percent (18%) per annum, or such higher rate as shall be approved by us if (1) a Favorable Opinion of Bond Counsel shall have been delivered to parties entitled to notice and (2) such higher rate shall have been consented to in writing by the [Insurance Company].

         "Mode Adjustment Date" means any date on which the Interest Mode or Interest Period to which the Auction Rate Bonds are subject is to be changed to another Interest Mode or Interest Period, as the case may be, determined as provided in the Indenture.

         "No Auction Rate" means, as of any Auction Date, the rate determined by multiplying the Percentage of Index set forth below, based on the Prevailing Rating of the Auction Rate Bonds in effect at the close of business on the business day immediately preceding such Auction Date, by the Index:

                                                              Percentage
                 Prevailing Rating                             of Index
                -------------------                           ----------
                    AAA/Aaa/AAA                                  100%
                      AA/Aa/AA                                   110
                       A/A/A                                     125
                    BBB/Baa/BBB                                  150
                 Below BBB/Baa/BBB                               200

provided, however, that in no event will the No Auction Rate exceed the Maximum Auction Rate.

         "Rate Adjustment Date" means the day on which each Auction Mode Rate, Daily Rate, Weekly Rate, Flexible Rate, Term Rate or Fixed Rate shall become effective.

         "Rate Determination Date" means the time and date as of which an interest rate for the Auction Rate Bonds shall be determined as provided in the Indenture.

         "Record Date" means the close of business on the Business Day immediately preceding such Interest Payment Date.

         "Sufficient Clearing Bids" means an Auction for which (a) the aggregate principal amount of Auction Rate Bonds that are the subject of Submitted Bids by potential owners specifying one or more rates not higher than the Maximum Auction Rate is not less than (b) the aggregate principal amount of Auction Rate Bonds that are the subject of Submitted Sell Orders and of Submitted Bids by existing owners specifying rates higher than the Maximum Auction Rate.

         "Term Mode" means the Interest Mode during which the Auction Rate Bonds bear interest at Term Rates.

         "Term Rate" means the interest rate applicable to the Auction Rate Bonds during the Term Mode, determined as provided in the Indenture.

         "Weekly Mode" means the Interest Mode during which the Auction Rate Bonds bear interest at Weekly Rates.

         "Weekly Rate" means the interest rate applicable to the Auction Rate Bonds during the Weekly Mode, determined as provided in the Indenture.

Security for Payment of the Obligations Prior to Release Date; Conversion to Unsecured Obligations on Release Date

         Until the Release Date, the Bonds will be secured equally and ratably with all other Obligations issued (whether previously or subsequent to issuance of the Bonds) under the Existing Indenture, by a first lien on substantially all of our tangible properties and certain of our other assets, including generation, transmission and distribution properties, excluding Excepted Property. The Existing Indenture defines Excepted Property to include, among other things, cash on hand, instruments and certain securities, patents and trademarks, transportation equipment (including vehicles, vessels and barges) in which a security interest cannot be perfected by filing a financing statement under the Uniform Commercial Code, leases for an original term of less than five years, certain nonassignable permits, licenses and contractual rights, property located outside the State of Alaska and not used in connection with our generation, transmission and distribution system, and other personal property in which a security interest cannot legally be perfected. The lien of the Existing Indenture is subject to certain permitted encumbrances (the "Permitted Encumbrances"), which the Indenture defines to include, among other things, certain identified restrictions, exceptions, reservations, conditions and limitations existing on September 15, 1991, reservations in U.S. patents, non-delinquent or contested tax liens, local improvement district assessments, contractors' liens and similar liens arising in the ordinary course of business, certain easements, leases and reservations and liens for non-delinquent rent or wages. The lien of the Existing Indenture is also subject to a lien in favor of the Trustee to recover amounts owing to the Trustee under the Indenture. In addition, our title to the mortgaged property and the lien of the Existing Indenture are subject to certain other prior rights and encumbrances which we do not believe adversely affects in any material respect our right to use such property to secure the Bonds.

         Immediately following this offering and the application of the proceeds hereof to the repayment of the 1991 Series A Bonds due 2002 and the redemption of the 1991 Series A Bonds due 2022, there will be approximately $149 million of Obligations, including the Bonds, outstanding under the Existing Indenture.

         From and after the Release Date, the Bonds, all other Obligations then still outstanding and any other Obligations thereafter issued under the Indenture will be unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated obligations. On the Release Date, any lien or security interest arising under the Indenture will automatically terminate and the Trustee is required to take any actions we deem reasonably necessary to confirm or give notice of the termination and release of any lien or security interest arising under the Indenture and to evidence the reconveyance, re-assignment and transfer to us of all right, title and interest of the Trustee in the collateral.

Rights of Insurer

         The Indenture provides that if any person provides an insurance policy, letter of credit, surety bond or other undertaking that unconditionally obligates that person to pay any Obligations when they become due, to the extent not paid by us, then as long as that credit enhancer is not in default in performing that undertaking, that credit enhancer (and not the holders of the Obligations to which the credit enhancement relates) will be considered the holder of those Obligations for purposes of giving any approval or consent to any supplemental indenture or other amendment to the Indenture (other than modifications that cannot be effecting without unanimous approval of the holders of those Obligations), the giving any other approval, consent or notice, effecting any waiver or authorization, exercising any remedies or the taking of any other action under the Indenture. Because [Insurance Corporation] will issue an insurance policy insuring the payment of principal and interest on the Bonds, [Insurance Corporation] will have the exclusive authority to exercise such powers and take such actions under the Indenture in lieu of the actual holders of the Bonds. See "Bond Insurance."

Release and Substitution of Property Prior to Release Date; Negative Pledge After Release Date

         Until the Release Date, property subject to the lien of the Existing Indenture may be released to facilitate the day-to-day operation of our business. In addition, property may be released upon deposit of cash, retirement of Obligations or acquisition of additional property.

         The lien of the Indenture terminates on the Release Date when the Existing Indenture is replaced by the Amended Indenture. However, the Amended Indenture will thereafter prohibit us from creating or permitting to exist any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind (other than those arising by operation of law) for the purpose of securing repayment of borrowed money or any obligation to pay the deferred purchase price for goods or services, except for security interests securing other debt not exceeding $5,000,000.

Rate Covenant

         Until the Release Date, subject to any necessary approval or determination of any regulatory authority with jurisdiction over rates, rents, charges, fees and other compensation (collectively, "Rates"), the Indenture requires us to establish and collect Rates for the use or the sale of the output, capacity or service of our electric generation, transmission and distribution system which are reasonably expected to yield margins for interest for the 12-month period commencing with the effective date of such Rates equal to at least 1.20 times total interest expense during such 12-month period. Margins for interest generally consist of our assignable margins plus total interest expense and income tax accruals. Promptly upon any material change in the circumstances which were contemplated at the time such Rates were most recently reviewed, but not less frequently than once every 12 months, we will review the Rates and, subject to any necessary regulatory approval, promptly establish or revise the Rates as necessary to obtain the required margins for interest and produce moneys sufficient to enable us to comply with our other covenants under the Indenture. After the Release Date, the Amended Indenture will require us to establish and collect Rates reasonably expected to yield margins for interest for each fiscal year equal to 1.10 times total interest expense for the fiscal year. Margins for interest are defined in the Amended Indenture as our assignable margins plus total interest expense on obligations to repay borrowed money or the deferred purchase price of property or services (other than from subordinated debt), income tax accruals and non-recurring charges. We must also review Rates at least annually and promptly revise them to comply with the margins for interest covenant subject to any necessary regulatory approvals.

Depreciation Deposits Prior to Release Date

         Until the Release Date, the Indenture requires us to deposit with the Trustee, on or before July 1 of each year, cash (a "Depreciation Deposit") in an amount equal to the excess (if any) obtained by subtracting the aggregate amount of property acquired by us since July 1, 1991 that is subject to the lien of the Indenture to the date of such Depreciation Deposit from our aggregate depreciation expense incurred from January 1, 1992 through the end of the calendar year immediately preceding the date of deposit. Depreciation Deposits and other amounts deposited with the Trustee may be withdrawn on the basis of Bondable Additions of property or retirement or defeasance of Obligations. To date, we have not been required to make, and have not made, any Depreciation Deposits.

         The Indenture will not require us to make any Depreciation Deposits after the Release Date.

Limitations on Issuance of Short-Term Debt Prior to Release Date

         Until the Release Date, the Indenture prohibits us or any of our subsidiaries from incurring or permitting to be outstanding any indebtedness (other than trade payables) with an original maturity of less than one year or which is redeemable at the option of the holder within one year from the date of original issuance, if, after giving effect thereto, the outstanding principal amount of such indebtedness (other than trade payables) would exceed 15% of our net utility plant determined on a consolidated basis as of the end of the immediately preceding fiscal quarter. Fifteen percent of our net utility plant as of September 30, 2001 was approximately $72.2 million. This specific restriction on our ability to issue short-term debt will end on the Release Date.

Limitation on Certain Cash Investments Prior to Release Date

         Until the Release Date, the Indenture prohibits us from investing or directing the Trustee to invest more than 25% of the aggregate of (i) cash on hand, (ii) moneys received by the Trustee following a release of property, proceeds from a taking or insurance, or disposition of a portion of the trust estate or other money the Indenture does not require to be applied in any other manner, and (iii) cash deposited with the Trustee as a basis for Additional Obligations, other than in (a) obligations unconditionally guaranteed by the United States of America or certificates or other evidences of interests in those obligations, (b) securities issued by any agency or instrumentality of the United States of America or any corporation created pursuant to any act of Congress, (c) commercial paper rated in either of the two highest rating categories by a national credit rating agency, (d) demand or time deposits, certificates of deposit and bankers' acceptances issued or accepted by any bank or trust company having capital surplus and undivided profits aggregating at least $50,000,000, (e) any non-convertible debt securities rated in any of the three highest rating categories by a national credit rating agency, (f) repurchase agreements that are secured by a perfected security interest in securities listed in clauses (a) or (b) above entered into with a government bond dealer recognized as a primary dealer by the Federal Reserve Bank of New York or any bank described in clause (d) above, or (g) any short-term institutional investment fund or account which invests solely in any of the foregoing obligations. These restrictions on our cash investments will end on the Release Date.

Book-Entry System; Exchangeability

         Each series of the Bonds will be represented by one or more global bonds that we will deposit with DTC or its agent. The Bonds will be registered in the name of DTC's nominee, Cede & Co. The deposit of the Bonds with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. Upon the issuance of each global bond, DTC will credit the accounts of persons held with it with the respective principal amounts of the Bonds represented by such global bond designated by the Underwriters with respect to the Bonds.

         The Bonds will settle in DTC's Same-Day Funds Settlement System and trade in that system in book-entry form until maturity. Therefore, secondary market trading activity for the Bonds will settle in immediately available funds. We will pay principal and interest to DTC in immediately available funds. There can be no assurance as to the effect, if any, that settlement in immediately available funds will have on trading activity in the Bonds.

         DTC has advised as follows: It is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for its participating organizations and to facilitate the clearance and settlement of securities transactions between participants in such securities through electronic book-entry changes in accounts of its participants. Direct participants include securities brokers and dealers (including the underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participants either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants.

         Under the terms of the Indenture, we and the trustee will treat the persons in whose names the Bonds are registered as the owners of the Bonds for the purpose of receiving payment of principal and interest on the Bonds and for all other purposes. Except as set forth below, owners of beneficial interests in a global bond representing the Bonds will not be entitled to have the Bonds represented by such global bond registered in their names, will not receive or be entitled to receive physical delivery of Bonds in definitive form and will not be considered the owners or holders thereof under the Indenture including, without limitation, for purposes of consenting to any amendment thereof or supplement thereto.

         DTC has no knowledge of the actual owners of beneficial interests in the global bonds representing the Bonds. DTC's records reflect only the identity of the direct participants to whose accounts the Bonds are credited, which may or may not be the beneficial owners. Ownership of beneficial interests in global bonds representing the Bonds will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC's participants or persons that hold through DTC's participants. DTC's participants will remain responsible for keeping account of their holdings on behalf of their customers. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global bond.

         Payment of principal of (and premium, if any) and interest, if any, on Bonds registered in the name of or held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner or the holder of the global bonds representing the Bonds. We expect that DTC or its nominee, upon receipt of any payment of principal of (and premium, if any) or interest on global bonds, will credit participants' accounts on the date such payment is payable in accordance with their respective beneficial interests in the principal amount of such global bonds as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global bond held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants. None of Chugach, the Trustee, any Paying Agent or the Security Registrar for the Bonds will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global bond for the Bonds or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         Unless and until exchanged in whole for Bonds in definitive form, a global bond representing Bonds may not be transferred except as a whole by DTC to DTC's nominee by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

         We have obtained the information in this section concerning DTC and DTC's book-entry system from sources that we believe to be reliable. We take no responsibility for the accuracy of such information.

         If DTC is at any time unwilling or unable to continue as depositary for the global bonds representing the Bonds and a successor depositary is not appointed by us within 90 days, we will issue Bonds in definitive registered form in exchange for the global bond or securities representing the Bonds. In addition, we may at any time and in our sole discretion, determine not to have any Bonds in registered form represented by one or more global bonds and, in such event, will issue Bonds in definitive registered form in exchange for the global bond or securities representing the Bonds. In any such instance, an owner of a beneficial interest in a global bond will be entitled to physical delivery in definitive form of Bonds represented by such global bond equal in principal amount to such beneficial interest and to have the Bonds registered in the name of the owner of such beneficial interest.

Additional Obligations

         The aggregate principal amount of Obligations that may be issued under the Indenture is not limited.

         Issuance of Additional Bonds Prior to Release Date

         Until the Release Date, additional obligations, ranking equally and ratably with the Bonds, may be issued from time-to-time in the aggregate amount of (i) 10/11 (90.909%) of the amount of Bondable Additions, (ii) the aggregate principal amount of retired or defeased Obligations, and (iii) deposits of cash with the Trustee.

         We have approximately $123 million of Bondable Additions currently available to support our issuance of additional debt. Taking into account the issuance of the Bonds in this offering, the retirement of $5 million of outstanding 1991 Series A Bonds maturing on March 15, 2002, and the redemption on March 15, 2002, of $149 million of outstanding 1991 Series Bonds due 2022, we will continue to have the capacity to issue approximately $86 million of additional bonds under the Indenture as in effect prior to the Release Date, plus the bondable value of all Property Additions after September 30, 2001, minus the bondable value of all property subject to the lien of the Indenture that is retired or disposed of after September 30, 2001 ("Retirements"). For the purpose of calculating the amount of Property Additions and Retirements, the bondable value of property is the lesser of its cost or fair value to us. Until the Release Date, we cannot issue additional Obligations on the basis of Bondable Additions or (where the new Obligations will accrue interest at a rate greater than that accruing on the retired or deferred Obligations) retirement or defeasance of Obligations unless we certify that (i) our margins for interest (assignable margins plus interest expense, income tax accruals and non-recurring charges) during a 12-month period within the 18-month period immediately preceding its request for additional Obligations was at least 1.20 times total interest expense during such 12-month period and (ii) the sum of our margins for interest for such 12-month period plus the maximum annual interest (making certain assumptions with respect to variable rate debt) that will accrue on the additional Obligations to be issued (net of annual interest savings on any Obligations and other obligations secured by liens prior to or equal in priority with the lien of the Existing Indenture that are retired with the proceeds of such additional Obligations) would equal at least 1.20 times the sum of the total interest expense during such 12-month period plus such maximum annual interest that will accrue on the additional Obligations to be issued (net of interest on retired Bonds and other obligations secured by liens prior to or equal in priority to the lien of the Existing Indenture).

         If after the commencement of the period for which margins for interest is being calculated, we acquire any property, or we will acquire with the proceeds of the Obligations being issued any property which was, during the 6-month period prior to its acquisition, used in a business similar to ours, then, in computing our margins for interest there shall be included, to the extent not otherwise included, the net operating earnings or net operating losses of such property for the entire 12-month period. The calculation of margins for interest shall also be adjusted if an independent engineer of favorable national repute determines that efficiencies, inefficiencies or other effects likely to result from the acquisition are significant enough to render the historical performance of the separate properties an inaccurate indicator of the future performance of the combined properties. The additional adjustment shall take into account the efficiencies, inefficiencies or other effects to the extent determined by the independent engineer.

         Issuance of Additional Obligations After Release Date

         Beginning on the Release Date, we may issue additional indebtedness under the Amended Indenture, ranking equally and ratably with the Bonds, from time-to-time as authorized by our Board of Directors. Before issuing any additional indebtedness on or after the Release Date, we must certify that our margins for interest during a 12 consecutive month period within the 18-month period immediately preceding our request to the Trustee for authentication of additional indebtedness under the Amended Indenture was at least 1.10 times total interest expense during such 12-month period. The additional indebtedness that we may issue may contain provisions for, among other things, optional redemption, prepayment, amortization of principal, and covenants and events of default that differ from the terms of the Bonds.

         The aggregate principal amount of Additional Obligations which may be authenticated and delivered and Outstanding under the Indenture is not otherwise limited, except as provided in the provisions of any supplemental indenture creating any series of Obligations and except as may be limited by law.

Limitation on Distributions to Members

         The Indenture prohibits us from making any distribution of patronage capital (each a "Distribution") to our members prior to the Release Date if, giving effect to such Distribution, (i) an Event of Default then exists or (ii) the aggregate amount expended for Distributions after September 15, 1991 would exceed the sum of $7 million plus 35% of our aggregate assignable margins earned after December 31, 1990. This restriction does not apply if, giving effect to a Distribution, our aggregate equities and margins would equal at least 45% of our total liabilities and equities as of the end of the immediately preceding fiscal quarter. At September 30, 2001, we could have distributed $4.1 million to our members. On November 14, 2001 our Board of Directors approved a $3 million retirement of patronage capital, which will be distributed by the end of 2001.

         Beginning on the Release Date, the Indenture will prohibit us from making any Distribution if, giving effect to a Distribution, (i) an Event of Default exists, or (ii) our aggregate equities and margins as of the end of our most recent fiscal quarter would be less than 30% of our total long-term debt and equities at such time. Notwithstanding these restrictions, we would be permitted, in any fiscal year, to make a Distribution of up to the lesser of (A) 5% of our aggregate equities and margins as of the end of the immediately preceding fiscal year or (B) 50% of the prior fiscal year's margins. For this purpose, aggregate equities and margins and total long-term debt and equities shall not include any earnings retained in any of our subsidiaries or affiliates or the debt of any subsidiary or affiliate.

Events of Default and Remedies

         Events of Default under the Indenture are:

     o failure to pay principal of or premium, if any, on any Obligation when due (subject to any applicable grace period);

     o failure to pay any interest on any Obligation when due, continued beyond any applicable grace period (the duration of which, unless specified otherwise is such Obligation, is 30 days);

     o any other breach by us of any of our warranties or covenants contained in the Indenture, continued for 30 days after written notice as provided in the Indenture;

     o failure to pay when due any portion of the principal of any of indebtedness for money borrowed (other than pursuant to the Indenture), which failure resulted in the indebtedness becoming due or being declared due and payable prior to the date on which it would otherwise have become due and payable, in an aggregate amount in excess of $1 million ($10 million after the Release Date) unless such indebtedness is discharged or such acceleration rescinded within 10 days after such acceleration (and, for nonpayment or acceleration prior to the Release Date, continuance of such default for a period of 30 days after notice thereof from the Trustee or the Holders of at least 10% in principal amount of the Obligations); or

     o certain other proceedings in bankruptcy, receivership, insolvency, liquidation or reorganization.

In addition, it is an Event of Default after the Release Date if a judgment against us in an amount exceeding $10 million is not discharged or stayed within the period ending on the later of (i) 30 days after the judgment date or expiration of any such stay and (ii) 10 days after written notice of default from the Trustee or holders of at least 10% of the principal amount of the Outstanding Obligations.

         Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee indemnity reasonably satisfactory to the Trustee. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Obligations will have the right to require the Trustee to proceed to enforce the Indenture and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee to the extent the discretion is not in conflict with law and the Trustee has determined that the action is not unjustly prejudicial to non-directing holders.

         If an Event of Default shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Obligations may accelerate the maturity of all Obligations. However, after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Obligations may, under certain circumstances, rescind such acceleration if, among other things, all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture.

         No Holder of any Obligation will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless
(i) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default, (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Obligations shall have made written request and offered indemnity reasonably satisfactory to the Trustee to institute such proceeding as trustee, (iii) the Trustee for 60 days after its receipt of such notice, request and indemnity shall have failed to institute any such proceeding, and (iv) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Obligations a direction inconsistent with such request during such 60-day period. However, such limitations on the Holders' rights to institute proceedings do not apply to a suit instituted by a Holder of an Obligation for the enforcement of payment of the principal of and premium, if any, or interest on such Obligation on or after the respective due date stated therein. If an Event of Default affects the holders of the Bonds only, any action previously described that requires the approval of Holders of Obligations can be taken by the Holders of the Bonds alone in the same percentage.

         The Indenture provides that the Trustee, within 90 days after the occurrence of an Event of Default, shall give to the Holders of Obligations notice of all uncured defaults known to it, except that in the case of a default in the payment of principal of, premium (if any), sinking fund payment or interest on any Obligations, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders of the Obligations.

         The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

         If an Event of Default occurs and is continuing prior to the Release Date, the Trustee may sell the Trust Estate, in either judicial or nonjudicial proceedings. The proceeds from disposition of the Trust Estate prior to the Release Date, and any other moneys collected by the Trustee in the exercise of any remedies available to it on behalf of the Holders, shall, after payment of amounts owing to the Trustee, be applied as follows: (i) if all Obligations shall have become due and payable, to the payment of Outstanding Obligations without preference or priority between interest or principal or among Obligations, (ii) if any principal shall not have become due and payable, then
(A) first to interest installments in the order of their maturity and (B) second to principal or redemption price.

         Following the Release Date, money collected by the Trustee following an Event of Default shall be applied as follows: (i) to the payment of all amounts due the Trustee; (ii) if all Obligations shall have become due and payable, to the payment of Outstanding Obligations without preference or priority between interest or principal (and premium, if any) or among Obligations; (iii) if any principal shall not have become due and payable, then (A) first to interest installments in the order of their maturity and (B) second to principal or premium.

         Prior to the date the Trustee obtains a judgment for the payment of money due, the Holders of at a majority in principal amount of the Outstanding Obligations, by written notice to the Trustee, may waive any past defaults, except a default in payment of the principal or interest on any Obligation, or in respect of any covenant or provision that by its terms cannot be modified or amended without the consent of the Holder of each Obligation affected. Upon any such waiver, the default shall cease to exist and any Event of Default arising therefrom shall be deemed cured.

         Because [Insurance Corporation] is a credit enhancer with respect to the Bonds, [Insurance Corporation]--and not the actual Holders of the Bonds--will have the right to exercise any remedies that would otherwise be exercisable by the Holders of the Bonds under the Indenture. See "Rights of Insurer." The Indenture requires us to deliver to the Trustee, within 120 days after the end of each fiscal year, a written statement as to our compliance (determined without regard to any grace period or notice requirement) with all conditions and covenants under the Indenture. In addition, we required to deliver to the Trustee, promptly after any of our officers may be reasonably deemed to have knowledge of a default under the Indenture, a written notice specifying the nature and duration of the default and the action we are taking and propose to take with respect thereto.

Amendments and Supplemental Indentures

         Without the Consent of Holders

         Without the consent of the Holders of any Obligations, we and the Trustee may from time-to-time enter into one or more supplemental indentures to add to the conditions, limitations and restrictions on the authorized amount, terms or purposes of the issue, authentication and delivery of Obligations or of any series of Obligations under the Indenture; to create any new series of Obligations; to evidence the succession of another corporation and the assumption by any such successor of our covenants; to add to our covenants or to surrender any of our rights or powers; to cure any ambiguity, to correct or supplement any provision in the Indenture which may be inconsistent with any other provision or to make any other provisions, with respect to matters or questions arising under the Indenture, which shall not be inconsistent with the provisions of the Indenture, provided such action shall not adversely affect the interests of the Holders of the Obligations in any material respect; to modify, eliminate or add to the provisions of the Indenture to the extent necessary to effect the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "1939 Act"), or under any similar federal statute hereafter enacted; or to make any other change in the Indenture that, in the reasonable judgment of the Trustee, will not materially and adversely affect the rights of Holders of Obligations. Prior to the Release Date, we and the Trustee may also enter into one or more supplemental indentures, without the consent of Holders of Obligations, to correct or amplify the description of any property at any time subject to the lien of the Indenture, to confirm property subject or required to be subjected to the lien of the Indenture, or to subject additional property to the lien of the Indenture.

         Effective from and after the Release Date, without the consent of the Holders of any Obligations, we and the Trustee may also from time-to-time, without the consent of Holders of Obligations, enter into one or more supplemental indentures to evidence the appointment of any successor trustee or separate trustee and to define the rights, powers, duties and obligations conferred upon any such separate trustee or trustees or to add or change the Indenture to such extent as necessary to permit or facilitate the issuance of Obligations in bearer form, registrable or not registrable as to principal and with or without interest coupons or in book-entry form.

         With the Consent of the Holders

         With the consent of the Holders of not less than a majority in principal amount of the Obligations of all series then Outstanding affected by such supplemental indenture, we and the Trustee may enter into one or more supplemental indentures to add, change or eliminate any of the provisions of the Indenture or modify the rights of the Holders of Obligations, but no such supplemental indenture shall, without the consent of the Holder of each Outstanding Obligation affected thereby, change the Stated Maturity of or reduce the principal of, or any installment of interest on, any Obligation, or any premium payable upon the redemption thereof, or change any Place of Payment where any Obligation, or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption
Date); reduce the percentage in principal amount of the Outstanding Obligations the consent of the Holders of which is required for various purposes; modify what constitutes an Outstanding Obligation, modify the Indenture in such a manner as to affect the rights of the Holders to the benefits of the sinking fund; modify the

Indenture as to the application of moneys received by the Trustee; or permit (prior to the Release Date) the creation of any lien ranking prior to or on a parity with the lien of the Indenture with respect to any of the Trust Estate.

Defeasance

         The Indenture provides that Obligations of any series will be deemed to have been paid, and (subject to receipt of certain rulings or opinions relating to tax matters) all obligations of the Company to be holders of such Obligations will be discharged, if we deposit with the Trustee Defeasance Securities the principal and interest on which when due, together with cash deposited by us with the Trustee, will provide moneys sufficient to pay when due the principal or (if applicable) Redemption Price and interest due and to become due on such Obligations. Defeasance Securities are defined to include bonds or other obligations the principal and interest on which constitute direct obligations of, or are unconditionally guaranteed by, the U.S. Government, certain AAA-rated, pre-refunded municipal bonds, and certificates of interest or participation in any such obligations, or in specified portions thereof. If sufficient Defeasance Securities are deposited with respect to Obligations of any series at any time at which the Indenture imposes a lien on any of our property or assets, any such lien of the Indenture shall be deemed to have been extinguished with respect to the Obligations of such series.

Trustee, Paying Agent

         The Trustee and Paying Agent under the Indenture is U.S. Bank Trust National Association.

                       CERTAIN FEDERAL INCOME TAX MATTERS

Qualification as a Tax-Exempt Entity

         We currently qualify for exemption from federal income tax under
Section 501(c)(12) of the Code. In order to maintain our qualification as a tax-exempt entity as an organization described in Section 501(c)(12) of the Code, we must operate on a cooperative basis and at least 85% of our income must consist of amounts collected from members for the sole purpose of meeting losses and expenses.

Unrelated Business Taxable Income

         Entities like us that are exempt from federal income tax under Section 501(a) of the Code are nonetheless subject to tax on the amount of their "unrelated business taxable income." Unrelated business taxable income is income derived from an "unrelated trade or business" regularly carried on by a tax-exempt entity. The Code defines an unrelated trade or business, in general, as a trade or business the conduct of which is not substantially related to the exercise or performance by the tax-exempt entity of the purpose or function constituting the basis for its tax exemption.

                                  UNDERWRITING

         Subject to the terms and conditions in the Underwriting Agreement (the "Underwriting Agreement"), between us and J.P. Morgan Securities Inc. (the "Underwriter"), we have agreed to sell the entire amount of the bonds to the Underwriter. The Underwriting Agreement provides that the obligations of the Underwriter to pay for and accept delivery of the bonds is subject to approval of certain legal matters by its counsel and other conditions. The Underwriter is committed to purchase all of the bonds if any are purchased.

         The Underwriter has advised us that it proposes to offer all or part of the bonds directly to the public initially at the offering price set forth on the cover page of this Prospectus. After the initial offering, the public offering price and concession may be changed.

         We have agreed to indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the Underwriter may be required to make in connection with the sale of the bonds.

         The Bonds have no established trading market and no assurance can be given as to the liquidity of, or the existence of a trading market for, the Bonds. The Underwriter has advised us that it intends to make a market in the Bonds but is not obligated to do so and may discontinue making a market at any time without notice. In order to facilitate the offering of the Bonds, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Bonds. Specifically, the Underwriter may overallot in connection with the offering, creating a short position in the Bonds for its own account. In addition, to cover over allotments or to stabilize the price of the Bonds, the Underwriter may bid for, and purchase the Bonds in the open market. Any of these activities may stabilize or maintain the market price of the Bonds above independent market levels. The Underwriter is not required to engage in these activities and may end any of the activities at any time.

         The Underwriter may engage in transactions with and perform services for us from time-to-time in the ordinary course of business.

                                 LEGAL OPINIONS

         Heller Ehrman White & McAuliffe LLP, Seattle, Washington, will pass upon the legality of the Bonds for us. Orrick, Herrington & Sutcliffe LLP, New York, New York, will pass upon certain legal matters in connection with the Bonds for the Underwriter.

                                     EXPERTS

         The financial statements and schedule of Chugach Electric Association, Inc. as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon said authority of the firm as experts in accounting and auditing.


               WHERE TO FIND ADDITIONAL INFORMATION ABOUT CHUGACH

         We have filed with the Securities Exchange Commission ("SEC") a registration statement on a Form S-1. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement. You may review a copy of the registration statement, including exhibits, at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. You can also obtain copies of these documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

         The Indenture requires us to file reports under the Securities Exchange Act of 1934, as amended. Quarterly and annual reports will be made available upon request of holders of the Bonds, which annual reports will contain financial information that has been examined and reported upon by, with an opinion expressed by, an independent public or certified public accountant.

                     FINANCIAL STATEMENTS AND SCHEDULE INDEX


Financial Statements                                                                             Pages
     Independent Auditors' Report................................................................F-2

     Balance Sheets, September 30, 2001 (Unaudited),
         December 31, 2000 and 1999..............................................................F-3

     Statements of Revenues, Expenses and Patronage Capital, Nine-Months Ended
         September 30, 2001 and 2000 (Unaudited), Years ended December 31, 2000,
         1999 and 1998...........................................................................F-4

     Statements of Cash Flows, Nine-Months Ended September 30, 2001 and 2000
         (Unaudited), Years ended December 31, 2000, 1999 and 1998...............................F-5

     Notes to Financial Statements...............................................................F-6 to F-20

Financial Statement Schedule

     Schedule - Valuation and Qualifying Accounts, Nine-Months Ended
         September 30, 2001 (Unaudited), Years ended December 31,
         2000, 1999 and 1998.....................................................................F-21


                          Independent Auditors' Report

The Board of Directors
Chugach Electric Association, Inc.

         We have audited the financial statements of Chugach Electric Association, Inc. as listed in the accompanying index. In connection with our audits of the financial statements, we have also audited the financial statement schedule as listed in the accompanying index. These financial statements and financial statement schedule are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements and financial statements schedule based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chugach Electric Association, Inc. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                    KPMG LLP

Anchorage, Alaska
February 23, 2001, except as to note 17, which is as of March 6, 2001

                       CHUGACH ELECTRIC ASSOCIATION, INC.
                                 BALANCE SHEETS
                 September 30, 2001, December 31, 2000 and 1999

         Assets                                      September 30, 2001       December 31, 2000     December 31, 1999
                                                     ------------------       -----------------     -----------------
                                                      (unaudited)
Utility plant (notes 2, 6, 13 and14):
     Electric plant in service                            $ 703,708,999           $ 687,127,130         $ 641,627,328
     Construction work in progress                           37,697,915              42,027,617            47,257,296
                                                     ------------------       -----------------     -----------------
                                                            741,406,914             729,154,747           688,884,624
     Less accumulated depreciation                         (260,069,559)           (259,999,872)         (243,082,832)
                                                     ------------------       -----------------     -----------------
         Net utility plant                                  481,337,355             469,154,875           445,801,792
                                                     ------------------       -----------------     -----------------
Other property and investments, at cost:
     Nonutility property                                          3,550                 443,555               413,515
     Investments in associated
         organizations (note 3)                               9,937,216               9,857,153             8,946,861
                                                     ------------------       -----------------     -----------------
                                                              9,940,766              10,300,708             9,360,376
                                                     ------------------       -----------------     -----------------
Current assets:
     Cash and cash equivalents, including
         repurchase agreements of $7,162,211
         at September 30, 2001,  $3,905,283
         in 2000 and $6,574,457 in 1999                       5,842,617               1,695,162             4,110,030
     Cash-restricted construction funds                         180,293                 378,848               538,404
     Special deposits                                           222,163                 212,163               182,164
     Accounts receivable, less provisions
         for doubtful accounts of $576,702
         at September 30, 2001, $441,933
         in 2000 and $389,223 in 1999                        19,490,052              19,200,912            17,730,994
     Fuel cost recovery                                       1,606,783               2,915,733               180,755
     Materials and supplies                                  14,981,362              15,357,198            17,180,136
     Prepayments                                              1,512,434                 755,276               861,947
     Other current assets                                       352,925                 332,246               341,702
                                                     ------------------       -----------------     -----------------
         Total current assets                                44,188,629              40,847,538            41,126,132
                                                     ------------------       -----------------     -----------------
Deferred charges (notes 6, 9 and 15)                         37,954,701              19,442,859            22,067,237
                                                     ------------------       -----------------     -----------------
                                                          $ 573,421,451           $ 539,745,980         $ 518,355,537
                                                     ==================       =================     =================

         Liabilities and Equities                 September 30, 2001       December 31, 2000        December 31, 1999
                                                  ------------------       -----------------        -----------------
                                                     (unaudited)
Equities and margins (note 11):
     Memberships                                         $ 1,046,623             $ 1,009,663                $ 960,808
     Patronage capital (note 4)                          125,670,594             122,925,253              117,335,481
     Other (note 5)                                        4,726,846               4,880,424                4,228,356
                                                  ------------------       -----------------        -----------------
                                                         131,444,063             128,815,340              122,524,645
                                                  ------------------       -----------------        -----------------
Long-term obligations, excluding current
installments (notes 6, 7 and 11):
     2001 Series A bonds payable                         150,000,000                       0                        0
     First Mortgage bonds payable                        154,310,000             169,542,000              194,139,000
     National Bank for Cooperatives
         bonds payable                                    65,000,000             142,677,945              143,011,295
                                                  ------------------       -----------------        -----------------
                                                         369,310,000             312,219,945              337,150,295
                                                  ------------------       -----------------        -----------------
Current liabilities:
     Current installments of long-term
         obligations (notes 6, 7 and 11)                  10,409,945               6,430,350                6,372,405
     Short-term borrowings (note 6)                        5,000,000              40,000,000                        0
     Accounts payable                                      3,487,720               9,493,875                9,508,851
     Consumer deposits                                     1,548,300               1,324,213                1,059,677
     Accrued interest                                      1,402,741               5,861,390                6,066,114
     Salaries, wages and benefits                          4,709,359               4,586,407                4,053,228
     Fuel                                                  9,278,144               8,154,559                4,381,304
     Estimated settlement of rate lock
         agreement                                        15,684,930                       0                        0
     Other current liabilities                             1,411,570               1,434,562                2,527,798
                                                  ------------------       -----------------        -----------------
         Total current liabilities                        52,932,709              77,285,356               33,969,377
                                                  ------------------       -----------------        -----------------
     Deferred credits (note 12)                           19,734,679              21,425,339               24,711,220
                                                  ------------------       -----------------        -----------------
                                                       $ 573,421,451           $ 539,745,980            $ 518,355,537
                                                  ==================       =================        =================

See accompanying notes to financial statements.

                       CHUGACH ELECTRIC ASSOCIATION, INC.
             Statements of Revenues, Expenses and Patronage Capital
                    Nine-Months ended September 30, 2001 and 2000,
                  Years ended December 31, 2000, 1999 and 1998

                                            Nine-Months ended
                                              September 30,                        Year ended December 31,
                                      ----------------------------     ----------------------------------------------
                                          2001           2000               2000           1999            1998
                                      -------------  -------------      -------------  -------------   --------------
                                              (unaudited)
Operating revenues                    $ 126,400,956  $ 114,258,272      $ 158,541,114  $ 142,644,327    $ 141,825,373
Operating expenses:
     Power Production                    47,587,932     36,257,283         52,726,374     40,301,607       45,261,450
     Purchased power                      9,147,759      7,072,014          9,152,248      8,581,979        8,462,835
     Transmission                         2,731,599      2,491,633          3,828,630      3,813,438        2,771,652
     Distribution                         7,260,234      7,521,075          9,774,860      9,400,618        8,876,890
     Consumer accounts /
         Information expense              4,042,754      3,995,952          5,275,455      4,387,421        4,177,980
     Sales expense                          352,051        817,221          1,112,804      1,227,908        1,125,410
     Administrative, general and
         other                           13,951,269     14,743,566         21,343,393     22,892,479       17,592,829
     Depreciation and amortization       18,678,752     17,180,273         23,216,509     19,851,436       22,468,395
                                      -------------  -------------      -------------  -------------   --------------
         Total operating expenses       103,752,350     90,079,017        126,430,273    110,456,886      110,737,441
                                      -------------  -------------      -------------  -------------   --------------
Interest Expense:
     On long-term obligations            20,116,937     18,856,861         24,987,033     24,137,593       25,159,660
     Charged to construction-credit        (814,285)    (1,706,470)        (2,178,425)    (1,000,246)        (821,137)
                                      -------------  -------------      -------------  -------------   --------------
     On short-term obligations            1,105,954      1,083,306          1,909,682        998,034          130,146
         Net interest expense            20,408,606     18,333,697         24,718,290     24,135,381       24,468,669
                                      -------------  -------------      -------------  -------------   --------------
         Net operating margins            2,240,000      5,845,558          7,392,551      8,052,060        6,619,263
                                      -------------  -------------      -------------  -------------   --------------
Nonoperating margins:
     Interest income                        536,828        513,235            703,807        592,208          711,155
     Other                                  381,818        338,706          1,615,161      1,003,029        1,050,899
                                      -------------  -------------      -------------  -------------   --------------
     Property gain (loss)                  (180,456)       (15,170)           (31,741)        20,137          349,087
                                      -------------  -------------      -------------  -------------   --------------
         Assignable margins               2,978,190      6,682,329          9,679,778      9,667,434        8,730,404
Patronage capital at beginning of
period                                  122,925,253    117,335,481        117,335,481    109,622,996      104,800,092
                                      -------------  -------------      -------------  -------------   --------------
Retirement of capital credits and
     estate payments (note 4)              (232,849)      (287,544)        (4,090,006)    (1,954,949)      (3,907,500)
                                      -------------  -------------      -------------  -------------   --------------
Patronage capital at end of period    $ 125,670,594  $ 123,730,266      $ 122,925,253  $ 117,335,481    $ 109,622,996
                                      =============  =============      ============   =============    =============

See accompanying notes to financial statements.

                       CHUGACH ELECTRIC ASSOCIATION, INC.
                             Statement of Cash Flows
                 Nine-Months ended September 30, 2001 and 2000,
                  Years ended December 31, 2000, 1999 and 1998


                                                          Nine-Months ended
                                                             September 30,                          Year ended December 31,
                                                      -----------------------------   ----------------------------------------------
Cash flows from operating activities:                     2001             2000            2000            1999            1998
-------------------------------------                -------------    -------------   --------------    ------------  --------------
                                                          (unaudited)

Assignable margins ...............................   $   2,978,190    $   6,682,329    $   9,679,778    $   9,667,434  $  8,730,404
--------------------------------------------------   -------------    -------------    -------------    -------------  -------------

Adjustments to reconcile assignable margins to
net cash provided by operating activities:
     Depreciation and amortization ...............      22,379,953       20,417,900       27,575,408       23,563,805    24,605,760
     Capitalization of equity allowance ..........        (233,837)        (304,883)        (340,838)        (151,474)     (260,258)
     Property (gains) losses and obsolete
     inventory write off .........................        (190,456)           8,854          (25,425)             242      (349,087)
     Other .......................................            (115)          (1,489)          (1,155)            (221)       60,734
         Changes in assets and liabilities:
     (Increase) decrease in assets:
         Special Deposits ........................         (10,000)               0          (29,999)         (61,000)       30,540
         Accounts receivable .....................        (289,140)       4,794,167       (1,469,918)      (1,049,512)    2,549,024
         Fuel cost recovery ......................       1,308,950         (844,996)      (2,734,978)         381,029     4,206,848
         Prepayments .............................        (757,158)        (451,193)         106,671           55,434      (359,010)
         Materials and supplies ..................         375,836         (326,189)       1,822,938       (1,216,702)     (344,349)
         Deferred charges ........................      (6,385,230)      (2,383,437)      (1,231,531)     (14,179,418)   (7,898,240)
         Other assets ............................         (20,680)         (21,738)           9,456            7,328       (43,615)
     Increase (decrease) in liabilities:
         Accounts payable ........................      (6,006,155)      (4,840,628)         (14,976)         670,093     1,800,524
         Accrued interest ........................      (4,458,649)      (4,380,345)        (204,724)        (656,211)     (182,010)
         Deferred credits ........................      (1,504,988)      (3,498,625)      (3,638,491)      (2,973,944)   (1,829,112)
         Consumer deposits .......................         224,087          109,726          264,536           66,061       (44,625)
         Other liabilities .......................       1,223,545        1,034,264        3,213,198          524,833    (3,129,329)
                                                     -------------    -------------    -------------    -------------  -------------

         Net cash provided by operating activities       8,634,153       15,993,717       32,979,950       14,647,777    27,544,199
                                                     -------------    -------------    -------------    -------------  -------------

Cash flows from investing activities:
Extension and replacement of plant ...............     (30,139,816)     (31,035,710)     (46,736,359)     (41,864,828)  (20,269,038)
Increase investments in associated organizations .         (79,948)         (42,567)        (909,137)        (590,276)     (552,827)
                                                     -------------    -------------    -------------    -------------  -------------
         Net cash (used) in investing activities .     (30,219,764)     (31,078,277)     (47,645,496)     (42,455,104)  (20,821,865)
                                                     -------------    -------------    -------------    -------------  -------------
Cash flows from financing activities:
Net change in bank overdraft .....................            --          1,758,843             --                  0             0
Short-term borrowings, net .......................     (35,000,000)      33,966,659       40,000,000                0             0
Proceeds from long-term obligations ..............     150,000,000             --               --         72,500,000             0
     Repayments of long-term obligations .........     (88,930,350)     (24,872,405)     (24,872,405)     (40,983,801)   (5,913,512)
Retirement of patronage capital ..................        (232,849)        (287,544)      (4,090,006)      (1,954,949)   (3,907,500)
     Other .......................................        (103,735)         408,977        1,213,089           43,533       186,723
                                                     -------------    -------------    -------------    -------------  -------------
         Net cash provided by (used in)
         financing activities ....................      25,733,066       10,974,530       12,250,678       29,604,783    (9,634,289)
                                                     -------------    -------------    -------------    -------------  -------------

         Net change in cash and cash equivalents .       4,147,455       (4,110,030)      (2,414,868)       1,797,456    (2,911,955)

Cash and cash equivalents at beginning of period .   $   1,695,162    $   4,110,030    $   4,110,030    $   2,312,574  $  5,224,529
--------------------------------------------------   -------------    -------------    -------------    -------------  -------------
Cash and cash equivalents at end of period .......   $   5,842,617    $           0    $   1,695,162    $   4,110,030  $  2,312,574
--------------------------------------------------   =============    =============    =============    =============  =============

Supplemental disclosure of cash flow
information - interest expense paid, net of
amounts capitalized ..............................   $  24,867,255    $  22,714,043    $  24,917,014    $  24,791,592  $ 24,650,680
--------------------------------------------------   =============    =============    =============    =============  =============

Non-Cash Transaction - Estimated settlement of
rate lock agreement ..............................   $  15,684,930    $           0    $           0    $           0  $          0
                                                     =============    =============    =============    =============  =============

See accompanying notes to financial statements.

                       CHUGACH ELECTRIC ASSOCIATION, INC.
                         Notes to Financial Statements
                        December 31, 2000, 1999 and 1998

1.   Description of Business and Summary of Significant Accounting Policies

Description of Business

       Chugach Electric Association, Inc. (Association or Chugach) is the largest electric utility in Alaska. The Association is engaged in the generation, transmission and distribution of electricity to directly served retail customers in the Anchorage and upper Kenai Peninsula areas. Through an interconnected regional electrical system, Chugach's power flows throughout Alaska's Railbelt, a 400-mile-long area stretching from the coastline of the southern Kenai Peninsula to the interior of the state, including Alaska's largest cities, Anchorage and Fairbanks.

       Chugach also supplies much of the power requirements of three wholesale customers, Matanuska Electric Association (MEA), Homer Electric Association (Homer) and the City of Seward (Seward).

       The Association operates on a not-for-profit basis and, accordingly, seeks only to generate revenues sufficient to pay operating and maintenance costs, the cost of purchased power, capital expenditures, depreciation, and principal and interest on all indebtedness and to provide for reasonable margins and reserves. The Association is subject to the regulatory authority of the Regulatory Commission of Alaska (RCA), (formerly the Alaska Public Utilities Commission (APUC)).

Management Estimates

       In preparing the financial statements, management of the Association is required to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the balance sheet and revenues and expenses for the reporting period. Actual results could differ from those estimates.

Regulation

 The accounting records of the Association conform to the Uniform System of Accounts as prescribed by the Federal Energy Regulatory Commission. The Association meets the criteria, and accordingly, follows the accounting and reporting requirements of Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation (SFAS 71). Revenues in excess of current period costs (net operating margins and nonoperating margins) in any year are designated on the Association's statement of revenues and expenses as assignable margins. Retained assignable margins are designated on the Association's balance sheet as patronage capital, which is assigned to each member on the basis of patronage. This patronage capital constitutes the principal equity of the Association.

 Reclassifications

 Certain reclassifications have been made to the 1998 and 1999 financial statements to conform to the 2000 presentation.

 Plant Additions and Retirements

 Additions to electric plant in service are recorded at original cost of contracted services, direct labor and materials, and indirect overhead charges. For property replaced or retired, the average unit cost of the property unit, plus removal cost, less salvage, is charged to accumulated provision for depreciation. The cost of replacement is added to electric plant.

 Operating Revenues

Operating revenues are based on billing rates authorized by the RCA, which are applied to customers' usage of electricity. Included in operating revenue are billings rendered to customers adjusted for differences in meter read dates from year to year. The Association's tariffs include provisions for the flow through of gas costs pursuant to existing gas supply contracts.

                       CHUGACH ELECTRIC ASSOCIATION, INC.
                      Notes to Financial Statements (cont.)

Chugach entered into a settlement agreement with MEA and Homer in 1996. The settlement agreement was designed to resolved a number of ratemaking disputes and assure MEA and Homer that their base rates would be no higher than those based on 1995 costs and would be reduced (and refunds given) if our 1996, 1997 or 1998 test year costs to serve their needs were significantly reduced. The RCA has required Chugach to make filings of Chugach's cost of service to facilitate determination of any refunds owed under the settlement agreement.

Calculations based on 1996 costs indicated that a rate reduction was required and that a refund was owed for the previous periods. Chugach recorded provisions for wholesale rate refunds that totaled $2,651,361 as of December 31, 1999. Early in 2000, refunds of $86,132 were issued to Homer and $1,809,801 to MEA that represented uncontested amounts owed consistent with the 1996 test year filing.

In June 2000, the RCA issued its final order approving the 1996 test year cost of service. As a result of this order, additional refunds were issued to MEA and Homer in the amounts of $332,157 and $503,272, respectively, on July 25, 2000. Consistent with the Settlement Agreement, these refunds were based on demand and energy purchases retroactive to January 1, 1997.

The process for RCA, MEA and Homer review of 1997 test year costs is nearly complete. An order from the RCA was received February 27, 2001, and no rate reduction or refunds were required. Both MEA and Chugach have filed petitions for reconsideration of this order.

The 1998 test year cost calculation is currently being reviewed by the RCA. Management believes that no rate reduction or refund will be required based on the 1998 test year.

The RCA has required that Chugach file a general rate case based on the 2000 test year by June 30, 2001. This filing may request a modest increase in base rates.

In 1998 a power sales agreement was negotiated between Chugach and Seward. The contract was approved by the RCA on June 14, 1999 for a three-year term, which expires on September 1, 2001. The parties have recently negotiated and executed an Amendment, extending the term of the contract to January 31, 2006, subject to approval by the RCA.

In October 1998 Marathon Oil Company, one of Chugach's natural gas suppliers, notified Chugach that it had reached a settlement with the State of Alaska regarding additional excise and royalty taxes for the period 1989 through 1998. In accordance with the purchase contract, Chugach would be responsible for these additional taxes. The RCA approved Chugach's plan to recover this over 12 months through the Fuel Surcharge mechanism except for the retail portion in the amount of $436,778 that was written-off at December 31, 1998. Recovery of this expense in rates continued from April 1, 1999 through April 1, 2000. Despite RCA approval and subsequent re-confirmation by the RCA, MEA has refused to pay the portion of its monthly bill it considers to be recovery of the Marathon tax. Effective December 20, 2000, by the Superior Court for the State of Alaska, MEA was ordered to pay $298,004, representing the unpaid tax liability and associated litigation costs. MEA has appealed this order to the Alaska Supreme Court.

Investments in Associated Organizations

Investments in associated organizations represent capital requirements as part of financing arrangements. These investments are non-marketable and accounted for at cost.

Deferred Charges and Credits

Deferred charges, representing regulatory assets, are amortized to operating expense over the period allowed for rate-making purposes, generally five years.

Nonrefundable contributions in aid of construction are credited to the associated cost of construction of property units. Refundable contributions in aid of construction are held in deferred credits pending their return or other disposition.

                       CHUGACH ELECTRIC ASSOCIATION, INC.
                      Notes to Financial Statements (cont.)

Depreciation and Amortization

Depreciation and amortization rates have been applied on a straight-line basis and at December 31, 2000 are as follows:

                                                                  Rate (%)
Steam production plant                                          2.70  -   2.96
Hydraulic production plant                                      1.33  -   2.88
Other production plant                                          3.34  -   6.50
Transmission plant                                              1.85  -   5.37
Distribution plant                                              2.10  -   4.55
General plant                                                   2.22  -  20.00
Other                                                           1.88  -   2.75

In 1997 an update of the Depreciation Study was completed utilizing Electric Plant in Service balances as of December 31, 1995. Depreciation rates developed in that study were implemented in January, 1998. In 2000 another update of the study was completed. Depreciation rates determined in that study will be implemented upon approval by the RCA.

Capitalized Interest

Allowance for funds used during construction and interest charged to construction - credit are the estimated costs during the period of construction of equity and borrowed funds used for construction purposes. The Association capitalized such funds at the average rate (adjusted monthly) of 7.9% during 2000, 7.4% during 1999 and 8.3% during 1998.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Association considers all highly liquid debt instruments with a maturity of three months or less upon acquisition by the Association (excluding restricted cash and investments) to be cash equivalents.

Materials and Supplies

Materials and supplies are stated at the lower of cost or market and valued at average cost.

Fair Value of Financial Instruments

Statement of Financial Accounting Standards 107, Disclosures About the Fair Value of Financial Instruments, requires disclosure of the fair value of certain on and off balance sheet financial instruments for which it is practicable to estimate that value. The following methods are used to estimate the fair value of financial instruments:

Cash and cash equivalents and restricted cash - the carrying amount approximates fair value because of the short maturity of those instruments.

Investments in associated organizations - the carrying amount approximates fair value because of limited marketability and the nature of the investments.

Consumer deposits - the carrying amount approximates fair value because of the short refunding term.

Long-term obligations - the fair value is estimated based on the quoted market price for same or similar issues (note 7).

Forward rate lock agreements - the fair value is estimated based on discounted cash flow using current rates.

                       CHUGACH ELECTRIC ASSOCIATION, INC.
                      Notes to Financial Statements (cont.)

Financial Instruments and Hedging

The Association uses U.S. Treasury forward rate lock agreements to hedge expected interest rates on probable debt refinancings. Under the guidance of SFAS No. 80, Accounting for Futures Contracts, the Association has accounted for the treasury rate lock agreement as a hedge. Accordingly, the unrealized gain or loss has not been recorded and will be treated as a regulatory asset or liability upon settlement (note 6).

Income Taxes

The Association is exempt from federal income taxes under the provisions of
Section 501(c)(12) of the Internal Revenue Code, except for unrelated business income. For the years ended December 31, 2000, 1999 and 1998 the Association received no unrelated business income.

Environmental Remediation Costs

       The Association accrues for losses associated with environmental remediation obligations when such losses are probable and can be reasonably estimated. Such accruals are adjusted as further information develops or circumstances change. Estimates of future costs for environmental remediation obligations are not discounted to their present value.

2.  Utility Plant Summary

Major classes of electric plant as of December 31 are as follows:

                                                                             2000                         1999
                                                                           ------------                -----------
       Electric plant in service:
       Steam production plant                                              $ 60,392,869              $  60,392,869
       Hydraulic production plant                                             8,798,695                  8,798,695
       Other production plant                                               106,017,802                104,925,446
       Transmission plant                                                   211,860,829                211,881,174
       Distribution plant                                                   170,378,081                162,365,836
       General plant                                                         45,835,618                 47,704,821
       Unclassified electric plant in service                                77,054,390                 38,834,298
       Equipment under capital lease                                             56,323                     56,323
       Other                                                                  6,732,523                  6,667,866
                                                                           ------------                -----------
              Total electric plant in service                               687,127,130                641,627,328
       Construction work in progress                                         42,027,617                 47,257,296
                                                                           ------------                -----------
              Total electric plant in service
                  and construction work in progress                        $729,154,747               $688,884,624
                                                                           ============               ============


Depreciation of unclassified electric plant in service has been included in functional plant depreciation accounts in accordance with the anticipated eventual classification of the plant investment.

 3.      Investments in Associated Organizations

Investments in associated organizations include the following at December 31:

                                                                                  2000                   1999
                                                                                ----------            ----------
       National Rural Utilities Cooperative Finance
           Corporation (NRUCFC)                                                 $6,095,980            $6,095,980
       National Bank for Cooperatives (CoBank)                                   3,600,133             2,708,200
       NRUCFC capital term certificates                                             33,733                32,300
       Other                                                                       127,307               110,381
                                                                                ----------            ----------
                                                                                $9,857,153            $8,946,861
                                                                                ==========            ==========

                       CHUGACH ELECTRIC ASSOCIATION, INC.
                      Notes to Financial Statements (cont.)

The Farm Credit Administration, CoBank's federal regulators, requires minimum capital adequacy standards for all Farm Credit System institutions. CoBank's loan agreements require, as a condition of the extension of credit, that an equity ownership position be established by all borrowers. The Association's investment in NRUCFC similarly was required by its financing arrangements with NRUCFC.

4.         Patronage Capital

The Association has an approved Equity Management Plan, which establishes in general, a ten-year (for wholesale customers) and twenty-year (for retail customers) capital credit retirement of patronage capital, based on the members' proportionate contribution to Association assignable margins. On January 19, 2000, the Board of Directors passed a resolution putting all members on a 15-year rotation. At December 31, 2000, out of the total of $122,925,253 patronage capital, the Association had assigned $89,432,752 of such patronage capital (net of capital credit retirements). Approval of actual capital credit retirements is at the discretion of the Association's Board of Directors.

In December 1998, the Board of Directors authorized the retirement of $2,208,997 of retail capital credits representing the balance of 1984 retail distribution patronage. The Board also authorized the retirement of $1,533,287 of wholesale patronage for 1988.

In November 1999, the Board of Directors authorized the retirement of $1,766,000 of retail patronage for 1984.

In November 2000, the Board of Directors authorized the retirement of $3,750,000 of retail patronage for 1984 and 1985.

Following is a five-year summary of anticipated capital credit retirements:

        Year ending                     Wholesale                     Retail                       Total
        -----------                  ---------------              --------------               ------------
           2001                      $         -                     $3,500,000                  $3,500,000
           2002                                -                      3,500,000                   3,500,000
           2003                                -                      3,500,000                   3,500,000
           2004                        1,359,000                      3,500,000                   4,859,000
           2005                        1,109,000                      3,500,000                   4,609,000

5.     Other Equities

A summary of other equities at December 31 follows:

                                                                                2000                        1999
                                                                             ----------                  ----------
          Nonoperating margins, prior to 1967                                $   23,625                  $   23,625
          Donated capital                                                       183,907                     183,907
          Unredeemed capital credit retirement                                4,672,892                   4,020,824
                                                                              ---------                   ---------
                                                                             $4,880,424                  $4,228,356
                                                                             ==========                  ==========

                       CHUGACH ELECTRIC ASSOCIATION, INC.
                      Notes to Financial Statements (cont.)


6.   Debt

Long-term obligations at December 31 are as follows:

                                                                               2000                      1999
                                                                         ----------------          ----------------
      First mortgage bonds of 8.08% maturing in 2002
       and 9.14% maturing in 2022 with interest payable
       semiannually March 15 and September 15:

                   8.08%                                                    $  11,329,000             $  17,396,000
                   9.14%                                                      164,310,000               182,810,000

      CoBank 8.95% bond maturing in 2002,
       with interest payable monthly and
       Principal due semi-annually                                                511,295                   816,700

      CoBank 7.76% bond maturing in 2005,
       with interest payable monthly                                           10,000,000                10,000,000

      CoBank 5.60% bonds maturing in 2022,
       with interest payable monthly                                           45,000,000                45,000,000

      CoBank 5.60% bonds maturing in 2002,
       2007 and 2012 with interest payable monthly
                                                                               15,000,000                15,000,000

     CoBank, variable interest, with a rate of 8.20% at
       December 31, 2000, bonds maturing in 2002, with
       interest payable monthly                                                42,500,000                42,500,000

      CoBank, variable interest, with a rate of 8.20% at
       December 31, 2000, bonds maturing in 2002, with interest
       payable monthly                                                         30,000,000                30,000,000
                                                                         ----------------          ----------------


            Total long-term obligations                                       318,650,295               343,522,700

      Less current installments                                                 6,430,350                 6,372,405
                                                                         ----------------          ----------------

            Long-term obligations, excluding current
            installments                                                    $ 312,219,945             $ 337,150,295
                                                                         ================          ================

Substantially all assets are pledged as collateral for the long-term obligations.

                       CHUGACH ELECTRIC ASSOCIATION, INC.
                      Notes to Financial Statements (cont.)

Maturities of Long-term Obligations

Long-term obligations at December 31, 2000 mature as follows:

                                                    Sinking Fund
                                                    Requirements              Principal maturities
                                                    ------------              --------------------
           Year ending                             First mortgage                    CoBank
           December 31                                 bonds                    mortgage bonds             Total
           -----------                              -------------                --------------        ------------
              2001                                    $6,097,000                      $333,350           $6,430,350
              2002                                     5,232,000                    77,677,944           82,909,944
              2003                                     5,041,000                       865,821            5,906,821
              2004                                     5,502,000                       945,000            6,447,000
              2005                                     6,005,000                    11,031,000           17,036,000
           Thereafter                                147,762,000                    52,158,180          199,920,180
                                                    -------------                --------------        ------------
                                                    $175,639,000                  $143,011,295         $318,650,295
                                                    =============                ==============        ============


Lines of Credit

The Association had an annual line of credit of $35,000,000 at December 31, 2000 and 1999 available with CoBank. The CoBank line of credit expires August 1, 2001 but carries an annual automatic renewal clause. At December 31, 2000 there was $35 million outstanding on the line of credit, which carried an interest rate of 8.2%. At December 31, 1999 there was no outstanding balance. In addition, the Association had an annual line of credit of $50,000,000 available at December 31, 2000 and 1999 with NRUCFC. At December 31, 2000 there was $5 million outstanding on this line of credit, which carried an interest rate of 8.55%. At December 31, 1999, there was no outstanding balance. The NRUCFC line of credit expires October 14, 2002.

Refinancing

1991 Series A Bonds

On September 19, 1991, Chugach issued $314,000,000 of First Mortgage Bonds, 1991 Series A (Bonds), for purposes of repaying existing debt to the Federal Financing Bank and the Rural Electrification Administration (now Rural Utilities Services). Pursuant to Section 311 of the Rural Electrification Act, Chugach was permitted to prepay the REA debt at a discounted rate of approximately 9%, resulting in a discount of approximately $45,000,000 (note 12).

The bonds maturing in 2002 (Series A 2002 Bonds) are subject to annual sinking fund redemption at 100% of the principal amount thereof which commenced March 15, 1993. The bonds maturing in 2022 (Series A 2022 Bonds) are subject to annual sinking fund redemption at 100% of the principal amount thereof commencing March 15, 2003. The Series A 2002 Bonds are not subject to optional redemption. The Series A 2022 Bonds are redeemable at the option of Chugach on any interest payment date at an initial redemption price commencing in 2002 of 109.140 of the principal amount thereof declining ratably to par on March 15, 2012. The Bonds are secured by a first lien on substantially all of Chugach's assets. The Indenture prohibits outstanding short-term indebtedness (other than trade payables) in excess of 15% of Chugach's net utility plant and limits certain cash investments to specific securities.

In April 1997, Chugach reacquired $5,000,000 of the Series A 2022 Bonds at a premium of 109.7500. Total transaction cost, including accrued interest and premium, was $5,510,350.

In February 1999, Chugach reacquired $11,000,000 of the Series A 2022 Bonds at a premium of 117.05. Total transaction cost, including accrued interest and premium, was $13,322,344.

In February 1999, Chugach reacquired $14,000,000 of the Series A 2022 Bonds at a premium of 116.25. Total transaction cost, including accrued interest and premium, was $16,868,592.

In February 1999, Chugach reacquired $9,895,000 of the Series A 2022 Bonds at a premium of 116.75. Total transaction cost, including accrued interest and premium, was $11,974,467.

                       CHUGACH ELECTRIC ASSOCIATION, INC.
                      Notes to Financial Statements (cont.)

In March 2000, Chugach reacquired $8,500,000 of the Series A 2022 Bonds at a premium of 104.00. Total transaction cost, including accrued interest and premium, was $9,215,502.

In April 2000, Chugach reacquired $10,000,000 of the Series A 2022 Bonds at a premium of 108.875. Total transaction costs, including accrued interest and premium, was $10,953,511.

On March 17, 1999, Chugach entered into a Treasury rate-lock transaction with Lehman Brothers Financial Products Inc. (Lehman Brothers) for the purpose of taking advantage of favorable market interest rates in anticipation of refinancing Chugach's Series A Bonds due 2022 on their call date (March 15,
2002). As of December 31, 2000, the aggregate principal amount of Series A Bonds due 2022 was $164,310,000. Under the treasury rate-lock contract, Chugach will receive a lump-sum payment from Lehman Brothers on March 15, 2002, if the yield on 10-year Treasury bonds as of mid-February 2002, exceeds a specified target level (5.653%). Conversely, Chugach will on the same date be required to make a payment to Lehman Brothers if the yield on the 10-year Treasury bonds falls below its stated target yield. The treasury rate lock agreement fair value on December 31, 2000 was $(8,600,000) and on December 31, 1999 was $13,000,000.

Chugach adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, on January 1, 2001. This new standard requires all derivative financial instruments to be reflected on the balance sheet. As of January 1, 2001, Chugach established a regulatory asset for $8.6 million and a liability for the same amount. The regulatory asset and liability will be adjusted for changes in the fair value of the treasury rate lock agreement. Management believes it is probable the regulatory asset will be recovered through rates.

7.     Fair Value of Long-Term Obligations

The estimated fair values (in thousands) of the long-term obligations included in the financial statements at December 31 are as follows:

                                                               2000                            1999
                                                      ----------------------        -------------------------
                                                      Carrying          Fair         Carrying          Fair
                                                        Value           Value          Value           Value
       Long-term obligations
       (including current installments)               $318,650        $335,155       $343,523        $354,534


Fair value estimates are dependent upon subjective assumptions and involve significant uncertainties resulting in variability in estimates with changes in assumptions.

8.         Employee Benefits

Employee benefits for substantially all employees are provided through the Alaska Electrical Trust and Alaska Hotel, Restaurant and Camp Employees Health and Welfare Trust Funds (union employees) and the National Rural Electric Cooperative Association (NRECA) Retirement and Security Program (nonunion employees). The Association makes annual contributions to the plans equal to the amounts accrued for pension expense. For the union plans, the Association pays a contractual hourly amount per union employee which is based on total plan costs for all employees of all employers participating in the plan. In these master, multiple-employer plans, the accumulated benefits and plan assets are not determined or allocated separately to the individual employer. Costs for union plans were approximately $2,017,000 in 2000, $1,832,000 in 1999 and $1,805,000
in 1998. In 2000, 1999 and 1998, the Association contributed $1,057,000, $868,000 and $813,000, respectively, to the NRECA plan.

9.         Deferred Charges

Deferred charges consisted of the following at December 31:

                                                         2000           1999
                                                     ------------   -----------
  Debt issuance and reacquisition costs               $ 5,399,282   $ 6,196,555
  Refurbishment of transmission equipment                 253,087       262,346
  Computer software and conversion                     10,672,135    12,186,272
  Studies                                               1,724,936     1,880,734
  Business venture studies                                562,435       273,660
  Fuel supply negotiations                                346,894       369,609
  Major overhaul of steam generating unit                 222,198       427,305
  Environmental matters and other                         261,892       470,756
                                                     ------------   -----------
                                                      $19,442,859   $22,067,237
                                                     ============   ===========

                       CHUGACH ELECTRIC ASSOCIATION, INC.
                      Notes to Financial Statements (cont.)

10.    Employee Representation

Approximately 72% of the Association's employees are represented by the International Brotherhood of Electrical Workers (IBEW). The various IBEW contracts expire on June 30, 2003.

11.        Return of Capital

Under provisions of its long-term debt agreements, the Association is not directly or indirectly permitted to declare or pay any dividend or make any payments, distributions or retirements of patronage capital to members if an event of default exists with respect to its bonds (event of default), if payment of such distribution would result in an event of default, or if the aggregate amount expended for all distributions on and after September 26, 1991 exceeds the sum of $7,000,000 plus 35% of the aggregate assignable margins (whether or not such assignable margins have since been allocated to members) of the Association earned after December 31, 1990 (or, in the case such aggregate shall be a deficit, minus 100% of such deficit). The Association may declare and make distributions at any time if, after giving effect thereto, the Association's aggregate margins and equities as of the end of the most recent fiscal quarter would be not less than 45% of the Association's total liabilities and equities as of the date of the distribution. The Association does not anticipate that this provision will limit the anticipated capital credit retirements described in note 4.

12.    Deferred Credits

Deferred credits at December 31 consisted of the following:

                                                                               2000                      1999
                                                                           -----------              ------------
  Regulatory liability - unamortized gain on
       reacquired debt                                                     $18,066,673              $21,271,412
  Refundable consumer advances for construction                              1,771,302                2,123,913
  Estimated initial installation costs for transformers and
       meters                                                                  323,821                  272,554
  Post retirement benefit obligation                                           286,200                  286,200
  New business venture                                                          20,254                   46,185
  Other                                                                        957,089                  710,956
                                                                           -----------              ------------
                                                                           $21,425,339              $24,711,220
                                                                           ===========              ============


In conjunction with the refinancing described in note 6, the Association had recognized a gain of approximately $45,000,000. The APUC required the Association to flow through the gain to consumers in the form of reduced rates over a period equal to the life of the bonds using the effective interest method; consequently, the gain has been deferred for financial reporting purposes as required by SFAS 71. Approximately $1,553,000 of the deferred gain was amortized in 2000. Approximately $1,215,000 of the deferred gain was amortized in 1999. Approximately $1,700,000 of the deferred gain was amortized in 1998.

                       CHUGACH ELECTRIC ASSOCIATION, INC.
                      Notes to Financial Statements (cont.)

13.      Bradley Lake Hydroelectric Project

The Association is a participant in the Bradley Lake Hydroelectric Project (Bradley Lake). Bradley Lake was built and financed by the Alaska Energy Authority (AEA) through State of Alaska grants and $166,000,000 of revenue bonds. The Association and other participating utilities have entered into take-or-pay power sales agreements under which shares of the project capacity have been purchased and the participants have agreed to pay a like percentage of annual costs of the project (including ownership, operation and maintenance costs, debt service costs and amounts required to maintain established reserves). Under these take-or-pay power sales agreements, the participants have agreed to pay all project costs from the date of commercial operation even if no energy is produced. The Association has a 30.4% share of the project's capacity. The share of debt service exclusive of interest, for which the Association has guaranteed, is approximately $44,000,000. Under a worst case scenario, the Association could be faced with annual expenditures of approximately $4.1 million as a result of its Bradley Lake take-or-pay obligations. Management believes that such expenditures, if any, would be recoverable through the fuel surcharge ratemaking process.

Upon the default of a Bradley Lake participant, and subject to certain other conditions, AEA, through Alaska Industrial Development and Export Authority, is entitled to increase each participant's share of costs pro rata, to the extent necessary to compensate for the failure of another participant to pay its share, provided that no participant's percentage share is increased by more than 25%.

On April 6, 1999, AEA issued $59,485,000 of Power Revenue Refunding Bonds, Third Series, for the purpose of refunding $59,110,000 of the First Series Bonds. The refunded First Series Bonds were called on July 1, 1999. The refunding resulted in aggregate debt service payments over the next nineteen years in a total amount approximately $9,500,000 less than the debt service payments, which would be due on the refunded bonds. There was an economic gain of approximately $5,900,000. Economic gain is calculated as the net difference between the present value of the old debt service requirements and the present value of the new debt service requirements, discounted at the effective interest rate and adjusted for additional cash paid.

On April 13, 1999, AEA issued $30,640,000 of Power Revenue Refunding Bonds, Fifth Series, for the purpose of refunding $28,910,000 of the First Series Bonds. The refunded First Series Bonds were called on July 1, 1999. The refunding resulted in aggregate debt service payments over the next twenty-three years in a total amount approximately $4,400,000 less than the debt service payments, which would be due on the refunded bonds. There was an economic gain of approximately $2,900,000.

On April 4, 2000, AEA issued $47,710,000 of Power Revenue Refunding Bonds, Fourth Series, for the purpose of refunding $46,235,000 of the Second Series Bonds. The refunded Second Series Bonds were called on July 1, 2000. The refunding resulted in aggregate debt service payments over the next twenty-two years in a total amount approximately $6,400,000 less than the debt service payment, which would be due on the refunded bonds. There was an economic gain of approximately $3,500,000.

The following represents information with respect to Bradley Lake at June 30, 2000 (the most recent date for which information is available). The Association's share of expenses were $3,696,829 in 2000, $3,902,737 in 1999 and $4,112,292 in 1998 and are included in purchased power in the accompanying financial statements.

                                              Total       Proportionate Share
                                              ------      -------------------
                                                   (in thousands)
          Plant in service                  $ 306,872         $ 93,289
          Accumulated depreciation            (60,567)         (18,170)
          Interest expense                      9,938            2,981


 Other electric plant in service represents the Association's share of a Bradley Lake transmission line financed internally and the Association's share of the Eklutna Hydroelectric Project, purchased in 1997 (note 14).

                       CHUGACH ELECTRIC ASSOCIATION, INC.
                      Notes to Financial Statements (cont.)

14. Eklutna Hydroelectric Project

During October 1997, the ownership of the Eklutna Hydroelectric Project formally transferred from the Alaska Power Administration to the participating utilities. This group consists of the Association along with Matanuska Electric Association
(MEA) and Municipal Light and Power (AML&P).

Other electric plant in service includes $1,956,954 representing the Association's share of the Eklutna Hydroelectric Plant. This balance will be amortized over the estimated life of the facility. During the transition phase and after the transfer of ownership, Chugach, MEA and AML&P have jointly operated the facility. Each participant contributes their proportionate share for operations and maintenance costs. Under net billing arrangements, Chugach then reimburses MEA for their share of the costs.

15. Commitments and Contingencies

Contingencies

The Association is a participant in various legal actions, rate disputes, personnel matters and claims both for and against its interests. Management believes that the outcome of any such matters will not materially impact the Association's financial condition, results of operations or liquidity.

Long-Term Fuel Supply Contracts

The Association has entered into long-term fuel supply contracts from various producers at market terms. The current contracts will expire in 15 to 20 years.

Significant Customers

The Association is the principal supplier of power under long-term wholesale power contracts with MEA and HEA. These contracts represented $45.2 million or 28.5% of operating revenues in 2000, and will expire in 2014.


Cooper Lake Hydroelectric Plant

Chugach discovered polychlorinated biphenyls (PCBs) in paint, caulk and grease at the Cooper Lake Hydroelectric Plant during initial phases of a turbine overhaul. A Federal Energy Regulatory Commission, (FERC) approved plan, prepared in consultation with the Environmental Protection Agency, (EPA) was implemented to remediate the PCBs in the plant. As a condition of its approval of the license amendment for the overhaul project, FERC required Chugach to also investigate the presence of PCBs in Kenai Lake. A sampling plan was developed by Chugach in consultation with various agencies and approved by FERC. In 2000, Chugach sampled sediments and fish collected from Kenai Lake and other waters. While extremely low levels of PCBs were found in some sediment samples taken near the plant, no pathway from sediment to fish was established. Additional sediment sampling and analysis in this area is being performed. While the presence of PCBs in fish did not reveal amounts above background levels, Chugach is conducting additional sampling and analysis of fish in Kenai Lake and other waters. A report will be provided to FERC on the results of the additional fish and sediment sampling by December 31, 2001. Management believes the costs of this work will be recoverable through rates and therefore will have no material impact on the financial condition or results of operations.

Regulatory Cost Charge

In 1992 the State of Alaska Legislature passed legislation authorizing the Department of Revenue to collect a regulatory cost charge from utilities in order to fund the APUC. The tax is assessed on all retail consumers and is based on kilowatt hour (kWh) consumption. The Regulatory Cost Charge has decreased since its inception (November 1992) from an initial rate of $.000626 per kWh to the current rate of $.000318, effective October 1, 2000.

                       CHUGACH ELECTRIC ASSOCIATION, INC.
                      Notes to Financial Statements (cont.)

16.      Segment Reporting

The Association had divided its operations into two reportable segments: Energy and Internet service. The energy segment derives its revenues from sales of electricity to residential, commercial and wholesale customers, while the Internet segment derives its revenues from provision of residential and commercial internet services and products. The reporting segments follow the same accounting policies used for the Association's financial statements and described in the summary of significant accounting policies. Management evaluates a segment's performance based upon profit or loss from operations. Jointly used assets are allocated by percentage of reportable segment usage and centrally incurred costs are allocated using factors developed by the Association, which are patterned upon usage. The Internet segment began operations during 1998, the results of which are immaterial to the financial statements. The following is a tabulation of business segment information for the years ended December 31:

                  Operating Revenues                 2000                 1999
                  ------------------             -------------    -------------
                  Internet ...................   $   1,170,448    $     374,296
                  Energy .....................     157,370,666      142,270,031
                                                 -------------    -------------
                    Total operating revenues .     158,541,114      142,644,327
                                                 =============    =============
                  Assignable Margins
                  Internet ...................      (1,505,518)      (1,293,388)
                  Energy .....................      11,185,296       10,960,822
                                                 -------------    -------------
                    Total assignable margins .       9,679,778        9,667,434
                                                 =============    =============
                  Assets
                  Internet ...................         550,275          564,477
                  Energy .....................     539,195,705      517,791,060
                                                 -------------    -------------
                    Total assets .............     539,745,980      518,355,537
                                                 =============    =============
                  Capital Expenditures
                  Internet ...................         163,565          508,082
                  Energy .....................      46,572,794       41,356,746
                                                 -------------    -------------
                    Total capital expenditures   $  46,736,359    $  41,864,828
                                                 =============    =============

17.      Sale of Segment

On March 6, 2001, the Association entered into an agreement to sell substantially all the assets and customers of the Internet business segment to an unrelated third party. The transaction is expected to result in a nominal gain.

18.      Quarterly Results of Operations (unaudited)

                                                                                       2001 Quarter Ended
                                                               ---------------------------------------------------
                                                                Sept. 30              June 30             March 31
                                                               -----------          -----------        -----------
Operating Revenue                                              $42,186,684          $39,018,695        $45,195,577
Operating Expense                                               35,591,202           32,788,603         35,372,545
Net Interest                                                     6,680,125            7,037,810          6,690,671
                                                               -----------          -----------        -----------
Net Operating Margins                                              (84,643)            (807,718)         3,132,361
Non-Operating Margins                                              126,903              222,619            388,668
                                                               -----------          -----------        -----------
Assignable Margins                                             $    42,260          $  (585,099)       $ 3,521,029
                                                               ===========          ===========        ===========

                                                                             2000 Quarter Ended
                                          --------------------------------------------------------------------------
                                            Dec. 31             Sept. 30              June 30             March 31
                                          -----------         ------------          -----------         ------------
Operating Revenue                         $44,282,842          $37,201,515          $36,185,683          $40,871,074
Operating Expense                          36,351,256           31,192,307           29,183,255           29,703,456
Net Interest                                6,384,593            6,078,364            6,114,471            6,140,861
                                          -----------         ------------          -----------         ------------
Net Operating Margins                       1,546,993               (69,156)             887,957            5,026,757
Non-Operating Margins                       1,450,456              220,261              267,174              349,336
                                          -----------         ------------          -----------         ------------
Assignable Margins                        $ 2,997,449          $   151,105          $ 1,155,131          $ 5,376,093
                                          ===========         ============          ===========         ============

                       CHUGACH ELECTRIC ASSOCIATION, INC.
                      Notes to Financial Statements (cont.)

                                                                   1999 Quarter Ended
                                          --------------------------------------------------------------------------
                                            Dec. 31             Sept. 30              June 30             March 31
                                          -----------         ------------          -----------         ------------
Operating Revenue                         $38,837,034          $32,075,076          $32,307,980          $39,424,237
Operating Expense                          30,637,296           26,163,772           27,033,946           26,621,873
Net Interest                                6,148,973            5,905,993            5,949,006            6,131,408
                                          -----------         ------------          -----------         ------------

Net Operating Margins                       2,050,765                5,311             (674,972)           6,670,956
Non-Operating Margins                       1,090,556              199,106              170,377              155,335
                                          -----------         ------------          -----------         ------------
Assignable Margins                        $ 3,141,321          $   204,417           $ (504,595)         $ 6,826,291
                                          ===========         ============          ===========         ============

19.      Presentation of Financial Information

During interim periods, Chugach follows the accounting policies set forth in its audited financial statements included in Form 10-K filed with the Securities and Exchange Commission, unless otherwise noted. Users of interim financial information are encouraged to refer to the footnotes contained in Chugach's audited financial statements when reviewing interim financial results. The accompanying unaudited interim financial statements reflect all adjustments, which are, in the opinion of management necessary to a fair statement of the results for the interim periods presented.

20.      Subsequent Events (unaudited)

Patronage Capital

In November 2001, the Board of Directors authorized the retirement of $3,000,000 of retail patronage for 1985, which will be distributed by the end of 2001.

Lines of Credit

The annual line of credit of $35,000,000 with CoBank was renewed by the Association and is schedule to expire August 1, 2002. At September 30, 2001 there was $5 million outstanding on this line of credit with an interest rate of 6.0%.

Refinancing

2001 Series A Bonds

On April 17, 2001, Chugach issued $150,000,000 of 2001 Series A Bonds, for the purpose of retiring indebtedness outstanding under existing lines of credit and outstanding bonds, for capital expenditures and for general working capital. The lines of credit had an aggregate outstanding principal balance of $55,000,000, as of April 17, 2001, are renewable annually and bore interest at variable rates ranging from 7.55% to 7.80% at April 17, 2001. The variable-rate bonds retired had an aggregate outstanding principal balance of $72,500,000, as of April 17, 2001, would have matured in 2002 and bore interest at a variable rate that was 7.55% on April 17, 2001.

The 2001 Series A Bonds will mature on March 15, 2011, and bear interest at 6.55% per annum. Interest will be paid semi-annually on March 15 and September 15 of each year commencing with September 15, 2001. The 2001 Series A Bonds are secured by a first lien on substantially all of Chugach's assets. The first lien will be automatically released when all bonds issued by Chugach prior to April 1, 2001, cease to be outstanding or their holders consent to conversion to unsecured status. Thereafter, the 2001 Series A Bonds will be unsecured obligations, ranking equally with Chugach's other unsecured and unsubordinated obligations.

In May 2001, Chugach reacquired $10,000,000 of its Series A 2022 Bonds at a price of 111%. Total transaction costs, including accrued interest and premium, was $11,242,178. The premium paid will be reflected as a regulatory asset and amortized over the life of the 2001 Series A Bonds.

On December 10, 2001, Chugach reacquired $5,000,000 of its Series A 2022 Bonds at a price of 111%. Total transaction costs, including accrued interest and premium, was $5,661,711.

                       CHUGACH ELECTRIC ASSOCIATION, INC.
                      Notes to Financial Statements (cont.)

On May 11, 2001, Chugach terminated the $18.7 million U. S. Treasury portion of the U. S. Treasury Rate Lock Agreement in receipt of payment of $10,000 by Lehman. The Series A bonds are callable at a 9.14% premium. As of September 30, 2001, the aggregate principal amount of Series A Bonds due 2022 was $154,310,000. The U.S. Treasury Rate Lock Agreement fair value on September 30, 2001 was $(15,684,930). As of September 30, 2001, Chugach established a regulatory asset of $15,684,930 and a liability for the same amount.

On December 7, 2001, Chugach terminated 50% or $98.0 million of the 10-year U.S. Treasury portion of the U.S. Treasury Rate Lock Agreement for a settlement payment of $3,975,000 to Lehman. As of December 7, 2001, the fair value of the remaining $98.0 million was $(3,975,000). The settlement payment of $3,975,000 will be accounted for as a regulatory asset. Management believes it is probable the regulatory asset will be recovered through rates.

On December 17, 2001, Chugach terminated the remaining 50% or $98.0 million of the 10-year U.S. Treasury portion of the U.S. Treasury Rate Lock Agreement for a settlement payment of $2,975,000 to Lehman. The settlement payment of $2,975,000 will be accounted for as a regulatory asset. Management believes it is probable the regulatory asset will be recovered through rates.

MATANUSKA ELECTRIC ASSOCIATION, INC. V. CHUGACH ELECTRIC ASSOCIATION, INC. 3AN-99-8152 (OMNIBUS CASE)

On July 7, 1999, MEA filed a complaint against us in Alaska Superior Court in Anchorage, asserting that we violated state statutes, our bylaws and its power supply agreement with us in failing to provide MEA with information about several different matters that MEA asserts could affect the cost of the power MEA purchases from us. MEA also asserted that we violated the power supply agreement in our management of our long-term bond indebtedness.

On February 8, 2000, MEA added a claim requesting an order requiring us to present our general rate case filing to the Joint Committee (a review panel comprised of two representatives of our Board of Directors and one MEA director) prior to presenting it to the Regulatory Commission of Alaska (RCA). On July 10, 2001, in accordance with the power sales agreement, we filed our general rate case directly with the RCA requesting interim base rate relief without review by the joint committee. On September 10, 2001, MEA filed a motion for partial summary judgment based on this filing. On September 28, 2001, we filed a cross motion for summary judgment on this issue. Briefing is now complete on this issue and the parties are awaiting a decision from the court.

In a decision dated November 16, 2001, the superior court granted our motion for partial summary judgment dismissing the fifth cause of action challenging our management of our long-term bond indebtedness. As a result of that decision, all of MEA's claims, except their request for an order requiring us to present our general rate case filing to the joint committee, have been dismissed either by a decision of the court or by stipulation of the parties. Should trial on the remaining issue be necessary, it is set for April 2002. MEA has indicated its intention to appeal the court's November 16, 2001, ruling.

For  additional  information,  refer to the discussion of this matter in Part I,
Item 3 - Legal Proceedings, Matanuska Electric Association, Inc., v. Chugach Electric Association, Inc., 3AN 99-8152CI of the Form 10-K filed by Chugach with respect to the annual report period ended December 31, 2000.

Chugach has certain additional litigation matters and pending claims that arise in the ordinary course of its business. In the opinion of management, no individual matter or the matters in the aggregate is likely to have a material adverse effect on our results of operations, financial condition or liquidity.

Regulatory Cost Charge

The Regulatory Cost Charge has decreased since its inception (November 1992) from an initial rate of $.000626 per kWh to the current rate of $.000360, effective October 1, 2001.

                       CHUGACH ELECTRIC ASSOCIATION, INC.
                      Notes to Financial Statements (cont.)

Sale of Segment

As of March 20, 2001, we sold the bulk of our internet service provider assets related to dial-up services (excluding DSL services) to GCI Communication Corporation. The aggregate purchase price was $759,049 at closing, plus an additional amount of $70,075, which was based on the number of subscriber accounts retained during the ninety-day transition period following closing.

                       CHUGACH ELECTRIC ASSOCIATION, INC.
                        Valuation and Qualifying Accounts
                      Nine-Months ended September 30, 2001
                  Years ended December 31, 2000, 1999 and 1998


                                                  Balance at          Charged                              Balance
                                                  beginning          to costs                              at end
                                                   of year         and expenses        Deductions         of period
                                                -------------    ----------------   ----------------   ------------
    Allowance for doubtful accounts:
    Activity for period ended:
    September 30, 2001 (unaudited)                (441,933)          (175,418)           40,649           (576,702)
    December 31, 2000                             (389,223)          (373,666)         (320,956)          (441,933)
    December 31, 1999                             (447,908)          (331,895)         (390,580)          (389,223)
    December 31, 1998                             (368,029)          (407,825)         (327,946)          (447,908)


                                   APPENDIX A
                                INSURANCE POLICY

                                   APPENDIX B
                               AUCTION PROCEDURES

1.       DEFINITIONS


         In addition to the words and terms elsewhere defined in that Indenture of Trust dated September 15, 1991, between Chugach Electric Association, Inc. and Security Pacific Bank Washington, N.A., as Trustee (predecessor to U.S. Bank Trust National Association, the current Trustee thereunder), as amended and supplemented from time to time (the "Indenture"), the following words and terms as used in this Auction Procedures Description have the following meanings with respect to 2002 Series B Bonds in the Auction Mode Rate unless the context or use indicates another or different meaning or intent:

         "Agent Member" means a member of, or participant in, the Securities Depository who will act on behalf of a Bidder.

         "Auction" means each periodic implementation of the Auction Procedures.

         "Auction Agent" means the auctioneer appointed in accordance with the provisions of the Supplemental Indenture and will initially be Bankers Trust Company.

         "Auction Agreement" means an agreement between the Auction Agent and the Trustee pursuant to which the Auction Agent agrees to follow the procedures specified in the provisions of the Supplemental Indenture with respect to the 2002 Series B Bonds while bearing interest at Auction Mode Rates, as such agreement may from time to time be amended or supplemented.

         "Auction Date" means with respect to any 2002 Series B Bonds during any period in which the Auction Procedures are not suspended in accordance with the provisions of the Supplemental Indenture, (i) if the 2002 Series B Bonds are in a daily Auction Period, each Business Day, (ii) if the 2002 Series B Bonds are in a Flexible Auction Period, the last Business Day of the Flexible Auction Period, and (iii) if the 2002 Series B Bonds are in any other Auction Period, the Business Day next preceding each Interest Payment Date for such 2002 Series B Bonds (whether or not an Auction will be conducted on such date); provided, however, that the last Auction Date with respect to the 2002 Series B Bonds in an Auction Period other than a daily Auction Period or Flexible Auction Period will be the earlier of (a) the Business Day next preceding the Interest Payment Date next preceding any Mode Adjustment Date and (b) the Business Day next preceding the Interest Payment Date next preceding the final maturity date of the 2002 Series B Bonds; and provided, further, that if the 2002 Series B Bonds are in a daily Auction Period, the last Auction Date will be the earlier of (x) the Business Day next preceding a Mode Adjustment Date and (y) the Business Day next preceding the final maturity date of the 2002 Series B Bonds. The last Business Day of a Flexible Auction Period will be the Auction Date for the Auction Period which begins on the next succeeding Business Day, if any. On the Business Day preceding the conversion from a daily Auction Period to another Auction Period, there will be two Auctions, one for the last daily Auction Period and one for the first Auction Period following the conversion. The first Auction Date for the 2002 Series B Bonds is [__________], 2002.

         "Auction Mode Multiple" means, as of any Auction Date, the Percentage of the Index (in effect on such Auction Date) determined as set forth below, based on the Prevailing Rating of the 2002 Series B Bonds in effect at the close of business on the Business Day immediately preceding such Auction Date:

                                                       Percentage
                  Prevailing Rate                       of Index
                  ---------------                       --------
                  AAA/Aaa/AAA                               150%
                  AA/Aa/AA                                  200
                  A/A/A                                     250
                  BBB/Baa/BBB                               275
                  Below BBB/Baa/BBB                         300

         "Auction Mode Rate" means the rate of interest to be borne by the 2002 Series B Bonds during each Auction Period determined in accordance with the Supplemental Indenture, as summarized under "Determination of Auction Mode Rate" of this Auction Procedures Description; provided, however, in no event may the Auction Mode Rate exceed the Maximum Rate.

         "Auction Period" means with respect to 2002 Series B Bonds (i) in a Flexible Auction Period, the Flexible Auction Period, (ii) in a daily Auction Period, a period beginning on each Business Day and extending to but not including the next succeeding Business Day, (iii) in a seven-day Auction Period, a period of generally seven days beginning on a Wednesday (or the day following the last day of the prior Auction Period if the prior Auction Period does not end on a Tuesday) and ending on the Tuesday thereafter (unless such Tuesday is not followed by a Business Day, in which case on the next succeeding day which is followed by a Business Day), (iv) in a 28-day Auction Period, a period of generally 28 days beginning on a Wednesday (or the day following the last day of the prior Auction Period if the prior Auction Period does not end on a Tuesday) and ending on the fourth Tuesday thereafter (unless such Tuesday is not followed by a Business Day, in which case on the next succeeding day which is followed by a Business Day), (v) in a 35-day Auction Period, a period of generally 35 days beginning on a Wednesday (or the day following the last day of the prior Auction Period if the prior Auction Period does not end on a Tuesday) and ending on the fifth Tuesday thereafter (unless such Tuesday is not followed by a Business Day, in which case on the next succeeding day which is followed by a Business Day),
(vi) in a three-month Auction Period, a period of generally three months (or shorter period upon a conversion from another Auction Period) beginning on the day following the last day of the prior Auction Period and ending on the first day of the month that is the third calendar month following the beginning date of such Auction Period, and (vii) in a semiannual Auction Period, a period of generally six months (or shorter period upon a conversion from another Auction Period) beginning on the day following the last day of the prior Auction Period and ending on the next succeeding June 30 or December 31; provided, however, that if there is a conversion of 2002 Series B Bonds from a daily Auction Period to a seven-day Auction Period, the next Auction Period will begin on the date of the conversion (i.e., the Interest Payment Date for the prior Auction Period) and will end on the next succeeding Tuesday (unless such Tuesday is not followed by a Business Day, in which case on the next succeeding day which is followed by a Business Day), if there is a conversion from a daily Auction Period to a 28-day Auction Period, the next Auction Period will begin on the date of the conversion (i.e., the Interest Payment Date for the prior Auction Period) and will end on the Tuesday (unless such Tuesday is not followed by a Business Day, in which case on the next succeeding day which is followed by a Business Day) which is more than 21 days but not more than 28 days from such date of conversion, and, if there is a conversion from a daily Auction Period to a 35-day Auction Period, the next Auction Period will begin on the date of the conversion (i.e., the Interest Payment Date for the prior Auction Period) and will end on the Tuesday (unless such Tuesday is not followed by a Business Day, in which case on the next succeeding day which is followed by a Business Day) which is more than 28 days but not more than 35 days from such date of conversion.

         "Auction Procedures" means the procedures for conducting Auctions for 2002 Series B Bonds during an Auction Rate Period set forth in the Supplemental Indenture to the Indenture and summarized in this Auction Procedures Description.

         "Auction Procedures Description" means this Exhibit A, as amended from time to time.

         "Auction Rate" means for 2002 Series B Bonds for each Auction Period,
(i) if Sufficient Clearing Bids exist, the Winning Bid Rate, provided, however, if all 2002 Series B Bonds are the subject of Submitted Hold Orders, the Minimum Auction Rate and (ii) if Sufficient Clearing Bids do not exist, the Maximum Auction Rate.

         "Auction Rate Period" means after the Initial Period any period of time commencing on the day following the Initial Period and ending on a Mode Adjustment Date.

         "Available Bonds" means for 2002 Series B Bonds on each Auction Date, the aggregate principal amount of 2002 Series B Bonds that are not the subject of Submitted Hold Orders.

         "Bid" has the meaning specified in subsection (a) under the heading "Orders by Existing Owners and Potential Owners" of this Auction Procedures Description.

         "Bidder" means each Existing Owner and Potential Owner who places an Order.

         "Broker-Dealer" means any entity that is permitted by law to perform the function required of a Broker-Dealer described in the Eleventh Supplemental Indenture, that is a member of, or a direct participant in, the Securities Depository, that has been selected by the Company and that is a party to a Broker-Dealer Agreement with the Company and the Auction Agent.

         "Broker-Dealer Agreement" means an agreement among the Auction Agent, the Company and a Broker-Dealer pursuant to which such Broker-Dealer agrees to follow the procedures described in the Supplemental Indenture, as such agreement may from to time be amended or supplemented.

         "Default Rate" means, in respect of any Auction Period other than a daily Auction Period, a per annum rate equal to three hundred percent (300%) of the Index determined on the Auction Date next preceding the first day of such Auction Period or in the case of 2002 Series B Bonds in a daily Auction Period, three hundred percent (300%) of the Index determined on the Auction Date which was the first day of such Auction Period, provided, however, the Default Rate will not exceed the Maximum Rate.

         "Existing Owner" means a Person who is listed as the beneficial owner of 2002 Series B Bonds in the records of the Auction Agent.

         "Flexible Auction Period" means any period of not less than seven nor more than 364 days which begins on an Interest Payment Date and ends on a Tuesday unless such Tuesday is not followed by a Business Day, in which case on the next succeeding day which is followed by a Business Day.

         "Hold Order" has the meaning specified in subsection (a) of "Orders by Existing Owners and Potential Owners" of this Auction Procedures Description.

         "Index" will have the meaning specified in "Index" of this Auction Procedures Description.

         "Initial Period" means the period from the Delivery Date to but not including ____________, 2002.

         "Interest Payment Date" means, with respect to 2002 Series B Bonds in the Auction Mode, ___________________, 2002, and thereafter (a) when used with respect to any Auction Period other than a daily Auction Period or a Flexible Auction Period, the Business Day immediately following such Auction Period, (b) when used with respect to a daily Auction Period, the first Business Day of the month immediately succeeding such Auction Period, (c) when used with respect to a Flexible Auction Period of (i) seven or more but fewer than 92 days, the Business Day immediately following such Flexible Auction Period, or (ii) 92 or more days, each thirteenth Wednesday after the first day of such Flexible Auction Period or the next Business Day if such Wednesday is not a Business Day and on the Business Day immediately following such Flexible Auction Period, (d) any Mode Adjustment Date and (e) the maturity or redemption date thereof.

         "LIBOR," on any date of determination for any Auction Period, means (i) for any Auction Period of fewer than 40 days, the offered rate for deposits in U.S. dollars for a one-month period which appears on the Telerate Page 3750 at approximately 11:00 A.M., London time, on such date, or if such date is not a date on which dealings in U.S. dollars are transacted in the London interbank market, then on the next preceding day on which such dealings were transacted in such market and (ii) for any Auction Period of 40 or more but fewer than 95 days, such rates for deposits in U.S. dollars for a three-month period.

         "Maximum Auction Rate" means, as of any Auction Date, the product of the Index multiplied by the Auction Mode Multiple, provided, however, the Maximum Auction Rate will not exceed the Maximum Rate.

         "Minimum Auction Rate" means, as of any Auction Date, ninety percent (90%) of the Index in effect on such Auction Date.

         "No Auction Rate" means, as of any Auction Date, the rate determined by multiplying the Percentage of Index set forth below, based on the Prevailing Rating of the 2002 Series B Bonds in effect at the close of business on the Business Day immediately preceding such Auction Date, by the Index:

                                                                Percentage
                  Prevailing Rate                                of Index
                  ---------------                                --------
                  AAA/Aaa/AAA                                        100%
                  AA/Aa/AA                                           110
                  A/A/A                                              125
                  BBB/Baa/BBB                                        150
                  Below BBB/Baa/BBB                                  300
                  Below BBB/Baa/BBB                                  200

provided, however that in no event will the No Auction Rate exceed the Maximum Auction Rate.

         "Order" means a Hold Order, Bid or Sell Order.

         "Potential Owner" means any Person, including any Existing Owner, who may be interested in acquiring a beneficial interest in the 2002 Series B Bonds in addition to the 2002 Series B Bonds currently owned by such Person, if any.

         "Prevailing Rating" means (a) AAA/Aaa/AAA, if the 2002 Series B Bonds will have a rating of AAA or better by S&P, a rating of Aaa or better by Moody's and a rating of AAA or better by Fitch, (b) if not AAA/Aaa/AAA, AA/Aa/AA if the 2002 Series B Bonds will have a rating of AA- or better by S&P, a rating of Aa3 or better by Moody's and a rating of AA- or better by Fitch, (c) if not AAA/Aaa/AAA or AA/Aa/AA, A/A/A if the 2002 Series B Bonds will have a rating of A- or better by S&P, a rating of A3 or better by Moody's and a rating of A- or better by Fitch, (d) if not AAA/Aaa/AAA, AA/Aa/AA or A/A/A, BBB/Baa/BBB if the 2002 Series B Bonds will have a rating of BBB- or better by S&P, a rating of Baa3 or better by Moody's and a rating of BBB- or better by Fitch, and (e) if not AAA/Aaa/AAA, AA/Aa/AA, A/A/A or BBB/Baa/BBB, then below BBB/Baa/BBB whether or not the 2002 Series B Bonds are rated by any securities rating agency. For purposes of this definition, S&P's rating categories of "AAA," "AA," and "A-," Moody's rating categories of "Aaa," "Aa3" and "A3" and Fitch's rating categories of "AAA," "AA," and "A-," will be deemed to refer to and include the respective rating categories correlative thereto in the event that any such Rating Agencies will have changed or modified their generic rating categories or if any successor thereto appointed in accordance with the definitions thereof will use different rating categories. If the 2002 Series B Bonds are not rated by a Rating Agency, the requirement of a rating by such Rating Agency will be disregarded. If the ratings for the 2002 Series B Bonds are split between two or more of the foregoing categories, the lower rating will determine the Prevailing Rating. If there is no rating, then the Auction Mode Rate will be the Maximum Auction Rate.

         "Principal Office" means, with respect to the Auction Agent, the office thereof designated in writing to the Company, the Trustee and each Broker-Dealer.

         "Sell Order" has the meaning specified in subsection (a) under the heading "Orders by Existing Owners and Potential Owners" of this Auction Procedures Description.

         "Submission Deadline" means 1:00 p.m., New York City time, on each Auction Date for 2002 Series B Bonds not in a daily Auction Period and 11:00 a.m., New York City time, on each Auction Date for 2002 Series B Bonds in a daily Auction Period, or such other time on such date as will be specified from time to time by the Auction Agent pursuant to the Auction Agreement as the time by which Broker-Dealers are required to submit Orders to the Auction Agent.

         "Submitted Bid" has the meaning specified in subsection (b) under the heading "Determination of Auction Mode Rate" of this Auction Procedures Description.

         "Submitted Hold Order" has the meaning specified in subsection (b) under the heading "Determination of Auction Mode Rate" of this Auction Procedures Description.

         "Submitted Order" has the meaning specified in subsection (b) under the heading "Determination of Auction Mode Rate" of this Auction Procedures Description.

         "Submitted Sell Order" has the meaning specified in subsection (b) under the heading "Determination of Auction Mode Rate" of this Auction Procedures Description.

         "Sufficient Clearing Bids" means with respect to 2002 Series B Bonds, an Auction for which (a) the aggregate principal amount of 2002 Series B Bonds that are the subject of Submitted Bids by Potential Owners specifying one or more rates not higher than the Maximum Auction Rate is not less than (b) the aggregate principal amount of 2002 Series B Bonds that are the subject of Submitted Sell Orders and of Submitted Bids by Existing Owners specifying rates higher than the Maximum Auction Rate.

         "Supplemental Indenture" means the Eleventh Supplemental Indenture dated _____________, 2002 (which is amendatory and supplemental to the Indenture), as the same may be amended and supplemented from time to time.

         "Winning Bid Rate" means with respect to 2002 Series B Bonds, the lowest rate specified in any Submitted Bid which if selected by the Auction Agent as the Auction Mode Rate would cause the aggregate principal amount of 2002 Series B Bonds that are the subject of Submitted Bids specifying a rate not greater than such rate to be not less than the aggregate principal amount of Available Bonds.

2.      AUCTION PROCEDURES

         2.01. Orders by Existing Owners and Potential Owners.

         (a) Prior to the Submission Deadline on each Auction Date:

         (i) each Existing Owner may submit to a Broker-Dealer, in writing or by such other method as will be reasonably acceptable to such Broker-Dealer, information as to:

         (A) the principal amount of 2002 Series B Bonds, if any, held by such Existing Owner which such Existing Owner irrevocably commits to continue to hold for the next succeeding Auction Period without regard to the rate determined by the Auction Procedures for such Auction Period,

         (B) the principal amount of 2002 Series B Bonds, if any, held by such Existing Owner which such Existing Owner irrevocably commits to continue to hold for the next succeeding Auction Period if the rate determined by the Auction Procedures for such Auction Period will not be less than the rate per annum then specified by such Existing Owner (and which such Existing Owner irrevocably offers to sell on the next succeeding Interest Payment Date (or the same day in the case of a daily Auction Period) if the rate determined by the Auction Procedures for the next succeeding Auction Period will be less than the rate per annum then specified by such Existing Owner), and/or

         (C) the principal amount of 2002 Series B Bonds, if any, held by such Existing Owner which such Existing Owner irrevocably offers to sell on the next succeeding Interest Payment Date (or on the same day in the case of a daily Auction Period) without regard to the rate determined by the Auction Procedures for the next succeeding Auction Period; and

         (ii) for the purpose of implementing the Auctions and thereby to achieve the lowest possible interest rate on the 2002 Series B Bonds, the Broker-Dealers will contact Potential Owners, including Persons that are Existing Owners, to determine the principal amount of 2002 Series B Bonds, if any, which each such Potential Owner irrevocably offers to purchase if the rate determined by the Auction Procedures for the next succeeding Auction Period is not less than the rate per annum then specified by such Potential Owner.

         For the purposes hereof, an Order containing the information referred to in clause (i)(A) above is herein referred to as a "Hold Order", an Order containing the information referred to in clause (i)(B) or (ii) above is herein referred to as a "Bid", and an Order containing the information referred to in clause (i)(C) above is herein referred to as a "Sell Order."

         (b) A Bid by an Existing Owner will constitute an irrevocable offer to sell:

         (i) (A) the principal amount of 2002 Series B Bonds specified in such Bid if the rate determined by the Auction Procedures on such Auction Date will be less than the rate specified therein; or

         (B) such principal amount or a lesser principal amount of 2002 Series B Bonds to be determined as described in subsection (a)(v) of the section below entitled "Allocation of 2002 Series B Bonds" if the rate determined by the Auction Procedures on such Auction Date will be equal to such specified rate; or

         (C) a lesser principal amount of 2002 Series B Bonds to be determined as described in subsection (b)(iv) of the section below entitled "Allocation of 2002 Series B Bonds" if such specified rate will be higher than the Maximum Auction Rate and Sufficient Clearing Bids do not exist.

         (ii) A Sell Order by an Existing Owner will constitute an irrevocable offer to sell:

         (A) the principal amount of 2002 Series B Bonds specified in such Sell Order; or

         (B) such principal amount or a lesser principal amount of 2002 Series B Bonds as described in subsection (b)(iv) of the section below entitled "Allocation of 2002 Series B Bonds" if Sufficient Clearing Bids do not exist.

         (iii) A Bid by a Potential Owner will constitute an irrevocable offer to purchase:

         (A) the principal amount of 2002 Series B Bonds specified in such Bid if the rate determined by the Auction Procedures on such Auction Date will be higher than the rate specified therein; or

         (B) such principal amount or a lesser principal amount of 2002 Series B Bonds as described in subsection (a)(vi) of the section below entitled "Allocation of 2002 Series B Bonds" if the rate determined by the Auction Procedures on such Auction Date will be equal to such specified rate.

         (c) Anything herein to the contrary notwithstanding:

         (i) for purposes of any Auction, any Order which specifies 2002 Series B Bonds to be held, purchased or sold in a principal amount which is not $50,000 or an integral multiple thereof will be rounded down to the nearest $50,000, and the Auction Agent will conduct the Auction Procedures as if such Order had been submitted in such lower amount;

         (ii) for purposes of any Auction other than during a daily Auction Period, any portion of an Order of an Existing Owner which relates to a 2002 Series B Bond which has been called for redemption on or prior to the Interest Payment Date next succeeding such Auction will be invalid with respect to such portion and the Auction Agent will conduct the Auction Procedures as if such portion of such Order had not been submitted;

         (iii) for purposes of any Auction other than during a daily Auction Period, no portion of a 2002 Series B Bond which has been called for redemption on or prior to the Interest Payment Date next succeeding such Auction will be included in the calculation of Available Bonds for such Auction; and

         (iv) the Auction Procedures will be suspended during the period commencing on the date of the Auction Agent's receipt of notice from the Trustee or the Company of the occurrence of an Event of Default resulting from a failure to pay principal, premium or interest on any 2002 Series B Bond when due (provided, however, that for purposes of this provision only payment by the Bond Insurer will be deemed to cure such Event of Default and no suspension of the Auction Procedures will occur) but will resume two Business Days after the date on which the Auction Agent receives notice from the Trustee that such Event of Default has been waived or cured, with the next Auction to occur on the next regularly scheduled Auction Date occurring thereafter.

         2.02. Submission of Orders by Broker-Dealers to Auction Agent.

         (a) Each Broker-Dealer will submit to the Auction Agent in writing or by such other method as will be reasonably acceptable to the Auction Agent, including such electronic communication acceptable to the parties, prior to the Submission Deadline on each Auction Date, all Orders obtained by such Broker-Dealer and specifying, if requested, with respect to each Order:

         (i) the name of the Bidder placing such Order;

         (ii) the aggregate principal amount of 2002 Series B Bonds, if any, that are the subject of such Order;

         (iii) to the extent that such Bidder is an Existing Owner:

         (A) the principal amount of 2002 Series B Bonds, if any, subject to any Hold Order placed by such Existing Owner;

         (B) the principal amount of 2002 Series B Bonds, if any, subject to any Bid placed by such Existing Owner and the rate specified in such Bid; and

         (C) the principal amount of 2002 Series B Bonds, if any, subject to any Sell Order placed by such Existing Owner; and

         (iv) to the extent such Bidder is a Potential Owner, the rate specified in such Bid.

         (b) If any rate specified in any Bid contains more than three figures to the right of the decimal point, the Auction Agent will round such rate up to the next highest one thousandth of one percent (0.001%).

         (c) If an Order or Orders covering all of the 2002 Series B Bonds held by an Existing Owner is not submitted to the Auction Agent prior to the Submission Deadline, the Auction Agent will deem a Hold Order to have been submitted on behalf of such Existing Owner covering the principal amount of 2002 Series B Bonds held by such Existing Owner and not subject to Orders submitted to the Auction Agent; provided, however, that if there is a conversion from one Auction Period to another Auction Period and Orders have not been submitted to the Auction Agent prior to the Submission Deadline covering the aggregate principal amount of 2002 Series B Bonds held by such Existing Owner, the Auction Agent will deem a Sell Order to have been submitted on behalf of such Existing Owner covering the principal amount of 2002 Series B Bonds held by such Existing Owner not subject to Orders submitted to the Auction Agent.

         (d) If one or more Orders covering in the aggregate more than the principal amount of Outstanding 2002 Series B Bonds held by any Existing Owner are submitted to the Auction Agent, such Orders will be considered valid as follows:

         (i) all Hold Orders will be considered Hold Orders, but only up to and including in the aggregate the principal amount of 2002 Series B Bonds held by such Existing Owner;

         (ii) (A) any Bid of an Existing Owner will be considered valid as a Bid of an Existing Owner up to and including the excess of the principal amount of 2002 Series B Bonds held by such Existing Owner over the principal amount of the 2002 Series B Bonds subject to Hold Orders referred to in paragraph (i) above;

         (B) subject to clause (A) above, all Bids of an Existing Owner with the same rate will be aggregated and considered a single Bid of an Existing Owner up to and including the excess of the principal amount of 2002 Series B Bonds held by such Existing Owner over the principal amount of 2002 Series B Bonds held by such Existing Owner subject to Hold Orders referred to in paragraph (i) above;

         (C) subject to clause (A) above, if more than one Bid with different rates is submitted on behalf of such Existing Owner, such Bids will be considered Bids of an Existing Owner in the ascending order of their respective rates up to the amount of the excess of the principal amount of 2002 Series B Bonds held by such Existing Owner over the principal amount of 2002 Series B Bonds held by such Existing Owner subject to Hold Orders referred to in paragraph (i) above; and

         (D) the principal amount, if any, of such 2002 Series B Bonds subject to Bids not considered to be Bids of an Existing Owner under this paragraph (ii) will be treated as the subject of a Bid by a Potential Owner;

         (iii) all Sell Orders will be considered Sell Orders, but only up to and including a principal amount of 2002 Series B Bonds equal to the excess of the principal amount of 2002 Series B Bonds held by such Existing Owner over the sum of the principal amount of the 2002 Series B Bonds considered to be subject to Hold Orders pursuant to paragraph (i) above and the principal amount of 2002 Series B Bonds considered to be subject to Bids of such Existing Owner pursuant to paragraph (ii) above.

         (e) If more than one Bid is submitted on behalf of any Potential Owner, each Bid submitted with the same rate will be aggregated and considered a single Bid and each Bid submitted with a different rate will be considered a separate Bid with the rate and the principal amount of 2002 Series B Bonds specified therein.

         (f) Any Bid submitted by an Existing Owner or a Potential Owner specifying a rate lower than the Minimum Auction Rate will be treated as a Bid specifying the Minimum Auction Rate. (g) Neither the Company, the Trustee nor the Auction Agent will be responsible for the failure of any Broker-Dealer to submit an Order to the Auction Agent on behalf of any Existing Owner or Potential Owner.

         2.03. Determination of Auction Mode Rate.

         (a) Not later than 9:30 a.m., New York City time, on each Auction Date for 2002 Series B Bonds, the Auction Agent will advise the Broker-Dealers and the Trustee by telephone or other electronic communication acceptable to the parties of the Minimum Auction Rate, the Maximum Auction Rate and the Index.

         (b) Promptly after the Submission Deadline on each Auction Date for 2002 Series B Bonds, the Auction Agent will assemble all Orders submitted or deemed submitted to it by the Broker-Dealers (each such Order as submitted or deemed submitted by a Broker-Dealer being hereinafter referred to as a "Submitted Hold Order," a "Submitted Bid" or a "Submitted Sell Order," as the case may be, and collectively as a "Submitted Order") and will determine (i) the Available Bonds, (ii) whether there are Sufficient Clearing Bids, and (iii) the Auction Rate.

         (c) Promptly after the Auction Agent has made the determinations pursuant to subsection (b) above, the Auction Agent will advise the Trustee by telephone (promptly confirmed in writing), telex or facsimile transmission or other electronic communication acceptable to the parties of the Auction Rate for the next succeeding Auction Period and the Trustee will promptly notify DTC of such Auction Rate.

         (d) In the event the Auction Agent fails to calculate, or for any reason fails to timely provide, the Auction Rate for any Auction Period, the Auction Mode Rate for such Auction Period will be the No Auction Rate; provided, however, that if the Auction Procedures are suspended due to the failure to pay principal of, premium or interest on any 2002 Series B Bond, the Auction Mode Rate for the next succeeding Auction Period will be the Default Rate.

         (e) In the event of a failed conversion to an Interest Mode other than the Auction Mode or in the event of a failure to change the length of the current Auction Period due to the lack of Sufficient Clearing Bids at the Auction on the Auction Date for the first new Auction Period, the Auction Mode Rate for the next Auction Period will be the Maximum Auction Rate and the Auction Period will be a seven-day Auction Period.

         (f) If the 2002 Series B Bonds are not rated or are not registered in the name of the Securities Depository, then the Auction Mode Rate will be the Maximum Auction Rate.

         2.04. Allocation of 2002 Series B Bonds.

         (a) In the event of Sufficient Clearing Bids for 2002 Series B Bonds, subject to the further provisions of subsections (c) and (d) below, Submitted Orders will be accepted or rejected as follows in the following order of priority:

         (i) the Submitted Hold Order of each Existing Owner will be accepted, thus requiring each such Existing Owner to continue to hold the 2002 Series B Bonds that are the subject of such Submitted Hold Order;

         (ii) the Submitted Sell Order of each Existing Owner will be accepted and the Submitted Bid of each Existing Owner specifying any rate that is higher than the Winning Bid Rate will be rejected, thus requiring each such Existing Owner to sell the 2002 Series B Bonds that are the subject of such Submitted Sell Order or Submitted Bid;

         (iii) the Submitted Bid of each Existing Owner specifying any rate that is lower than the Winning Bid Rate will be accepted, thus requiring each such Existing Owner to continue to hold the 2002 Series B Bonds that are the subject of such Submitted Bid;

         (iv) the Submitted Bid of each Potential Owner specifying any rate that is lower than the Winning Bid Rate will be accepted, thus requiring each such Potential Owner to purchase the 2002 Series B Bonds that are the subject of such Submitted Bid;

         (v) the Submitted Bid of each Existing Owner specifying a rate that is equal to the Winning Bid Rate will be accepted, thus requiring each such Existing Owner to continue to hold the 2002 Series B Bonds that are the subject of such Submitted Bid, but only up to and including the principal amount of 2002 Series B Bonds obtained by multiplying (A) the aggregate principal amount of Outstanding 2002 Series B Bonds which are not the subject of Submitted Hold Orders described in paragraph (i) above or of Submitted Bids described in paragraphs (iii) or (iv) above by (B) a fraction the numerator of which will be the principal amount of Outstanding 2002 Series B Bonds held by such Existing Owner subject to such Submitted Bid and the denominator of which will be the aggregate principal amount of Outstanding 2002 Series B Bonds subject to such Submitted Bids made by all such Existing Owners that specified a rate equal to the Winning Bid Rate, and the remainder, if any, of such Submitted Bid will be rejected, thus requiring each such Existing Owner to sell any excess amount of 2002 Series B Bonds;

         (vi) the Submitted Bid of each Potential Owner specifying a rate that is equal to the Winning Bid Rate will be accepted, thus requiring each such Potential Owner to purchase the 2002 Series B Bonds that are the subject of such Submitted Bid, but only in an amount equal to the principal amount of 2002 Series B Bonds obtained by multiplying (A) the aggregate principal amount of Outstanding 2002 Series B Bonds which are not the subject of Submitted Hold Orders described in paragraph (i) above or of Submitted Bids described in paragraphs (iii), (iv) or (v) above by (B) a fraction the numerator of which will be the principal amount of Outstanding 2002 Series B Bonds subject to such Submitted Bid and the denominator of which will be the sum of the aggregate principal amount of Outstanding 2002 Series B Bonds subject to such Submitted Bids made by all such Potential Owners that specified a rate equal to the Winning Bid Rate, and the remainder of such Submitted Bid will be rejected; and

         (vii) the Submitted Bid of each Potential Owner specifying any rate that is higher than the Winning Bid Rate will be rejected.

         (b) In the event there are not Sufficient Clearing Bids for 2002 Series B Bonds, subject to the further provisions of subsections (c) and (d) below, Submitted Orders for 2002 Series B Bonds will be accepted or rejected as follows in the following order of priority:

         (i) the Submitted Hold Order of each Existing Owner will be accepted, thus requiring each such Existing Owner to continue to hold the 2002 Series B Bonds that are the subject of such Submitted Hold Order;

         (ii) the Submitted Bid of each Existing Owner specifying any rate that is not higher than the Maximum Auction Rate will be accepted, thus requiring each such Existing Owner to continue to hold the 2002 Series B Bonds that are the subject of such Submitted Bid;

         (iii) the Submitted Bid of each Potential Owner specifying any rate that is not higher than the Maximum Auction Rate will be accepted, thus requiring each such Potential Owner to purchase the 2002 Series B Bonds that are the subject of such Submitted Bid;

         (iv) the Submitted Sell Orders of each Existing Owner will be accepted as Submitted Sell Orders and the Submitted Bids of each Existing Owner specifying any rate that is higher than the Maximum Auction Rate will be deemed to be and will be accepted as Submitted Sell Orders, in both cases only up to and including the principal amount of 2002 Series B Bonds obtained by multiplying (A) the aggregate principal amount of 2002 Series B Bonds subject to Submitted Bids described in paragraph (iii) of this subsection (b) by (B) a fraction the numerator of which will be the principal amount of Outstanding 2002 Series B Bonds held by such Existing Owner subject to such Submitted Sell Order or such Submitted Bid deemed to be a Submitted Sell Order and the denominator of which will be the principal amount of Outstanding 2002 Series B Bonds subject to all such Submitted Sell Orders and such Submitted Bids deemed to be Submitted Sell Orders, and the remainder of each such Submitted Sell Order or Submitted Bid will be deemed to be and will be accepted as a Hold Order and each such Existing Owner will be required to continue to hold such excess amount of 2002 Series B Bonds; and

         (v) the Submitted Bid of each Potential Owner specifying any rate that is higher than the Maximum Auction Rate will be rejected.

         (c) If, as a result of the procedures described in subsection (a) or
(b) above, any Existing Owner or Potential Owner would be required to purchase or sell an aggregate principal amount of 2002 Series B Bonds which is not an integral multiple of $50,000 on any Auction Date, the Auction Agent will by lot, in such manner as it will determine in its sole discretion, round up or down the principal amount of 2002 Series B Bonds to be purchased or sold by any Existing Owner or Potential Owner on such Auction Date so that the aggregate principal amount of 2002 Series B Bonds purchased or sold by each Existing Owner or Potential Owner on such Auction Date will be an integral multiple of $50,000, even if such allocation results in one or more of such Existing Owners or Potential Owners not purchasing or selling any 2002 Series B Bonds on such Auction Date.

         (d) If, as a result of the procedures described in subsection (a) above, any Potential Owner would be required to purchase less than $50,000 in principal amount of 2002 Series B Bonds on any Auction Date, the Auction Agent will by lot, in such manner as it will determine in its sole discretion, allocate 2002 Series B Bonds for purchase among Potential Owners so that the principal amount of 2002 Series B Bonds purchased on such Auction Date by any Potential Owner will be an integral multiple of $50,000, even if such allocation results in one or more of such Potential Owners not purchasing 2002 Series B Bonds on such Auction Date.

2.05       Notice of Auction Mode Rate.

         (a) On each Auction Date, the Auction Agent will notify by telephone or other telecommunication device or other electronic communication acceptable to the parties or in writing each Broker-Dealer that participated in the Auction held on such Auction Date of the following with respect to 2002 Series B Bonds for which an Auction was held on such Auction Date:

         (i) the Auction Mode Rate determined on such Auction Date for the succeeding Auction Period;

         (ii) whether Sufficient Clearing Bids existed for the determination of the Winning Bid Rate;

         (iii) if such Broker-Dealer submitted a Bid or a Sell Order on behalf of an Existing Owner, whether such Bid or Sell Order was accepted or rejected and the principal amount of 2002 Series B Bonds, if any, to be sold by such Existing Owner;

         (iv) if such Broker-Dealer submitted a Bid on behalf of a Potential Owner, whether such Bid was accepted or rejected and the principal amount of 2002 Series B Bonds, if any, to be purchased by such Potential Owner;

         (v) if the aggregate principal amount of the 2002 Series B Bonds to be sold by all Existing Owners on whose behalf such Broker-Dealer submitted Bids or Sell Orders is different from the aggregate principal amount of 2002 Series B Bonds to be purchased by all Potential Owners on whose behalf such Broker-Dealer submitted a Bid, the name or names of one or more Broker-Dealers (and the Agent Member, if any, of each such other Broker-Dealer) and the principal amount of 2002 Series B Bonds to be (A) purchased from one or more Existing Owners on whose behalf such other Broker-Dealers submitted Bids or Sell Orders or (B) sold to one or more Potential Owners on whose behalf such Broker-Dealer submitted Bids; and

         (vi) the immediately succeeding Auction Date.

         (b) On each Auction Date, with respect to 2002 Series B Bonds for which an Auction was held on such Auction Date, each Broker-Dealer that submitted an Order on behalf of any Existing Owner or Potential Owner will: (i) advise each Existing Owner and Potential Owner on whose behalf such Broker-Dealer submitted an Order as to (A) the Auction Mode Rate determined on such Auction Date, (B) whether any Bid or Sell Order submitted on behalf of each such Owner was accepted or rejected and (C) the immediately succeeding Auction Date; (ii) instruct each Potential Owner on whose behalf such Broker-Dealer submitted a Bid that was accepted, in whole or in part, to instruct such Existing Owner's Agent Member to pay to such Broker-Dealer (or its Agent Member) through the Securities

Depository the amount necessary to purchase the principal amount of 2002 Series B Bonds to be purchased pursuant to such Bid (including, with respect to the 2002 Series B Bonds in a daily Auction Period, accrued interest if the purchase date is not an Interest Payment Date for such Bond) against receipt of such 2002 Series B Bonds; and (iii) instruct each Existing Owner on whose behalf such Broker-Dealer submitted a Sell Order that was accepted or a Bid that was rejected in whole or in part, to instruct such Existing Owner's Agent Member to deliver to such Broker-Dealer (or its Agent Member) through the Securities Depository the principal amount of 2002 Series B Bonds to be sold pursuant to such Bid or Sell Order against payment therefor.

         2.06 Index.

         (a) The Index on any Auction Date with respect to 2002 Series B Bonds in any Auction Period of less than 95 days will be LIBOR on such date. The Index with respect to 2002 Series B Bonds in any Auction Period of 95 days or more will be the rate on United States Treasury securities having a maturity which most closely approximates the length of the Auction Period as last published in The Wall Street Journal. If either rate is unavailable, the Index will be an index or rate agreed to by all Broker-Dealers and consented to by the Company.

         (b) If for any reason on any Auction Date the Index will not be determined as hereinabove provided in this Section, the Index will be the Index for the Auction Period ending on such Auction Date.

         (c) The determination of the Index as provided herein will be conclusive and binding upon the Company, the Trustee, the Broker-Dealers, the Auction Agent and the Holders of the 2002 Series B Bonds.

         2.07. Miscellaneous Provisions Regarding Auctions.

         (a) In this Auction Procedures Description, each reference to the purchase, sale or holding of 2002 Series B Bonds will refer to beneficial interests in 2002 Series B Bonds, unless the context clearly requires otherwise.

         (b) During an Auction Rate Period, the provisions of the Supplemental Indenture and the definitions contained therein and described in this Auction Procedures Description, including without limitation the definitions of Default Rate, Maximum Auction Rate, Minimum Auction Rate, No Auction Rate, Index, Auction Mode Multiple and Auction Rate, may be amended pursuant to the Indenture by obtaining the consent of the owners of all Outstanding 2002 Series B Bonds bearing interest at the Auction Mode Rate as follows. If on the first Auction Date occurring at least 20 days after the date on which the Trustee mailed notice of such proposed amendment to the registered owners of the Outstanding 2002 Series B Bonds as required by the Indenture, (i) the Auction Mode Rate which is determined on such date is the Winning Bid Rate and (ii) there is delivered to the Company and the Trustee an Opinion of Counsel to the effect that such amendment will not adversely affect the validity of the 2002 Series B Bonds, the proposed amendment will be deemed to have been consented to by the Holders of all affected Outstanding 2002 Series B Bonds.

         (c) If the Securities Depository notifies the Company that it is unwilling or unable to continue as owner of the 2002 Series B Bonds or if at any time the Securities Depository will no longer be registered or in good standing under the Securities Exchange Act of 1934, as amended, or other applicable statute or regulation and a successor to the Securities Depository is not appointed by the Company within 90 days after the Company receives notice or becomes aware of such condition, as the case may be, the Company will execute and the Trustee will authenticate and deliver certificates representing the 2002 Series B Bonds. Such 2002 Series B Bonds will be registered in such names and authorized denominations as the Securities Depository, pursuant to instructions from the Agent Members or otherwise, will instruct the Company and the Trustee.

         During an Auction Rate Period, so long as the ownership of the 2002 Series B Bonds is maintained in book-entry form by the Securities Depository, an Existing Owner or a beneficial owner may sell, transfer or otherwise dispose of a 2002 Series B Bond only pursuant to a Bid or Sell Order in accordance with the Auction Procedures or to or through a Broker-Dealer, provided, however, that (i) in the case of all transfers other than pursuant to Auctions, such Existing Owner or its Broker-Dealer or its Agent Member advises the Auction Agent of such transfer and (ii) a sale, transfer or other disposition of 2002 Series B Bonds from a customer of a Broker-Dealer who is listed on the records of that Broker-Dealer as the holder of such 2002 Series B Bonds to that Broker-Dealer or another customer of that Broker-Dealer will not be deemed to be a sale, transfer or other disposition for purposes of this paragraph if such Broker-Dealer remains the Existing Owner of the 2002 Series B Bonds so sold, transferred or disposed of immediately after such sale, transfer or disposition.

         2.08 Changes in Auction Period or Auction Date.

         (a) Changes in Auction Period.

         (i) During any Auction Rate Period, the Company may, from time to time on any Interest Payment Date, change the length of the Auction Period with respect to all of the 2002 Series B Bonds among daily, seven-days, 28-days, 35-days, three months, six months and a Flexible Auction Period in order to accommodate economic and financial factors that may affect or be relevant to the length of the Auction Period and the interest rate borne by the 2002 Series B Bonds. The Company will initiate the change in the length of the Auction Period by giving written notice to the Trustee, the Bond Insurer, the Auction Agent, the Broker-Dealers and the Securities Depository that the Auction Period will change if the conditions described herein are satisfied and the proposed effective date of the change, which will be at least 10 Business Days prior to the Auction Date for such Auction Period.

         (ii) Any such changed Auction Period will be for a period of one day, seven-days, 28-days, 35-days, three months, six months or a Flexible Auction Period and will apply to all of the 2002 Series B Bonds.

         (iii) The change in the length of the Auction Period will not be allowed unless Sufficient Clearing Bids existed at both the Auction before the date on which the notice of the proposed change was given as provided in this subsection (a) and the Auction immediately preceding the proposed change. If the condition referred to in the preceding sentence is not met, the Auction Rate for the next Auction Period will be the Maximum Auction Rate, and the Auction Period will be a seven-day Auction Period.

         (iv) On the conversion date for 2002 Series B Bonds selected for conversion from one Auction Period to another, any 2002 Series B Bonds which are not the subject of a specific Hold Order or Bid will be deemed to be subject to a Sell Order.

         (b) Changes in Auction Date.During any Auction Rate Period, the Auction Agent, with the written consent of the Company, may specify an earlier Auction Date (but in no event more than five Business Days earlier) than the Auction Date that would otherwise be determined in accordance with the definition of "Auction Date" in order to conform with then current market practice with respect to similar securities or to accommodate economic and financial factors that may affect or be relevant to the day of the week constituting an Auction Date and the interest rate borne on the 2002 Series B Bonds. The Auction Agent will provide notice of its determination to specify an earlier Auction Date for an Auction Period by means. of a written notice delivered at least 45 days prior to the proposed changed Auction Date to the Trustee, the Company, the Broker-Dealers and the Securities Depository.

         2.09. Conversions from an Auction Rate Period.

         At the option of the Company, all or any portion of the 2002 Series B Bonds may be converted from an Auction Rate Period to a Daily Rate, a Weekly Rate, a Flexible Rate or a Term Rate, as follows:

         (i) If the 2002 Series B Bonds are in an Auction Period other than a daily Auction Period, the Mode Adjustment Date will be the second regularly scheduled Interest Payment Date following the final Auction Date. If the 2002 Series B Bonds are in a daily Auction Period, the Mode Adjustment Date will be the next regularly scheduled Interest Payment Date.

         (ii) The Company will give written notice by an Officer's Certificate of any such conversion to the Bond Insurer, the Trustee, the Auction Agent and the Broker-Dealer not less than seven (7) Business Days prior to the date on which the Trustee is required to notify the Bondholders of the conversion pursuant to subparagraph (iii) below. Such Officer's Certificate will specify the proposed Mode Adjustment Date and the Interest Mode to which the conversion will be made (and the length of any Term Rate Period). Together with such Officer's Certificate, the Company will file with the Bond Insurer, and the Trustee, a Favorable Opinion of Bond Counsel to the effect that the proposed conversion of 2002 Series B Bonds to a Daily Rate, a Weekly Rate, a Flexible Rate or a Term Rate, including the assignment of maturity dates and sinking fund payment dates, will not adversely affect the validity of the 2002 Series B Bonds. No change to a Daily Rate, a Weekly Rate, a Flexible Rate or a Term Rate will become effective unless the Company will also file with the Bond Insurer and the Trustee, such an opinion dated the Mode Adjustment Date.

         (iii) Not less than twenty (20) days prior to the Mode Adjustment Date, the Trustee will mail a written notice of the conversion to the holders of all 2002 Series B Bonds to be converted, specifying the Mode Adjustment Date and setting forth the matters required to be stated pursuant to the Supplemental Indenture with respect to purchases of 2002 Series B Bonds.

         (iv) If on a Mode Adjustment Date any condition precedent to such conversion required under the Supplemental Indenture is not satisfied, the Trustee will give written notice by first class mail postage prepaid as soon as practicable and in any event not later than the next succeeding Business Day to the Bondholders, the Company and the Bond Insurer that such conversion has not occurred, that the 2002 Series B Bonds will not be purchased on the failed Mode Adjustment Date, that the Auction Agent will continue to implement the Auction Procedures on the Auction Dates with respect to the 2002 Series B Bonds which otherwise would have been converted excluding however, the Auction Date falling on the Business Day next preceding the failed Mode Adjustment Date, and that the. interest rate will continue to be the Auction Mode Rate; provided, however, that the interest rate borne by the 2002 Series B Bonds during the Auction Period commencing on such failed Mode Adjustment Date will be the Maximum Auction Rate, and the Auction Period will be the seven-day Auction Period.

         (v) A Liquidity Facility meeting the requirements of the Supplemental Indenture.

         In addition, all or a portion of the 2002 Series B Bonds may be converted to a Fixed Rate pursuant to the terms of the Supplemental Indenture.

3.     AUCTION AGENT

         3.01. Auction Agent.

         The Auction Agent will be appointed by the Trustee at the written direction of the Company, to perform the functions specified herein. The Auction Agent will designate its Principal Office and signify its acceptance of the duties and obligations imposed upon it hereunder by a written instrument delivered to the Trustee, the Company and each Broker-Dealer which will set forth such procedural and other matters relating to the implementation of the Auction Procedures as will be satisfactory to the Company and the Trustee.

         3.02 Qualifications of Auction Agent; Resignation; Removal.

         The Auction Agent will be (a) a bank or trust company organized under the laws of the United States or any state or territory thereof having a combined capital stock, surplus and undivided profits of at least $30,000,000, or (b) a member of the National Association of Securities Dealers, Inc. having a capitalization of at least $30,000,000 and, in either case, authorized by law to perform all the duties imposed upon it by the Supplemental Indenture and a member of or a participant in, the Securities Depository. The Auction Agent may at any time resign and be discharged of the duties and obligations created by the Supplemental Indenture by giving at least ninety (90) days' notice to the Company, the Bond Insurer and the Trustee. The Auction Agent may be removed at any time by the Company by written notice, delivered to the Auction Agent, the Company, the Bond Insurer and the Trustee. Upon any such resignation or removal, the Trustee, upon written direction of the Company, will appoint a successor Auction Agent meeting the requirements of this section. In the event of the resignation or removal of the Auction Agent, the Auction Agent will pay over, assign and deliver any moneys and 2002 Series B Bonds held by it in such capacity to its successor. The Auction Agent will continue to perform its duties until its successor has been appointed by the Trustee. In the event that the Auction Agent has not been compensated for its services, the Auction Agent may resign by giving thirty (30) days notice to the Company and the Trustee even if a successor Auction Agent has not been appointed.

                                                               CHUGACH ELECTRIC
                                                               ASSOCIATION, INC.


                                $120,000,000     % 2002 Series A Bonds Due 2012
                                       $60,000,000 2002 Series B Bonds Due 2012







                                                      -------------------------

                                                                     PROSPECTUS

                                                      -------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions to be paid by Chugach, in connection with this offering. All amounts shown are estimates except for the registration fee.

SEC registration fee...........................         $ 43,020
Blue sky fees and expenses.....................           11,500
Printing fees and expenses.....................           10,000
Legal fees.....................................          150,000
Accounting fees................................           60,000
Trustee fees...................................           10,000
Rating agency fees.............................           75,000
Miscellaneous..................................           40,480
                                                    -------------
  Total........................................         $400,000
                                                    =============

Item 14. Indemnification of Officers and Directors

         The Alaska Electric and Telephone Cooperative Act (the "AETCA") provides that officers and directors of a cooperative organized under this statute will not be personally liable for conduct performed within the scope of the officer's or director's duties. However, an officer or director may be held personally liable if it was unreasonable for such officer or director to believe that his or her conduct was in, and not contrary to, the best interests of the cooperative.

         The AETCA also provides that a cooperative may indemnify an officer or director who is a party, or may be made a party, to a criminal, civil, administrative, or investigative proceeding. A cooperative is prohibited from indemnifying an officer or director who did not reasonably believe his or her actions were in the best interests of the cooperative. In a criminal action or proceeding, a cooperative must indemnify the officer or director unless the person had reasonable cause to believe that the conduct was unlawful.

         Article XVI of the Chugach Bylaws requires that Chugach indemnify and defend an officer or director who is a party, or threatened to be made a party, to a civil, criminal or administrative proceeding, including for expenses, including attorneys' fees, judgments, fines and settlements, actually and reasonably incurred. An officer or director will only receive such indemnification if the acts complained of were in the scope of such officer's or director's duties, and he or she acted in good faith and in a manner he or she reasonably believed to be in, and not opposed to, the best interests of Chugach. For an officer or director to be indemnified for a criminal action, an officer or director should have no reasonable cause to believe his or her conduct was unlawful. The Chugach Bylaws specifically grant Chugach the ability to purchase and maintain insurance for such indemnification.


Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

  Exhibit Number     Description

        1.1*         Form of Underwriting Agreement.
        3.1          Articles of Incorporation of the Registrant. (13)
        3.2          Bylaws of the Registrant. (12)
        4.1          Trust Indenture between the Registrant and Security Pacific Bank Washington, N.A. dated as of September 15, 1991 (including forms of bonds). (1)

                                      II-1

        4.2          First Supplemental Indenture of Trust between the Registrant and Seattle-First National
                     Bank dated March 17, 1993. (1)
        4.3          Second Supplemental Indenture of Trust between the Registrant and Seattle First National
                     Bank dated May 19, 1994. (1)
        4.4          Third Supplemental Indenture of Trust between the Registrant and Seattle First National
                     Bank dated June 29, 1994. (1)
        4.5          Fourth Supplemental Indenture of Trust between the Registrant and Seattle-First National
                     Bank dated March 1, 1995. (1)
        4.6          Fifth Supplemental Indenture of Trust between the Registrant and Seattle-First National
                     Bank dated September 6, 1995. (1)
        4.7          Sixth Supplemental Indenture of Trust between the Registrant and Seattle-First National
                     Bank dated April 3, 1996. (1)
        4.8          Seventh Supplemental Indenture of Trust between the Registrant and Seattle-First National
                     Bank dated June 1, 1997. (2)
        4.9          Eighth Supplemental Indenture of Trust between the Registrant and Security Pacific Bank
                     Washington, N.A. dated February 4, 1998. (4)
       4.10          Ninth Supplemental Indenture of Trust between the Registrant and U.S. Bank Trust National
                     Association dated April 25, 2000. (9)
       4.11          Tenth Supplemental Indenture of Trust between the Registrant and U.S. Bank Trust National
                     Association dated April 1, 2001.
       4.12          Form of Eleventh Supplemental Indenture of Trust between the Registrant and U.S. Bank Trust
                     National Association.
       4.13          Amended and Restated Indenture between the Registrant and U.S. Bank Trust National
                     Association dated April 1, 2001.
       4.14          Form of 2002 Series A Bond due 2012.
       4.15*         Form of Auction Agreement.
       4.16          Form of Remarketing Agreement.
       4.17*         Form of Broker-Dealer Agreement.
       4.18          Form of 2002 Series B Bond due 2012.
        5.1          Opinion of Heller Ehrman White & McAuliffe LLP.
       10.1          Wholesale Power Agreement between the Registrant and the City of Seward. (1)
       10.2          Joint Use Agreement between the Registrant and the City of Seward dated effective as of
                     September 11, 1998. (1)
       10.3          Net Billing Agreement among the Registrant and the City of Seward dated effective as of
                     September 11, 1998. (1)
       10.4          Agreement for the Sale and Purchase of Electric Power and Energy between the Registrant and the City of Seward dated effective as of September 11, 1998. (8)
      10.4.1         Amendment No. 1 to Agreement for the Sale and Purchase of Electric Power and Energy
                     between the Registrant and the City of Seward dated effective as of July 9, 2001. (13)
       10.5          Agreement for Sale of Electric Power and Energy by and among the Registrant, Homer
                     Electric Association, Inc. and Alaska Electric Generation and Transmission Cooperative,
                     Inc. dated September 27, 1985. (1)
       10.6          Modified Agreement for the Sale and Purchase of Electric Power and Energy by and among the
                     Registrant, Matanuska Electric Association, Inc. and Alaska Electric Generation and
                     Transmission Cooperative, Inc. dated effective as of January 30, 1989. (1)
      10.6.1         First Amendment to Modified Agreement for the Sale and Purchase of Electric Power and
                     Energy by and among the Registrant, Matanuska Electric Association, Inc. and Alaska
                     Electric Generation and Transmission Cooperative, Inc. dated effective as of February 10,
                     1995. (1)

                                      II-2

      10.6.2         Net Billing Agreement by and among the Registrant, Matanuska Electric Association, Inc.
                     and Alaska Electric Generation and Transmission Cooperative, Inc. dated December 16, 1987.
                     (1)
       10.7          Nonfirm Energy Agreement between the Registrant and Golden Valley Electric Association,
                     Inc. dated May 18, 1988. (1)
      10.7.1         Amendatory Agreement No. 1 to Nonfirm Energy Agreement between the Registrant and Golden
                     Valley Electric Association, Inc., dated December 14, 1989. (11)
      10.7.2         Letter Agreement dated January 18, 1996 between the Registrant and Golden Valley Electric
                     Association, Inc., amending the Nonfirm Energy Agreement between the Registrant and Golden
                     Valley Electric Association, Inc. (11)
      10.7.3         Amendatory Agreement No. 2 to Nonfirm Energy Agreement between the Registrant and Golden
                     Valley Electric Association, Inc., dated February 8, 1999. (11)
      10.7.4         Settlement Agreement by and among the Registrant, Golden Valley Electric Association, Inc.
                     and the Municipality of Anchorage d/b/a Anchorage Municipal Light and Power dated May 6,
                     1999.
       10.8          Agreement for the Sale and Purchase of Natural Gas between the Registrant and ARCO Alaska,
                     Inc. dated April 21, 1989. (1)
      10.8.1         Amendment No. 1 to Agreement for the Sale and Purchase of Natural Gas between the
                     Registrant and ARCO Alaska, Inc., dated August 1, 1990. (1)
      10.8.2         Letter Agreement dated April 23, 1999, re: the Registrant's consent to the assignment to
                     ARCO Beluga, Inc. of the Agreement for the Sale and Purchase of Natural Gas between the
                     Registrant and ARCO Alaska, Inc. (11)
      10.8.3         Amendment No. 2 to Agreement for the Sale and Purchase of Natural Gas between the
                     Registrant and ARCO Beluga, Inc., dated May 6, 1999. (8)
       10.9          Agreement for the Sale and Purchase of Supplemental Natural Gas between the Registrant and
                     ARCO Alaska, Inc. dated October 3, 1991. (1)
       10.10         Agreement for the Sale and Purchase of Natural Gas between the Registrant and Marathon Oil
                     Company dated September 26, 1988. (1)
      10.10.1        Letter Agreement dated September 26, 1988 between the Registrant and Marathon Oil Company, amending the Agreement for the Sale and Purchase of Natural Gas between the Registrant and
                     Marathon Oil Company. (1)
      10.10.2        Amendatory Agreement No. 1 to Agreement for the Sale and Purchase of Natural Gas between the Registrant and Marathon Oil Company, dated effective as of February 21, 1990. (1)
      10.10.3        Amendatory Agreement No. 2 to Agreement for the Sale and Purchase of Natural Gas between the Registrant and Marathon Oil Company, dated effective as of February 21, 1990. (1)
      10.10.4        Amendatory Agreement No. 3 to Agreement for the Sale and Purchase of Natural Gas between the Registrant and Marathon Oil Company, dated January 28, 1991. (1)
      10.10.5        Amendatory Agreement No. 4 to Agreement for the Sale and Purchase of Natural Gas between the Registrant and Marathon Oil Company, dated October 6, 1993. (11)
      10.10.6        Letter Agreement dated January 18, 1996 between the Registrant and Marathon Oil Company, amending the Agreement for the Sale and Purchase of Natural Gas between the Registrant and
                     Marathon Oil Company. (11)
      10.10.7        Amendatory Agreement No. 5 to Agreement for the Sale and Purchase of Natural Gas between the Registrant and Marathon Oil Company, dated May 24, 1999. (8)
       10.11         Agreement for the Sale and Purchase of Natural Gas between the Registrant and Shell
                     Western E&P Inc. dated April 25, 1989. (1)

                                      II-3

      10.11.1        Amendatory Agreement No. 1 to the Agreement for the Sale of Natural Gas between the
                     Registrant and Shell Western E&P Inc., dated October 1, 1989. (1)
      10.11.2        Amendment No. 2 to the Agreement for the Sale of Natural Gas between the Registrant and
                     Shell Western E&P Inc., dated June 20, 1990. (1)
      10.11.3        Amendatory Agreement No. 3 to the Agreement for the Sale of Natural Gas between the
                     Registrant and Shell Western E&P Inc. re: the Registrant's consent to the assignment to
                     Anchorage Municipal Light and Power of the Agreement for the Sale of Natural Gas between the Registrant and Shell Western E&P Inc., dated October 14, 1996. (1)
       10.12         Agreement for the Sale and Purchase of Supplemental Natural Gas between the Registrant and
                     Shell Western E&P Inc. dated November 2, 1990. (1)
       10.13         Agreement for the Sale and Purchase of Natural Gas between the Registrant and Chevron USA
                     Inc. dated April 27, 1989 (including Attachment #1 thereto dated December 20, 1989). (1)
      10.13.2        Amendment No. 2 to Agreement for the Sale and Purchase of Natural Gas between the
                     Registrant and Chevron USA Inc., dated June 7, 1990. (1)
      10.13.3        Amendment No. 3 to Agreement for the Sale and Purchase of Natural Gas between the
                     Registrant and Chevron U.S.A. Inc., dated May 26, 1999. (8)
       10.14         Agreement for the Sale and Purchase of Supplemental Natural Gas between the Registrant and
                     Chevron USA, Inc. dated September 25, 1990. (1)
       10.15         Alaska Intertie Agreement between Alaska Power Authority, Municipality of Anchorage, the
                     Registrant, City of Fairbanks, Alaska Municipal Utilities System, Golden Valley Electric
                     Association, Inc. and Alaska Electric Generation and Transmission Cooperative, Inc. dated
                     December 23, 1985. (1)
       10.16         Addendum No. 1 to the Alaska Intertie Agreement-Reserve Capacity and Operating Reserve
                     Responsibility dated December 23, 1985. (1)
       10.17         Memorandum of Understanding Regarding Intertie Upgrades among Alaska Energy Authority, the
                     Registrant, Golden Valley Electric Association, Inc., Homer Electric Association, Inc.,
                     Matanuska Electric Association, Inc., Municipality of Anchorage d/b/a Municipal Light and
                     Power, and the City of Seward d/b/a Seward Electric System dated March 21, 1990. (1)
       10.18         Amendment No. 1 to the Alaska Intertie Agreement-Insurance and Liability dated March 28,
                     1991. (11)
       10.19         Intertie Grant Agreement between the Registrant, Golden Valley Electric Association, Inc.,
                     Fairbanks Municipal Utility System, Anchorage Municipal Light and Power, Alaska Electric
                     Generation and Transmission Cooperative, Inc. (on behalf of Matanuska Electric
                     Association, Inc. and Homer Electric Association, Inc.), City of Seward, the State of
                     Alaska, Department of Administration and Alaska Industrial Development and Export
                     Authority dated August 17, 1993. (1)
       10.20         Grant Transfer and Delegation Agreement between the Registrant and Golden Valley Electric
                     Association, Inc., Fairbanks Municipal Utility System, Anchorage Municipal Light and
                     Power, Alaska Electric Generation and Transmission Cooperative, Inc., Matanuska Electric
                     Association, Inc., Homer Electric Association, Inc., Seward, the State of Alaska,
                     Department of Administration, and AMEA dated November 5, 1993. (1)
       10.21         1993 Alaska Intertie Project Participants Agreement by and among Alaska Power Authority,
                     Municipality of Anchorage, the Registrant, City of Fairbanks, Alaska Municipal Utilities
                     System, Golden Valley Electric Association, Inc., Alaska Electric Generation and
                     Transmission Cooperative, Inc., City of Seward d/b/a Seward Electric System, Homer
                     Electric Association, Inc. and Matanuska Electric Association, Inc. dated January 24,
                     1994. (11)
                                      II-4

       10.22         Amendment No. 1 to the 1993 Alaska Intertie Project Participants Agreement dated December
                     10, 1999. (11)
       10.23         Grant Administration Agreement by and among the Registrant, Alaska Industrial Development and Export Authority, Golden Valley Electric Association, Inc., Fairbanks Municipal
                     Utilities System, Anchorage Municipal Light & Power, Alaska Electric Generation and
                     Transmission Cooperative, Inc. (on behalf of Homer Electric Association, Inc. and
                     Matanuska Electric Association, Inc.) and City of Seward dated August 30, 1994. (11)
       10.24         Bradley Lake Agreement for the Sale and Purchase of Electric Power by and among the
                     Registrant, the Alaska Power Authority, Golden Valley Electric Association, Inc., the
                     Municipality of Anchorage, the City of Seward, the Alaska Electric Generation and
                     Transmission Cooperative, Inc., Homer Electric Association, Inc. and Matanuska Electric
                     Association Inc. dated December 8, 1987. (1)
       10.25         Agreement for the Wheeling of Electric Power and for Related Services by and among the
                     Registrant, Homer Electric Association, Inc., Golden Valley Electric Association, Inc.,
                     Matanuska Electric Association, Inc., the Municipality of Anchorage, Inc. d/b/a Municipal
                     Light and Power, the City of Seward d/b/a Seward Electric System and Alaska Electric
                     Generation and Transmission Cooperative, Inc. dated December 8, 1987. (1)
       10.26         Transmission Sharing Agreement by and among the Registrant, Homer Electric Association,
                     Inc., Golden Valley Electric Association, Inc. and the Municipality of Anchorage d/b/a
                     Municipal Light and Power. (1)
       10.27         Amendment to Agreement for Sale of Transmission Capability by and among the Registrant,
                     Homer Electric Association, Inc., Alaska Electric Generation and Transmission Cooperative,
                     Inc., Golden Valley Electric Association, Inc. and the Municipality of Anchorage d/b/a
                     Municipal Light and Power dated March 7, 1989. (1)
       10.28         Bradley Lake Hydroelectric Agreement for the Dispatch of
                     Electric Power and for Related Services between the
                     Registrant and the Alaska Energy Authority dated February
                     19, 1992.
                     (1)
       10.29         Agreement for Bradley Lake Resource Scheduling by and among the Registrant, Homer Electric
                     Association, Inc. and the Alaska Electric Generation and Transmission Cooperative, Inc.
                     dated September 29, 1992. (1)
       10.30         Interconnection Agreement between the Registrant and Municipality of Anchorage Municipal
                     Light and Power dated December 2, 1983. (1)
      10.30.1        Addendum No. 1 to Interconnection Agreement between the Registrant and Municipality of
                     Anchorage Municipal Light and Power dated August 8, 1984. (1)
      10.30.2        Amendment No. 1 to Interconnection Agreement between the Registrant and Municipality of
                     Anchorage Municipal Light and Power dated November 28, 1984. (1)
       10.31         Gas Transportation Agreement by and among the Registrant, Alaska Pipeline Company and
                     ENSTAR Natural Gas Company dated December 7, 1992. (1)
       10.32         Eklutna Purchase Agreement by and among the Registrant, Matanuska Electric Association,
                     Inc., Municipality of Anchorage d/b/a Municipal Light and Power and Alaska Power
                     Administration. (1)
       10.33         Eklutna Hydroelectric Project Closing Documents dated October 2, 1997. (3)
       10.34         Settlement Agreement by and among the Registrant, Homer Electric Association, Inc.,
                     Matanuska Electric Association, Inc., the City of Seward and Alaska Electric Generation
                     and Transmission Cooperative, Inc., resolving G&T TIER Level, Equity Level, Capital
                     Credits, Equity Management Plan and Loan Covenant Disputes, dated effective as of February
                     3, 1993. (1)
       10.35         First Amendment to "Settlement Agreement Resolving G&T TIER Level, Equity Level, Capital
                     Credits, Equity Management Plan and Loan Covenant Disputes" in APUC Docket U-92-10 between the Registrant, Matanuska Electric Association, Inc., Homer Electric Association, Inc. and
                     the Alaska Electric Generation and Transmission Cooperative, Inc. dated March 1993. (1)

                                      II-5

       10.36         Agreement by and among the Registrant, Municipality of Anchorage d/b/a Anchorage Municipal
                     Light and Power, Matanuska Electric Association, Inc., U.S. Fish and Wildlife Service,
                     National Marine Fisheries Service, Alaska Energy Authority and the State of Alaska re: the
                     Eklutna and Snettisham Hydroelectric Projects. (1)
       10.37         Daves Creek Substation Agreement between the Registrant and the Alaska Energy Authority dated March 13, 1992. (1)
       10.38         Settlement Agreement between the Registrant and Intervenor Wholesale Customers in APUC
                     Docket U-93-15 dated September 1993 regarding depreciation of submarine cables. (1)
       10.39         Nikiski Cogeneration Plant System Use and Dispatch Agreement between the Registrant and
                     Alaska Electric Generation and Transmission Cooperative, Inc. dated February 12, 1999. (8)
      10.39.1        Second Amendment to the Nikiski Cogeneration Plant System Use and Dispatch Agreement
                     between the Registrant and Alaska Electric Generation and Transmission Cooperative, Inc.
                     dated June 1, 2001. (13)
       10.40         Lease Amendment between the Registrant and Standard Oil Company of California dated June
                     1, 1975. (1)
       10.41         Lease Amendment between the Registrant and Chevron USA, Inc. dated September 1, 1985. (1)
       10.42         Loan Agreement between the Registrant and the National Bank for Cooperatives (formerly
                     Spokane Bank for Cooperatives), as amended. (1)
       10.43         Amendment to Loan Agreement between the Registrant and the National Bank for Cooperatives
                     dated September 13, 1991. (1)
       10.44         Twenty Five Million Dollar Line of Credit Agreement and Promissory Note between the
                     Registrant and the National Bank for Cooperatives. (1)
      10.44.1        Amendment to Line of Credit Agreement between the Registrant and the National Bank for
                     Cooperatives dated March 11, 1994. (1)
      10.44.2        Amendment to Line of Credit Agreement between the Registrant and the National Bank for
                     Cooperatives and amended and restated Promissory Note (thirty-five million dollars) dated
                     April 18, 1994. (1)
      10.44.3        Amendment to Line of Credit Agreement between the Registrant and the National Bank for
                     Cooperatives (thirty-five million dollars) dated May 1, 1995. (1)
      10.44.4        Amendment to Line of Credit Agreement between the Registrant and the National Bank for
                     Cooperatives (thirty-five million dollars) dated May 15, 1995. (1)
      10.44.5        Amendment to Line of Credit Agreement between the Registrant and CoBank, ACB dated
                     September 30, 2000. (10)
       10.45         National Bank for Cooperatives (CoBank) Credit Agreement dated June 22, 1994. (2)
       10.46         Amendment No. 1 to National Bank for Cooperatives (CoBank) Credit Agreement, dated June 1,
                     1997. (2)
       10.47         Fifty Million Dollar Line of Credit Agreement between the Registrant and the National
                     Rural Utilities Cooperative Finance Corporation dated October 22, 1997. (3)
       10.48         International Swap Dealers Association, Inc. Master Agreement between the Registrant and
                     Lehman Brothers Financial Products Inc. dated March 17, 1999. (6)
       10.49         Confirmation for U.S. dollar treasury rate-lock transaction to be subject to 1992 Master
                     Agreement between the Registrant and Lehman Brothers Financial Products Inc. dated
                     March 17, 1999. (7)

                                      II-6

       10.50         Employment Agreement between the Registrant and Eugene N. Bjornstad dated August 22, 2001.
       10.51         Settlement Agreement by and among the Registrant, Nationwide Mutual Insurance Company,
                     Alaska National Insurance Company, Providence Washington Insurance Company and Admiral
                     Insurance Company dated May 15, 1998. (5)
       12.1          Statement re: computation of ratios.
       23.1          Consent of KPMG LLP.
       23.2          Consent of Heller Ehrman White & McAuliffe LLP (included in Exhibit 5.1)
       24.1          Powers of Attorney (included on the signature page of this Registration Statement).
       25.1          Statement of Eligibility of Trustee by U.S. Bank Trust National Association.
---------------
* To be filed by amendment to the Registration Statement.
(1)       Previously referred to in the Registrant's Annual Report on Form 10-K dated December 31, 1996.
(2)       Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q dated September 30, 1997.
(3)       Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K dated December 31, 1997.
(4)       Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q dated March 31, 1998.
(5)       Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q dated June 30, 1998.
(6)       Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K dated December 31, 1998.
(7)       Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q dated March 31, 1999.
(8)       Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q dated June 30, 1999.
(9)       Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q dated March 31, 2000.
(10)      Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q dated September 30, 2000.
(11)      Previously filed as an exhibit to the Registrant's Registration Statement on Form S-1 (File No. 332-57400).
(12)      Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q dated March 31, 2001.
(13)      Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q dated June 30, 2001.


(b) Financial Statement Schedule

         All financial statement schedules not listed are omitted because they are inapplicable or the requested information is shown in the financial statements of the Registrant or the related notes to the financial statements.

Item 17. Undertakings

         Chugach hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

         Insofar as indemnification by Chugach for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of Chugach pursuant to the provisions described in Item 14 above or otherwise, Chugach has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Chugach of expenses incurred or paid by a director, officer, or controlling person of Chugach in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Chugach will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         Chugach hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Chugach pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Anchorage, State of Alaska, on the 19th day of December, 2001.

                                            CHUGACH ELECTRIC ASSOCIATION, INC.


                                             By:      s/s Bruce Davison
                                                 ------------------------------
                                                      Bruce Davison, President


                                POWER OF ATTORNEY

         Each person whose signature appears below hereby authorizes and appoints Evan J. Griffith, Eugene N. Bjornstad and Donald W. Edwards, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, with full power to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

               Signature                                         Title                                   Date


   /s/ Bruce Davison                                    President and Director                    December 19, 2001
   ---------------------------------
   Bruce Davison                                     (Principal Executive Officer)


   /s/ Evan J. Griffith, Jr.                  Executive Manager, Finance & Energy Supply          December 19, 2001
   ---------------------------------
   Evan J. Griffith, Jr.                             (Principal Financial Officer)


   /s/ Michael R. Cunningham                   Controller (Principal Accounting Officer)          December 19, 2001
   ---------------------------------
   Michael R. Cunningham


   /s/ H. A. Boucher                                  Director and Vice President                 December 19, 2001
   ---------------------------------
   H. A. Boucher


   /s/ Christopher Birch                                Director and Secretary                    December 19, 2001
   ---------------------------------
   Christopher Birch


   /s/ Jeffrey W. Lipscomb                              Director and Treasurer                    December 19, 2001
   ------------------------
   Jeffrey W. Lipscomb

                                      II-9

   /s/ Elizabeth P. Kennedy                                    Director                           December 19, 2001
   ------------------------
   Elizabeth P. Kennedy


   /s/ Patricia B. Jasper                                      Director                           December 19, 2001
   ---------------------------------
   Patricia B. Jasper


   /s/ Dave Cottrell                                           Director                           December 19, 2001
   ---------------------------------
   Dave Cottrell

                                     II-10

                                  EXHIBIT INDEX


  Exhibit Number     Description

        1.1*         Form of Underwriting Agreement.
        3.1          Articles of Incorporation of the Registrant. (13)
        3.2          Bylaws of the Registrant. (12)
        4.1          Trust Indenture between the Registrant and Security Pacific Bank Washington, N.A. dated as of September 15, 1991 (including forms of bonds). (1)
        4.2          First Supplemental Indenture of Trust between the Registrant and Seattle-First National
                     Bank dated March 17, 1993. (1)
        4.3          Second Supplemental Indenture of Trust between the Registrant and Seattle First National
                     Bank dated May 19, 1994. (1)
        4.4          Third Supplemental Indenture of Trust between the Registrant and Seattle First National
                     Bank dated June 29, 1994. (1)
        4.5          Fourth Supplemental Indenture of Trust between the Registrant and Seattle-First National
                     Bank dated March 1, 1995. (1)
        4.6          Fifth Supplemental Indenture of Trust between the Registrant and Seattle-First National
                     Bank dated September 6, 1995. (1)
        4.7          Sixth Supplemental Indenture of Trust between the Registrant and Seattle-First National
                     Bank dated April 3, 1996. (1)
        4.8          Seventh Supplemental Indenture of Trust between the Registrant and Seattle-First National
                     Bank dated June 1, 1997. (2)
        4.9          Eighth Supplemental Indenture of Trust between the Registrant and Security Pacific Bank
                     Washington, N.A. dated February 4, 1998. (4)
       4.10          Ninth Supplemental Indenture of Trust between the Registrant and U.S. Bank Trust National
                     Association dated April 25, 2000. (9)
       4.11          Tenth Supplemental Indenture of Trust between the Registrant and U.S. Bank Trust National
                     Association dated April 1, 2001.
       4.12          Form of Eleventh Supplemental Indenture of Trust between the Registrant and U.S. Bank Trust
                     National Association.
       4.13          Amended and Restated Indenture between the Registrant and U.S. Bank Trust National
                     Association dated April 1, 2001.
       4.14          Form of 2002 Series A Bond due 2012.
       4.15*         Form of Auction Agreement.
       4.16          Form of Remarketing Agreement.
       4.17*         Form of Broker-Dealer Agreement.
       4.18          Form of 2002 Series B Bond due 2012.
        5.1          Opinion of Heller Ehrman White & McAuliffe LLP.
       10.1          Wholesale Power Agreement between the Registrant and the City of Seward. (1)
       10.2          Joint Use Agreement between the Registrant and the City of Seward dated effective as of
                     September 11, 1998. (1)
       10.3          Net Billing Agreement among the Registrant and the City of Seward dated effective as of
                     September 11, 1998. (1)
       10.4          Agreement for the Sale and Purchase of Electric Power and Energy between the Registrant and the City of Seward dated effective as of September 11, 1998. (8)
      10.4.1         Amendment No. 1 to Agreement for the Sale and Purchase of Electric Power and Energy
                     between the Registrant and the City of Seward dated effective as of July 9, 2001. (13)
       10.5          Agreement for Sale of Electric Power and Energy by and among the Registrant, Homer
                     Electric Association, Inc. and Alaska Electric Generation and Transmission Cooperative,
                     Inc. dated September 27, 1985. (1)

       10.6          Modified Agreement for the Sale and Purchase of Electric Power and Energy by and among the
                     Registrant, Matanuska Electric Association, Inc. and Alaska Electric Generation and
                     Transmission Cooperative, Inc. dated effective as of January 30, 1989. (1)
      10.6.1         First Amendment to Modified Agreement for the Sale and Purchase of Electric Power and
                     Energy by and among the Registrant, Matanuska Electric Association, Inc. and Alaska
                     Electric Generation and Transmission Cooperative, Inc. dated effective as of February 10,
                     1995. (1)
      10.6.2         Net Billing Agreement by and among the Registrant, Matanuska Electric Association, Inc.
                     and Alaska Electric Generation and Transmission Cooperative, Inc. dated December 16, 1987.
                     (1)
       10.7          Nonfirm Energy Agreement between the Registrant and Golden Valley Electric Association,
                     Inc. dated May 18, 1988. (1)
      10.7.1         Amendatory Agreement No. 1 to Nonfirm Energy Agreement between the Registrant and Golden
                     Valley Electric Association, Inc., dated December 14, 1989. (11)
      10.7.2         Letter Agreement dated January 18, 1996 between the Registrant and Golden Valley Electric
                     Association, Inc., amending the Nonfirm Energy Agreement between the Registrant and Golden
                     Valley Electric Association, Inc. (11)
      10.7.3         Amendatory Agreement No. 2 to Nonfirm Energy Agreement between the Registrant and Golden
                     Valley Electric Association, Inc., dated February 8, 1999. (11)
      10.7.4         Settlement Agreement by and among the Registrant, Golden Valley Electric Association, Inc.
                     and the Municipality of Anchorage d/b/a Anchorage Municipal Light and Power dated May 6,
                     1999.
       10.8          Agreement for the Sale and Purchase of Natural Gas between the Registrant and ARCO Alaska,
                     Inc. dated April 21, 1989. (1)
      10.8.1         Amendment No. 1 to Agreement for the Sale and Purchase of Natural Gas between the
                     Registrant and ARCO Alaska, Inc., dated August 1, 1990. (1)
      10.8.2         Letter Agreement dated April 23, 1999, re: the Registrant's consent to the assignment to
                     ARCO Beluga, Inc. of the Agreement for the Sale and Purchase of Natural Gas between the
                     Registrant and ARCO Alaska, Inc. (11)
      10.8.3         Amendment No. 2 to Agreement for the Sale and Purchase of Natural Gas between the
                     Registrant and ARCO Beluga, Inc., dated May 6, 1999. (8)
       10.9          Agreement for the Sale and Purchase of Supplemental Natural Gas between the Registrant and
                     ARCO Alaska, Inc. dated October 3, 1991. (1)
       10.10         Agreement for the Sale and Purchase of Natural Gas between the Registrant and Marathon Oil
                     Company dated September 26, 1988. (1)
      10.10.1        Letter Agreement dated September 26, 1988 between the Registrant and Marathon Oil Company, amending the Agreement for the Sale and Purchase of Natural Gas between the Registrant and
                     Marathon Oil Company. (1)
      10.10.2        Amendatory Agreement No. 1 to Agreement for the Sale and Purchase of Natural Gas between the Registrant and Marathon Oil Company, dated effective as of February 21, 1990. (1)
      10.10.3        Amendatory Agreement No. 2 to Agreement for the Sale and Purchase of Natural Gas between the Registrant and Marathon Oil Company, dated effective as of February 21, 1990. (1)
      10.10.4        Amendatory Agreement No. 3 to Agreement for the Sale and Purchase of Natural Gas between the Registrant and Marathon Oil Company, dated January 28, 1991. (1)
      10.10.5        Amendatory Agreement No. 4 to Agreement for the Sale and Purchase of Natural Gas between the Registrant and Marathon Oil Company, dated October 6, 1993. (11)

      10.10.6        Letter Agreement dated January 18, 1996 between the Registrant and Marathon Oil Company, amending the Agreement for the Sale and Purchase of Natural Gas between the Registrant and
                     Marathon Oil Company. (11)
      10.10.7        Amendatory Agreement No. 5 to Agreement for the Sale and Purchase of Natural Gas between the Registrant and Marathon Oil Company, dated May 24, 1999. (8)
       10.11         Agreement for the Sale and Purchase of Natural Gas between the Registrant and Shell
                     Western E&P Inc. dated April 25, 1989. (1)
      10.11.1        Amendatory Agreement No. 1 to the Agreement for the Sale of Natural Gas between the
                     Registrant and Shell Western E&P Inc., dated October 1, 1989. (1)
      10.11.2        Amendment No. 2 to the Agreement for the Sale of Natural Gas between the Registrant and
                     Shell Western E&P Inc., dated June 20, 1990. (1)
      10.11.3        Amendatory Agreement No. 3 to the Agreement for the Sale of Natural Gas between the
                     Registrant and Shell Western E&P Inc. re: the Registrant's consent to the assignment to
                     Anchorage Municipal Light and Power of the Agreement for the Sale of Natural Gas between the Registrant and Shell Western E&P Inc., dated October 14, 1996. (1)
       10.12         Agreement for the Sale and Purchase of Supplemental Natural Gas between the Registrant and
                     Shell Western E&P Inc. dated November 2, 1990. (1)
       10.13         Agreement for the Sale and Purchase of Natural Gas between the Registrant and Chevron USA
                     Inc. dated April 27, 1989 (including Attachment #1 thereto dated December 20, 1989). (1)
      10.13.2        Amendment No. 2 to Agreement for the Sale and Purchase of Natural Gas between the
                     Registrant and Chevron USA Inc., dated June 7, 1990. (1)
      10.13.3        Amendment No. 3 to Agreement for the Sale and Purchase of Natural Gas between the
                     Registrant and Chevron U.S.A. Inc., dated May 26, 1999. (8)
       10.14         Agreement for the Sale and Purchase of Supplemental Natural Gas between the Registrant and
                     Chevron USA, Inc. dated September 25, 1990. (1)
       10.15         Alaska Intertie Agreement between Alaska Power Authority, Municipality of Anchorage, the
                     Registrant, City of Fairbanks, Alaska Municipal Utilities System, Golden Valley Electric
                     Association, Inc. and Alaska Electric Generation and Transmission Cooperative, Inc. dated
                     December 23, 1985. (1)
       10.16         Addendum No. 1 to the Alaska Intertie Agreement-Reserve Capacity and Operating Reserve
                     Responsibility dated December 23, 1985. (1)
       10.17         Memorandum of Understanding Regarding Intertie Upgrades among Alaska Energy Authority, the
                     Registrant, Golden Valley Electric Association, Inc., Homer Electric Association, Inc.,
                     Matanuska Electric Association, Inc., Municipality of Anchorage d/b/a Municipal Light and
                     Power, and the City of Seward d/b/a Seward Electric System dated March 21, 1990. (1)
       10.18         Amendment No. 1 to the Alaska Intertie Agreement-Insurance and Liability dated March 28,
                     1991. (11)
       10.19         Intertie Grant Agreement between the Registrant, Golden Valley Electric Association, Inc.,
                     Fairbanks Municipal Utility System, Anchorage Municipal Light and Power, Alaska Electric
                     Generation and Transmission Cooperative, Inc. (on behalf of Matanuska Electric
                     Association, Inc. and Homer Electric Association, Inc.), City of Seward, the State of
                     Alaska, Department of Administration and Alaska Industrial Development and Export
                     Authority dated August 17, 1993. (1)
       10.20         Grant Transfer and Delegation Agreement between the Registrant and Golden Valley Electric
                     Association, Inc., Fairbanks Municipal Utility System, Anchorage Municipal Light and
                     Power, Alaska Electric Generation and Transmission Cooperative, Inc., Matanuska Electric
                     Association, Inc., Homer Electric Association, Inc., Seward, the State of Alaska,
                     Department of Administration, and AMEA dated November 5, 1993. (1)

       10.21         1993 Alaska Intertie Project Participants Agreement by and among Alaska Power Authority,
                     Municipality of Anchorage, the Registrant, City of Fairbanks, Alaska Municipal Utilities
                     System, Golden Valley Electric Association, Inc., Alaska Electric Generation and
                     Transmission Cooperative, Inc., City of Seward d/b/a Seward Electric System, Homer
                     Electric Association, Inc. and Matanuska Electric Association, Inc. dated January 24,
                     1994. (11)
       10.22         Amendment No. 1 to the 1993 Alaska Intertie Project Participants Agreement dated December
                     10, 1999. (11)
       10.23         Grant Administration Agreement by and among the Registrant, Alaska Industrial Development and Export Authority, Golden Valley Electric Association, Inc., Fairbanks Municipal
                     Utilities System, Anchorage Municipal Light & Power, Alaska Electric Generation and
                     Transmission Cooperative, Inc. (on behalf of Homer Electric Association, Inc. and
                     Matanuska Electric Association, Inc.) and City of Seward dated August 30, 1994. (11)
       10.24         Bradley Lake Agreement for the Sale and Purchase of Electric Power by and among the
                     Registrant, the Alaska Power Authority, Golden Valley Electric Association, Inc., the
                     Municipality of Anchorage, the City of Seward, the Alaska Electric Generation and
                     Transmission Cooperative, Inc., Homer Electric Association, Inc. and Matanuska Electric
                     Association Inc. dated December 8, 1987. (1)
       10.25         Agreement for the Wheeling of Electric Power and for Related Services by and among the
                     Registrant, Homer Electric Association, Inc., Golden Valley Electric Association, Inc.,
                     Matanuska Electric Association, Inc., the Municipality of Anchorage, Inc. d/b/a Municipal
                     Light and Power, the City of Seward d/b/a Seward Electric System and Alaska Electric
                     Generation and Transmission Cooperative, Inc. dated December 8, 1987. (1)
       10.26         Transmission Sharing Agreement by and among the Registrant, Homer Electric Association,
                     Inc., Golden Valley Electric Association, Inc. and the Municipality of Anchorage d/b/a
                     Municipal Light and Power. (1)
       10.27         Amendment to Agreement for Sale of Transmission Capability by and among the Registrant,
                     Homer Electric Association, Inc., Alaska Electric Generation and Transmission Cooperative,
                     Inc., Golden Valley Electric Association, Inc. and the Municipality of Anchorage d/b/a
                     Municipal Light and Power dated March 7, 1989. (1)
       10.28         Bradley Lake Hydroelectric Agreement for the Dispatch of
                     Electric Power and for Related Services between the
                     Registrant and the Alaska Energy Authority dated February
                     19, 1992.
                     (1)
       10.29         Agreement for Bradley Lake Resource Scheduling by and among the Registrant, Homer Electric
                     Association, Inc. and the Alaska Electric Generation and Transmission Cooperative, Inc.
                     dated September 29, 1992. (1)
       10.30         Interconnection Agreement between the Registrant and Municipality of Anchorage Municipal
                     Light and Power dated December 2, 1983. (1)
      10.30.1        Addendum No. 1 to Interconnection Agreement between the Registrant and Municipality of
                     Anchorage Municipal Light and Power dated August 8, 1984. (1)
      10.30.2        Amendment No. 1 to Interconnection Agreement between the Registrant and Municipality of
                     Anchorage Municipal Light and Power dated November 28, 1984. (1)
       10.31         Gas Transportation Agreement by and among the Registrant, Alaska Pipeline Company and
                     ENSTAR Natural Gas Company dated December 7, 1992. (1)
       10.32         Eklutna Purchase Agreement by and among the Registrant, Matanuska Electric Association,
                     Inc., Municipality of Anchorage d/b/a Municipal Light and Power and Alaska Power
                     Administration. (1)

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       10.33         Eklutna Hydroelectric Project Closing Documents dated October 2, 1997. (3)
       10.34         Settlement Agreement by and among the Registrant, Homer Electric Association, Inc.,
                     Matanuska Electric Association, Inc., the City of Seward and Alaska Electric Generation
                     and Transmission Cooperative, Inc., resolving G&T TIER Level, Equity Level, Capital
                     Credits, Equity Management Plan and Loan Covenant Disputes, dated effective as of February
                     3, 1993. (1)
       10.35         First Amendment to "Settlement Agreement Resolving G&T TIER Level, Equity Level, Capital
                     Credits, Equity Management Plan and Loan Covenant Disputes" in APUC Docket U-92-10 between the Registrant, Matanuska Electric Association, Inc., Homer Electric Association, Inc. and
                     the Alaska Electric Generation and Transmission Cooperative, Inc. dated March 1993. (1)
       10.36         Agreement by and among the Registrant, Municipality of Anchorage d/b/a Anchorage Municipal
                     Light and Power, Matanuska Electric Association, Inc., U.S. Fish and Wildlife Service,
                     National Marine Fisheries Service, Alaska Energy Authority and the State of Alaska re: the
                     Eklutna and Snettisham Hydroelectric Projects. (1)
       10.37         Daves Creek Substation Agreement between the Registrant and the Alaska Energy Authority dated March 13, 1992. (1)
       10.38         Settlement Agreement between the Registrant and Intervenor Wholesale Customers in APUC
                     Docket U-93-15 dated September 1993 regarding depreciation of submarine cables. (1)
       10.39         Nikiski Cogeneration Plant System Use and Dispatch Agreement between the Registrant and
                     Alaska Electric Generation and Transmission Cooperative, Inc. dated February 12, 1999. (8)
      10.39.1        Second Amendment to the Nikiski Cogeneration Plant System Use and Dispatch Agreement
                     between the Registrant and Alaska Electric Generation and Transmission Cooperative, Inc.
                     dated June 1, 2001. (13)
       10.40         Lease Amendment between the Registrant and Standard Oil Company of California dated June
                     1, 1975. (1)
       10.41         Lease Amendment between the Registrant and Chevron USA, Inc. dated September 1, 1985. (1)
       10.42         Loan Agreement between the Registrant and the National Bank for Cooperatives (formerly
                     Spokane Bank for Cooperatives), as amended. (1)
       10.43         Amendment to Loan Agreement between the Registrant and the National Bank for Cooperatives
                     dated September 13, 1991. (1)
       10.44         Twenty Five Million Dollar Line of Credit Agreement and Promissory Note between the
                     Registrant and the National Bank for Cooperatives. (1)
      10.44.1        Amendment to Line of Credit Agreement between the Registrant and the National Bank for
                     Cooperatives dated March 11, 1994. (1)
      10.44.2        Amendment to Line of Credit Agreement between the Registrant and the National Bank for
                     Cooperatives and amended and restated Promissory Note (thirty-five million dollars) dated
                     April 18, 1994. (1)
      10.44.3        Amendment to Line of Credit Agreement between the Registrant and the National Bank for
                     Cooperatives (thirty-five million dollars) dated May 1, 1995. (1)
      10.44.4        Amendment to Line of Credit Agreement between the Registrant and the National Bank for
                     Cooperatives (thirty-five million dollars) dated May 15, 1995. (1)
      10.44.5        Amendment to Line of Credit Agreement between the Registrant and CoBank, ACB dated
                     September 30, 2000. (10)
       10.45         National Bank for Cooperatives (CoBank) Credit Agreement dated June 22, 1994. (2)

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       10.46         Amendment No. 1 to National Bank for Cooperatives (CoBank) Credit Agreement, dated June 1,
                     1997. (2)
       10.47         Fifty Million Dollar Line of Credit Agreement between the Registrant and the National
                     Rural Utilities Cooperative Finance Corporation dated October 22, 1997. (3)
       10.48         International Swap Dealers Association, Inc. Master Agreement between the Registrant and
                     Lehman Brothers Financial Products Inc. dated March 17, 1999. (6)
       10.49         Confirmation for U.S. dollar treasury rate-lock transaction to be subject to 1992 Master
                     Agreement between the Registrant and Lehman Brothers Financial Products Inc. dated
                     March 17, 1999. (7)
       10.50         Employment Agreement between the Registrant and Eugene N. Bjornstad dated August 22, 2001.
       10.51         Settlement Agreement by and among the Registrant, Nationwide Mutual Insurance Company,
                     Alaska National Insurance Company, Providence Washington Insurance Company and Admiral
                     Insurance Company dated May 15, 1998. (5)
       12.1          Statement re: computation of ratios.
       23.1          Consent of KPMG LLP.
       23.2          Consent of Heller Ehrman White & McAuliffe LLP (included in Exhibit 5.1)
       24.1          Powers of Attorney (included on the signature page of this Registration Statement).
       25.1          Statement of Eligibility of Trustee by U.S. Bank Trust National Association.
---------------
* To be filed by amendment to the Registration Statement.
(1)       Previously referred to in the Registrant's Annual Report on Form 10-K dated December 31, 1996.
(2)       Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q dated September 30, 1997.
(3)       Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K dated December 31, 1997.
(4)       Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q dated March 31, 1998.
(5)       Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q dated June 30, 1998.
(6)       Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K dated December 31, 1998.
(7)       Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q dated March 31, 1999.
(8)       Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q dated June 30, 1999.
(9)       Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q dated March 31, 2000.
(10)      Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q dated September 30, 2000.
(11)      Previously filed as an exhibit to the Registrant's Registration Statement on Form S-1 (File No. 332-57400).
(12)      Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q dated March 31, 2001.
(13)      Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q dated June 30, 2001.

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